As filed with the Securities and Exchange Commission on June 29, 2017

Registration Statement No. 333-217148

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
(Amendment No. 2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	87-0638336
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

6420 Abrams, Ville Saint Laurent
Quebec, H4S 1Y2 Canada
(514) 331-7440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Horst G. Zerbe
Chief Executive Officer
IntelGenx Technologies Corp.
6420 Abrams, Ville Saint Laurent
Quebec, H4S 1Y2 Canada
(514) 331-7440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:
Richard Raymer
Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place, 161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
Tel: (416) 367-7388

Approximate Date of Commencement of Proposed Sale to the Public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]

Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

			Proposed
	Amount		Maximum		Amount of
	to be		Aggregate		Registration
Title of Each Class of Securities to be Registered	Registered		Offering Price		Fee
			($)		($)
8% Convertible Unsecured Subordinated Debentures due June 30, 2020 (2)	10,000		7,513,150	(1)	871
Shares of Common Stock issuable upon conversion or redemption of the 8% Convertible Unsecured Subordinated Debentures due June 30, 2020 (2)	11,949,921		0	(2)	0	(2)
Shares of Common Stock in lieu of monetary interest payments (3)	4,800,000	(4)	1,803,156	(5)	209
Total			9,316,306		1,080	(6)

(1)

Equals the aggregate principal amount of the Debentures to be registered hereunder based on the conversion of the Canadian dollar denominated maximum offering amount of CA$10,000,000 at the daily exchange rate as published by the Bank of Canada on March 31, 2017 of U.S. $1.00 = CA$1.3310.

(2)

In accordance with Rule 457(i) under the Securities Act, this registration statement also registers the shares of our common stock that are initially issuable upon conversion of the 8% Convertible Unsecured Subordinated Debentures due June 30, 2020, or the notes, registered hereby. No separate consideration will be paid for these shares of common stock and therefore no additional registration fee is required pursuant to Rule 457(i). The number of shares of our common stock issuable upon such conversion is estimated for purposes of this fee table to be 11,949,921 based on the closing price of our shares of Common Stock as quoted on the TSX-V on May 9, 2017 converted using the daily exchange rate as published by the Bank of Canada on May 10, 2017 of U.S. $1.00 = CA$1.3672, plus an allowance for adjustments upon the occurrence of certain events described herein under the heading “Description of the Securities we are Offering – Conversion Privilege”.

(3)	Represents the maximum aggregate offering price of shares of common stock that may be issued in lieu of monetary interest payments, in accordance with Rule 457(o).
(4)	The number of shares of our common stock issuable in lieu of monetary payments is estimated for purposes of this fee table to be 4,800,000 based on the closing price of our shares of Common Stock as quoted on the TSX-V on March 31, 2017, plus an allowance for fluctuations in market share price.
(5)	Equals the aggregate interest amount due under the Debentures (CA$2,400,000) based on the conversion of the Canadian dollar denominated maximum offering amount of CA$10,000,000 at the daily exchange rate as published by the Bank of Canada on March 31, 2017 of U.S. $1.00 = CA$1.3310.
(6)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2017

PROSPECTUS

Maximum: CA$10,000,000
Minimum: CA$5,000,000
8% Convertible Unsecured Subordinated Debentures due June 30, 2020
Shares of Common Stock Issuable Upon Conversion or Redemption of Debentures
Shares of Common Stock Issuable for Interest Payments

We are offering (the “Offering”) a minimum of CA$7,000,000 and a maximum of CA$10,000,000 of 8% convertible unsecured subordinated debentures (the “Debentures”) due June 30, 2020 (the “Maturity Date”) at a price of CA$1,000 per Debenture (the “Offering Price”). The Debentures will bear interest at an annual rate of 8% payable semi-annually on the last day of June and December of each year (or the immediately following business day if any interest payment date would not otherwise be a business day), commencing on December 31, 2017. The Debentures will be redeemable, in whole or in part, at our option on the terms described in this registration statement. The Debentures will not be redeemable prior to June 30, 2018 (the “First Call Date”). This registration statement also relates to the offering of our shares of common stock (the “Shares”) issuable upon conversion of the Debentures and issuable in lieu of monetary interest payments.

Each Debenture will be convertible into Shares at the option of the holder at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date specified by us for redemption of Debentures. During such period, each Debenture will be convertible at a conversion price of CA$1.35 per Share (the “Conversion Price”), being a conversion rate of approximately 740 Shares per CA$1,000 principal amount of Debentures, subject to adjustment in certain events in accordance with the Indenture (as defined herein).

The TSX Venture Exchange (the “TSXV”) has conditionally approved the listing of the Debentures distributed under this prospectus and the Shares issuable on the conversion of the Debentures or otherwise. Listing will be subject to us fulfilling the applicable listing requirements of the TSXV, including distribution of the Debentures to a minimum number of public holders.

Our common stock is quoted on the OTCQX under the symbol “IGXT” and on the TSXV under the symbol “IGX”. The closing price of our common stock as quoted on the OTCQX on June 27, 2017 was $1.00, and the closing price of our common stock on the TSXV on June 27, 2017 was CA$1.37.

Investing in our securities involves a high degree of risk. You should invest in the Debentures only if you can afford to lose your entire investment. See “Risk Factors” beginning on page 11.

Desjardins Securities Inc. (the “Lead Agent”), and Laurentian Bank Securities Inc. and their U.S. registered broker dealer affiliates (collectively with the Lead Agent, the “Agents”) have agreed to conditionally offer the Debentures for sale, on a best efforts basis, if, as and when issued by us and in accordance with the conditions contained in the Agency Agreement. The Agents are not purchasing the Debentures offered by us, and are not required to sell any specific number or dollar amount of Debentures, but will assist us in this offering on a commercially reasonable “best efforts” basis. We have agreed to pay the Agents a cash fee equal to 6% of the gross proceeds of the offering of Debentures by us. See “Plan of Distribution” beginning on page 77 for more information on this offering and the arrangements with the Agents. All costs associated with the registration will be borne by us.

Net Proceeds to the
	Price to the Public	Agency Fee	Corporation(1)
Per Debenture	CA$1,000	CA$60 or 6.0%	CA$940.00
Minimum Offering(2)	CA$5,000,000	CA$300,000 or 6.0%	CA$4,700,000
Maximum Offering	CA$10,000,000	CA$600,000 or 6.0%	CA$9,400,000

Notes

(1)

Before deducting the expenses of the Offering, estimated at CA$450,000, which, together with the fee payable to the Agents pursuant to the terms of the Agency Agreement, the Corporation will pay from the proceeds of the Offering.

(2)	There will be no closing of the Offering unless a minimum of CA$7,000,000 of Debentures (the “Minimum Offering”) are sold.

This offering will terminate at the discretion of the Agents, unless the offering is fully subscribed before such date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. We expect that delivery of the Debentures being offered pursuant to this prospectus will be made to the purchasers on or about July 12, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2017

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	6
PROSPECTUS SUMMARY	6
THE OFFERING	8
SUMMARY HISTORICAL FINANCIAL INFORMATION	10
RISK FACTORS	11
USE OF PROCEEDS	19
DILUTION	19
DESCRIPTION OF BUSINESS	20
DESCRIPTION OF PROPERTY	33
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
MARKET INFORMATION	52
DIRECTORS AND EXECUTIVE OFFICERS	54
CORPORATE GOVERNANCE	57
EXECUTIVE COMPENSATION	62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	70
DESCRIPTION OF CAPITAL STOCK	70
DESCRIPTION OF THE SECURITIES WE ARE OFFERING	71
LEGAL PROCEEDINGS	76
PLAN OF DISTRIBUTION	77
LEGAL MATTERS	78
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	78
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	86
EXPERTS	90
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	90
WHERE YOU CAN FIND ADDITIONAL INFORMATION	91
FINANCIAL STATEMENTS	F-1
EXHIBIT INDEX	93

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this registration statement that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this registration statement or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this registration statement or as of the date specified in the documents incorporated by reference herein, as the case may be.

Forward-looking statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and other uncertain events. Forward-looking statements, by their nature, are based on assumptions, including those described below, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed in the forward-looking statements. Any forecasts or forward-looking predictions or statements cannot be relied upon due to, among other things, changing external events and general uncertainties of the business. Results indicated in forward-looking statements may differ materially from actual results for a number of reasons, including without limitation, risks associated with the ability to obtain sufficient and suitable financing to support operations, R&D clinical trials and commercialization of products; the ability to execute partnerships and corporate alliances; uncertainties relating to the regulatory approval process; the ability to develop drug delivery technologies and manufacturing processes that result in competitive advantage and commercial viability; the impact of competitive products and pricing and the ability to successfully compete in the targeted markets; the successful and timely completion of pre-clinical and clinical studies; the ability to attract and retain key personnel and key collaborators; the ability to adequately protect proprietary information and technology from competitors; and the ability to ensure that we do not infringe upon the rights of third parties. Material factors or assumptions that were applied in drawing a conclusion or making an estimate set out in the forward-looking information include the factors identified throughout this prospectus. The forward-looking statements contained in this prospectus represent our expectations as of the date of this prospectus, and are subject to change after such date. We any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

Before you invest in the Debentures you should be aware that the occurrence of the events described as risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes. In this prospectus, the words "Corporation," "IntelGenx" "we," "us," and "our," refer collectively to IntelGenx Technologies Corp. and IntelGenx Corp., our wholly-owned Canadian subsidiary.

All amounts are US$ unless otherwise indicated. Unless otherwise indicated, the term "year," "fiscal year" or "fiscal" refers to our fiscal year ending December 31st.

Corporate History

Our predecessor company, Big Flash Corp., was incorporated in Delaware on July 27, 1999. On April 28, 2006, Big Flash, through its Canadian holding corporation, completed the acquisition of IntelGenx Corp., a Canadian company incorporated on June 15, 2003. Big Flash did not have any operations prior to the acquisition of IntelGenx Corp. In connection with the acquisition, we changed our name from Big Flash Corp. to IntelGenx Technologies Corp. IntelGenx Corp. has continued operations as our operating subsidiary.

Our Business

Overview

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. More recently, we have made the strategic decision to enter the oral film market and are in the process of implementing commercial oral film manufacturing capability. This enables us to offer our partners a comprehensive portfolio of pharmaceutical services, including pharmaceutical R&D, clinical monitoring, regulatory support, tech transfer and manufacturing scale-up, and commercial manufacturing.

Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, to license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Managing our project pipeline is a key success factor for the Corporation. We have undertaken a strategy under which we will work with pharmaceutical companies in order to apply our oral film technology to pharmaceutical products for which patent protection is nearing expiration, a strategy which is often referred to as “lifecycle management”. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination.

The 505(b)(2) pathway is also the regulatory approach to be followed if an applicant intends to file an application for a product containing a drug that is already approved by the FDA for a certain indication and for which the applicant is seeking approval for a new indication or for a new use, the approval of which is required to be supported by new clinical trials, other than bioavailability studies. We have implemented a strategy under which we actively look for such so-called “repurposing opportunities” and determine whether our proprietary VersaFilm™ technology adds value to the product. We currently have two such drug repurposing projects in our development pipeline.

We continue to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We have established a state-of-the-art manufacturing facility with the intent to manufacture all our VersaFilm™ products in-house as we believe that this:

1)	represents a profitable business opportunity,
2)	will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and
3)	allows us to offer our clients and development partners a full service from product conception through to supply of the finished product.

Our Offices and Other Corporate Information

Our executive offices are located at 6420 Abrams, Ville Saint-Laurent, Quebec, H4S 1Y2, Canada, and our telephone number is (514) 331-7440. Our web site address is http://www.IntelGenx.com. Information contained on our web site is not a part of this prospectus.

THE OFFERING

Offering:	Minimum: CA$5,000,000 aggregate principal amount of Debentures

Maximum: CA$10,000,000 aggregate principal amount of Debentures

Offering Price:	CA$1,000 per Debenture

Use of Proceeds:	The net proceeds from the Offering will be used for capital expansion, clinical studies, product development and general working capital requirements. See “Use of Proceeds.”

Interest Rate:	8% per annum. The interest will be payable semi-annually on the last day of June and December of each year, commencing on December 31, 2017.

Maturity Date:	June 30, 2020

Conversion:	Each Debenture will be convertible into Shares at the option of the holder at any time prior to the Maturity Date and the business day immediately preceding the date specified by us for redemption of Debentures. During such period, each Debenture will be convertible at a conversion price of $1.35 per Share, being a conversion rate of approximately 740 Shares per CA$1,000 principal amount of Debentures, subject to adjustment in certain events. Holders converting their Debentures will receive accrued and unpaid interest thereon for the period from the date of the latest interest payment date to, but excluding, the date of conversion.

Redemption:	The Debentures will not be redeemable prior to June 30, 2018. On and after June 30, 2018, but prior to June 30, 2019, the Debentures will be redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at our sole option on not more than 60 days' and not less than 30 days' prior notice, provided that the weighted average trading price of the Shares on the TSXV for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price of CA$1.35. On and after June 30, 2019 and prior to the Maturity Date, the Debentures will be redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at our sole option on not more than 60 days' and not less than 30 days' prior notice.

Purchase:	Provided that no Event of Default has occurred and is continuing, the Corporation will have the right to purchase Debentures in the market, by tender or by private contract, subject to regulatory requirements.

Conversion at Corporation’s Option:

We may, following June 30, 2018, subject to any required regulatory approval and provided that no Event of Default has occurred and is continuing, on not more than 60 days’ and not less than 30 days’ prior notice, elect to satisfy its obligation to pay the principal amount of the Debentures that are to be redeemed or the principal amount of and premium (if any) on the Debentures that are to mature by issuing and delivering for each CA$1,000 due, that number of freely tradeable Shares obtained by dividing the CA$1,000 principal amount of the Debentures that is to be redeemed or that are to mature, as the case may be, by 95% of the weighted average trading price of the Shares on the TSXV for the 20 consecutive trading days ending on the fifth trading day preceding the date fixed for redemption or maturity, as the case may be. Interest accrued and unpaid on the Debentures that are to be redeemed or that are to mature will be paid to holders of Debentures in cash.

Share Interest Payment Election:

We may elect, from time to time, subject to any required regulatory approval and provided that no Event of Default has occurred and is continuing, to satisfy, subject to securing all necessary regulatory approvals and on not more than 30 days’ and not less than 15 days’ prior notice, all or part of its interest payment obligations by delivering sufficient freely tradeable Shares, at a price per Share equal to the market price (as defined by the policies of the TSXV) on the day before the public announcement by us of our intention to satisfy its interest payment obligations in Shares.

Change of Control:

Upon the occurrence of a Change of Control involving the acquisition of voting control or direction over 66 2/3% or more of our Shares, we will be required to make an offer to purchase, within 30 days following the consummation of the Change of Control, all of the Debentures at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

Rank:

The payment of the principal of, and interest on, the Debentures will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness, including indebtedness under our present and future bank credit facilities and any other secured creditors. See “Description of the Securities We are Offering - Subordination”.

Listing:	The TSXV has conditionally approved the listing of the Debentures and the Shares issuable on the conversion of the Debentures. Listing will be subject to fulfilling the applicable listing requirements of the TSXV, including distribution of the Debentures to a minimum number of public holders.

Common stock outstanding prior to the offering:	65,422,020

Common stock issuable on exercise of the Debentures	7,407,407

Common stock to be outstanding after the offering:	72,829,427

Risk Factors	See “Risk Factors” beginning on page 11 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our securities.

OTCQX Ticker Symbol for Common Stock:	IGXT

TSX Venture Exchange Symbol for Common Stock:	IGX

(1)     Assumes the sale of all of the Debentures offered hereby. The number of shares of common stock shown above to be outstanding after this offering is based on 65,422,020 shares outstanding as of March 31, 2017 and excludes:

•	2,960,000 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $0.63 per share;
•	5,614,358 additional shares of common stock reserved for issuance under a warrant agreement at an exercise price of $0.5646 per share;
•	1,938,954 additional shares of common stock reserved for future issuance under our amended and restated 2016 option plans; and
•	shares of common stock issuable upon conversion of the Debentures offered hereby.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth our summary historical financial information. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESULTS OF OPERATIONS:

	Twelve-month	Three-month
	period ended	Period ended
	December 31,	March 31,
In U.S.$ thousands	2016	2017
Revenue	$5,220	1,353
Cost of Royalty and License Revenue	319	92
Research and Development Expenses	1,766	644
Selling, General and Administrative
Expenses	3,605	904
Depreciation of tangible assets	511	170
Operating Income (Loss)	(981)	(457)
Net Income (Loss)	(1,180)	(512)
Comprehensive Income (Loss)	(1,473)	(468)

BALANCE SHEET:

	December	March 31,
In U.S.$ thousands	31, 2016	2017
Current Assets	$6,352	4,966
Leasehold improvements and Equipment	5,730	5,833
Security Deposits	708	714
Current Liabilities	5,235	4,073
Deferred lease obligations	45	46
Long-term debt	2,565	2,410
Capital Stock	1	1
Additional Paid-in-Capital	23,700	24,207

RISK FACTORS

Our business faces many risks. Any of the risks discussed below, or elsewhere in this registration statement or in our other filings with the Securities and Exchange Commission (“SEC”), could have a material impact on our business, financial condition, or results of operations.

Risks Relating To the Offering

There is currently no public market for the Debentures.

There is currently no market through which the Debentures may be sold and purchasers may not be able to resell Debentures purchased under this Prospectus. There can be no assurance that an active trading market will develop for the Debentures after the Offering, or if developed, that such market will be sustained at the price level of the Offering.

The Debentures will be unsecured, subordinated obligations and the likelihood that purchasers of the Debentures will receive payments owing to them under the terms of the Debentures will depend on our financial condition and creditworthiness. The Indenture governing the Debentures contains limited covenant protection.

The likelihood that purchasers of the Debentures will receive payments owing to them under the terms of the Debentures will depend on our financial condition and creditworthiness. In addition, the Debentures are unsecured obligations and are subordinate in right of payment to all of our existing and future Senior Indebtedness (as defined under “Description of the Securities We are Offering – Subordination”). Therefore, if we become bankrupt, liquidate our assets, reorganize or enter into certain other transactions, our assets will be available to pay its obligations with respect to the Debentures only after it has paid all of its senior and secured indebtedness in full. There may be insufficient assets remaining following such payments to pay amounts due on any or all of the Debentures then outstanding. The Indenture does not prohibit or limit our ability to incur additional debt or liabilities (including Senior Indebtedness and secured indebtedness) or to make distributions except in respect of cash distributions where an Event of Default caused by the failure to pay interest when due has occurred and such default has not been cured or waived. The Indenture does not contain any provision specifically intended to protect holders of Debentures in the event of a future leveraged transaction.

We may not be able to purchase Debentures on a Change of Control.

We will be required to offer to purchase all outstanding Debentures upon the occurrence of a Change of Control. However, it is possible that following a Change of Control, we will not have sufficient funds at that time to make the required purchase of outstanding Debentures or that restrictions contained in other indebtedness will restrict those purchases. See “Description of the Securities We are Offering – Subordination”.

The effect of certain transactions on the Debentures could substantially lessen or eliminate the value of the conversion privilege.

In the case of certain transactions that we are involved in that could occur in the future, the Debentures will become convertible into the securities, cash or property receivable by a holder of Shares in the kind and amount of securities, cash or property into which the Debentures were convertible immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Debentures in the future. For example, if we were acquired in a cash merger, the Debentures would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors. See “Description of the Securities We are Offering – Change of Control”.

We will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use some of the net proceeds for corporate purposes that may not increase our market value or profitability.

Holders of our Debentures will have no rights as common stockholders until they acquire our common stock.

Until Debenture holders acquire shares of our common stock upon conversion of the Debentures, the Debenture holders will have no rights with respect to our common stock. Upon conversion of your Debentures, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the conversion date.

We may undertake subsequent offerings which will lead to dilution.

Our articles of incorporation and by-laws allow us to issue Shares for such consideration and on such terms and conditions as shall be established by the Directors, in many cases, without the approval of our stockholders. Except as described under the heading “Plan of Distribution”, we may issue additional Shares in subsequent offerings (including through the sale of securities convertible into or exchangeable for Shares) and on the exercise of stock options or other securities exercisable for Shares. We cannot predict the size of future issuances of Shares or the effect that future issuances and sales of Shares will have on the market price of the Shares. Issuances of a substantial number of additional Shares, or the perception that such issuances could occur, may adversely affect the prevailing market price for the Shares. With any additional issuance of Shares, investors will suffer dilution to their voting power and the Corporation may experience dilution in its earnings per Share.

We will not be allowed to deduct interest paid by us under the Debentures for purposes of computing our U.S. federal income tax liability.

For U.S. federal income tax purposes, we will not be allowed to deduct interest paid by us under the Debentures because we have the right, at our election, to pay interest due under the Debentures with Shares pursuant to the Share Interest Payment Election.

An investment in the Debentures by a holder whose home currency is not Canadian dollars entails significant risks.

All payments of interest on and the principal of the Debentures and any redemption price for the Debentures will be made in Canadian dollars. An investment in the Debentures by a holder whose home currency is not Canadian dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and Canadian dollars and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between Canadian dollars and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the Debentures. Depreciation of Canadian dollars against the holder’s home currency would result in a decrease in the effective yield of the Debentures below its coupon rate and, in certain circumstances, could result in a loss to the holder. If a holder is a U.S. holder, see “Certain U.S. Federal Tax Considerations — U.S. Holders — Foreign Currency Considerations” for the material United States federal income tax consequences of the acquisition, ownership and disposition of the Debentures related to the Debentures being denominated in Canadian dollars.

Risks Related to Our Business

We have a history of losses and our revenues may not be sufficient to sustain our operations.

Even though we ceased being a “development stage” company in April 2006, we are still subject to all of the risks associated with having a limited operating history and pursuing the development of new products. Our cash flows may be insufficient to meet expenses relating to our operations and the development of our business, and may be insufficient to allow us to develop new products. We currently conduct research and development using our proprietary platform technologies to develop oral controlled release and other delivery products. We do not know whether we will be successful in the development of such products. We have an accumulated deficit of approximately $17,737 thousand since our inception in 2003 through December 31, 2016. To date, these losses have been financed principally through sales of equity securities. Our revenues for the past five years ended December 31, 2016, December 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012 were $5.2 million, $5.1 million, $1.7 million, $948 thousand and $1,198 thousand respectively. Revenue generated to date has not been sufficient to sustain our operations. In order to achieve profitability, our revenue streams will have to increase and there is no assurance that revenues will increase to such a level.

We may incur losses associated with foreign currency fluctuations.

The majority of our expenses are paid in Canadian dollars, while a significant portion of our revenues are in U.S. dollars. Our financial results are subject to the impact of currency exchange rate fluctuations. Adverse movements in exchange rates could have a material adverse effect on our financial condition and results of operations.

We may need additional capital to fulfill our business strategies. We may also incur unforeseen costs. Failure to obtain such capital would adversely affect our business.

We will need to expend significant capital in order to continue with our research and development by hiring additional research staff and acquiring additional equipment. If our cash flows from operations are insufficient to fund our expected capital needs, or our needs are greater than anticipated, we may be required to raise additional funds in the future through private or public sales of equity securities or the incurrence of indebtedness. Additional funding may not be available on favorable terms, or at all. If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures, selling assets or downsizing or restructuring our operations. If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock and our shareholders may suffer significant dilution.

The loss of the services of key personnel would adversely affect our business.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and senior management staff. The loss of the services of existing personnel would be detrimental to our research and development programs and to our overall business.

We are dependent on business partners to conduct clinical trials of, obtain regulatory approvals for, and manufacture, market, and sell our products.

We depend heavily on our pharmaceutical partners to pay for part or all of the research and development expenses associated with developing a new product and to obtain approval from regulatory bodies such as the FDA to commercialize these products. We also depend on our partners to distribute these products after receiving regulatory approval. Our revenues from research and development fees, milestone payments and royalty fees are derived from our partners. Our inability to find pharmaceutical partners who are willing to pay us these fees in order to develop new products would negatively impact our business and our cash flows.

We have limited experience in manufacturing, marketing and selling pharmaceutical products. Accordingly, if we cannot maintain our existing partnerships or establish new partnerships with respect to our other products in development, we will have to establish our own capabilities or discontinue the commercialization of the affected product. Developing our own capabilities would be expensive and time consuming and could delay the commercialization of the affected product. There can be no assurance that we would be able to develop these capabilities.

Our existing agreements with pharmaceutical industry partners are generally subject to termination by the counterparty on short notice upon the occurrence of certain circumstances, including, but not limited to, the following: a determination that the product in development is not likely to be successfully developed or not likely to receive regulatory approval; our failure to satisfy our obligations under the agreement, or the occurrence of a bankruptcy event. If any of our partnerships are terminated, we may be required to devote additional resources to the product, seek a new partner on short notice, or abandon the product development efforts. The terms of any additional partnerships or other arrangements that we establish may not be favorable to us.

We are also at risk that these partnerships or other arrangements may not be successful. Factors that may affect the success of our partnerships include the following:

•	Our partners may incur financial and cash-flow difficulties that force them to limit or reduce their participation in our joint projects;
•	Our partners may be pursuing alternative technologies or developing alternative products that are competitive to our product, either on their own or in partnership with others;
•	Our partners may reduce marketing or sales efforts, or discontinue marketing or sales of our products, which may reduce our revenues received on the products;
•

Our partners may have difficulty obtaining the raw materials to manufacture our products in a timely and cost effective manner or experience delays in production, which could affect the sales of our products and our royalty revenues earned;

•

Our partners may terminate their partnerships with us. This could make it difficult for us to attract new partners, and it could adversely affect how the business and financial communities perceive us;

•

Our partners may pursue higher priority programs or change the focus of their development programs, which could affect the partner’s commitment to us. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, a common occurrence in recent years; and

•

Our partners may become the target of litigation for purported patent or intellectual property infringement, which could delay or prohibit commercialization of our products and which would reduce our revenue from such products.

We face competition in our industry, and several of our competitors have substantially greater experience and resources than we do.

We compete with other companies within the drug delivery industry, many of which have more capital, more extensive research and development capabilities and greater human resources than we do. Some of these drug delivery competitors include Monosol Rx, Tesa-Labtec GmbH, BioDelivery Sciences International, Inc. and LTS Lohmann Therapy Systems Corp. Our competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop, or they may develop proprietary positions that prevent us from being able to successfully commercialize new products or processes that we develop. As a result, our products or processes may not compete successfully, and research and development by others may render our products or processes obsolete or uneconomical. Competition may increase as technological advances are made and commercial applications broaden.

We rely upon third-party manufacturers, which puts us at risk for supplier business interruptions.

In certain instances, we may have to enter into agreements with third party manufacturers to manufacture certain of our products once we complete development and after we receive regulatory approval. If our third-party manufacturers fail to perform, our ability to market products and to generate revenue would be adversely affected. Our failure to deliver products in a timely manner could lead to the dissatisfaction of our distribution partners and damage our reputation, causing our distribution partners to cancel existing agreements with us and to stop doing business with us.

Any third-party manufacturers that we depend on to manufacture our products are required to adhere to FDA regulations regarding current Good Manufacturing Practices (cGMP), which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries. Failure by our third-party manufacturers to comply with cGMP and other regulatory requirements could result in actions against them by regulatory agencies and jeopardize our ability to obtain products on a timely basis.

We are in the process of establishing our own manufacturing facility for the future manufacture of VersaFilm™ products, which requires considerable financial investment and, if we are unsuccessful, could have a material adverse effect on our business, financial condition or results of operations.

We currently manufacture products only for clinical and testing purposes in our own facility and we do not manufacture products for commercial use. In order to establish ourselves as a full-service partner for our thin film products, we invested approximately $6.5 million to establish a state-of-the-art manufacturing facility for the commercial manufacture of products developed using our VersaFilm™ drug delivery technology. We anticipate the manufacturing facility to be qualified and ready for regulatory approval in the second half of 2017.

With our current manufacturing equipment, we are only able to manufacture products that do not contain flammable organic solvents. Since several of our film products are solvent-based, we are in the process of acquiring manufacturing equipment that is capable of handling organic solvents, and we are expanding our manufacturing facility in order to create the space required for this new manufacturing equipment.

We have limited expertise in establishing and operating a manufacturing facility and although we have contracted with architects, engineers and construction contractors specialized in the planning and construction of pharmaceutical facilities, there can be no guarantee that the project can be completed within the time or budget allocated. In addition, we may be unable to attract suitably qualified personnel for our manufacturing facility at acceptable terms and conditions of employment.

In addition, before we can begin commercial manufacture of our VersaFilm™ products for sale in the United States, we must obtain FDA regulatory approval for the product, which requires a successful inspection of our manufacturing facilities, processes and quality systems by various health authorities in addition to other product-related approvals. Further, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and other health authorities before and after product approval. Due to the complexity of the processes used to manufacture our VersaFilm™ products, we may be unable initially or at any future time to pass federal, state or international regulatory inspections in a cost effective manner. If we are unable to comply with manufacturing regulations, we may be subject to fines, unanticipated compliance expenses, recall or seizure of any approved products, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution.

The manufacture of our products is heavily regulated by governmental health authorities, including the FDA. We must ensure that all manufacturing processes comply with current Good Manufacturing Practices (“cGMP”) and other applicable regulations. If we fail to comply fully with these requirements and the health authorities' expectations, then we could be required to shut down our production facilities or production lines, or could be prevented from importing our products from one country to another. This could lead to product shortages, or to our being entirely unable to supply products to patients for an extended period of time. Such shortages or shut downs could lead to significant losses of sales revenue and to potential third-party litigation. In addition, health authorities have in some cases imposed significant penalties for such failures to comply with cGMP. A failure to comply fully with cGMP could also lead to a delay in the approval of new products to be manufactured at our manufacturing facility.

Any disruption in the supply of our future products could have a material adverse effect on our business, financial condition or results of operations.

We have no timely ability to replace our future VersaFilm™ manufacturing capabilities.

If our manufacturing facility suffers any type of prolonged interruption, whether caused by regulator action, equipment failure, critical facility services, fire, natural disaster or any other event that causes the cessation of manufacturing activities, we would be exposed to long-term loss of sales and profits. There are no facilities capable of contract manufacturing our VersaFilm™ products at short notice. If we suffer an interruption to our manufacturing of VersaFilm™ products, we may have to find a contract manufacturer capable of supplying our needs, although this would require completing a Manufacturing Site Change process, which takes considerable time and is costly. Replacement of our manufacturing capabilities will have a material adverse effect on our business and financial condition or results of operations.

We depend on a limited number of suppliers for API. Generally, only a single source of API is qualified for use in each product due to the costs and time required to validate a second source of supply. Changes in API suppliers must usually be approved through a Prior Approval Supplement by the FDA.

Our ability to manufacture products is dependent, in part, upon ingredients and components supplied by others, including international suppliers. Any disruption in the supply of these ingredients or components or any problems in their quality could materially affect our ability to manufacture our products and could result in legal liabilities that could materially affect our ability to realize profits or otherwise harm our business, financial, and operating results. As the API typically comprises the majority of a product's manufactured cost, and qualifying an alternative is costly and time-consuming, API suppliers must be selected carefully based on quality, reliability of supply and long-term financial stability.

We are subject to extensive government regulation including the requirement of approval before our products may be marketed. Even if we obtain marketing approval, our products will be subject to ongoing regulatory review.

We, our partners, our products, and our product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. Failure to comply with applicable requirements could result in warning letters, fines and other civil penalties, delays in approving or refusal to approve a product candidate, product recall or seizure, withdrawal of product approvals, interruption of manufacturing or clinical trials, operating restrictions, injunctions, and criminal prosecution.

Our products cannot be marketed in the United States without FDA approval. Obtaining FDA approval requires substantial time, effort, and financial resources, and there can be no assurance that any approval will be granted on a timely basis, if at all. With most of our products, we rely on our partners for the preparation of applications and for obtaining regulatory approvals. If the FDA does not approve our product candidates in a timely fashion, or does not approve them at all, our business and financial condition may be adversely affected. Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of our or our partner`s products. Subsequent discovery of problems with an approved product may result in restrictions on the product or its withdrawal from the market. In addition, both before and after regulatory approval, we, our partners, our products, and our product candidates are subject to numerous FDA requirements regarding testing, manufacturing, quality control, cGMP, adverse event reporting, labeling, advertising, promotion, distribution, and export. Our partners and we are subject to surveillance and periodic inspections to ascertain compliance with these regulations. Further, the relevant law and regulations may change in ways that could affect us, our partners, our products, and our product candidates. Failure to comply with regulatory requirements could have a material adverse impact on our business.

Regulations regarding the manufacture and sale of our future products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operations. Failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the time required for obtaining regulatory approval is uncertain. We may encounter delays or product rejections based upon changes in FDA policies, including cGMP, during periods of product development. We may encounter similar delays in countries outside of the United States. We may not be able to obtain these regulatory acceptances on a timely basis, or at all.

The failure to obtain timely regulatory acceptance of our products, any product marketing limitations, or any product withdrawals would have a material adverse effect on our business, financial condition and results of operations. In addition, before it grants approvals, the FDA or any foreign regulatory authority may impose numerous other requirements with which we must comply. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy strictly prohibits the marketing of accepted products for unapproved uses. Product acceptance could be withdrawn or civil and/or criminal sanctions could be imposed for our failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

We may not be able to expand or enhance our existing product lines with new products limiting our ability to grow.

If we are not successful in the development and introduction of new products, our ability to grow will be impeded. We may not be able to identify products to enhance or expand our product lines. Even if we can identify potential products, our investment in research and development might be significant before we can bring the products to market. Moreover, even if we identify a potential product and expend significant dollars on development, we may never be able to bring the product to market or achieve market acceptance for such product. As a result, we may never recover our expenses.

The market may not be receptive to products incorporating our drug delivery technologies.

The commercial success of any of our products that are approved for marketing by the FDA and other regulatory authorities will depend upon their acceptance by the medical community and third party payers as clinically useful, cost-effective and safe. To date, only two products based upon our technologies have been marketed in the United States, which limits our ability to provide guidance or assurance as to market acceptance.

Factors that we believe could materially affect market acceptance of these products include:

•	The timing of the receipt of marketing approvals and the countries in which such approvals are obtained;
•	The safety and efficacy of the product as compared to competitive products;
•	The relative convenience and ease of administration as compared to competitive products;
•	The strength of marketing distribution support; and
•	The cost-effectiveness of the product and the ability to receive third party reimbursement.

We are subject to environmental regulations, and any failure to comply may result in substantial fines and sanctions.

Our operations are subject to Canadian and international environmental laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. We believe that we are and have been operating our business and facility in a manner that complies in all material respects with environmental, health and safety laws and regulations; however, we may incur material costs or liabilities if we fail to operate in full compliance. We do not maintain environmental damage insurance coverage with respect to the products which we manufacture.

The decision to establish commercial film manufacturing capability may require us to make significant expenditures in the future to comply with evolving environmental, health and safety requirements, including new requirements that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, we may have to make significant additional site or operational modifications that could involve substantial expenditures or reduction or suspension of some of our operations. We cannot be certain that we have identified all environmental and health and safety matters affecting our activities and in the future our environmental, health and safety problems, and the costs to remediate them, may be materially greater than we expect.

Risks Related to Our Intellectual Property

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.

Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own 8 patents and have an additional 18 pending patent applications in several jurisdictions, we will need to pursue additional protection for our intellectual property as we develop new products and enhance existing products. We may not be able to obtain appropriate protection for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings.

We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our partners.

If we infringe on the rights of third parties, we may not be able to sell our products, and we may have to defend against litigation and pay damages.

If a competitor were to assert that our products infringe on its patent or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Such litigation costs could be as a result of direct litigation against us, or as a result of litigation against one or more of our partners to whom we have contractually agreed to indemnify in the event that our intellectual property is the cause of a successful litigious action against our partner. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management’s time and attention. Such claims could also cause our customers or potential customers to purchase competitors’ products or defer or limit their purchase or use of our affected products until resolution of the claim. If any of our products are found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures and may not be successful.

Our controlled release products that are generic versions of branded controlled release products that are covered by one or more patents may be subject to litigation, which could delay FDA approval and commercial launch of our products.

We expect to file or have our partners file NDAs or ANDAs for our controlled release products under development that are covered by one or more patents of the branded product. It is likely that the owners of the patents covering the brand name product or the sponsors of the NDA with respect to the branded product will sue or undertake regulatory initiatives to preserve marketing exclusivity. Any significant delay in obtaining FDA approval to market our products as a result of litigation, as well as the expense of such litigation, whether or not we or our partners are successful, could have a materially adverse effect on our business, financial condition and results of operations.

Risks Related to Our Securities:

The price of our common stock could be subject to significant fluctuations.

Any of the following factors could affect the market price of our common stock:

•	Our failure to achieve and maintain profitability;
•	Changes in earnings estimates and recommendations by financial analysts;
•	Actual or anticipated variations in our quarterly results of operations;
•	Changes in market valuations of similar companies;
•	Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;
•	The loss of major customers or product or component suppliers;
•	The loss of significant partnering relationships; and
•	General market, political and economic conditions.

We have a significant number of convertible securities outstanding that could be exercised in the future. Subsequent resale of these and other shares could cause our stock price to decline. This could also make it more difficult to raise funds at acceptable levels pursuant to future securities offerings.

Our common stock is a high risk investment.

Our common stock was quoted on the OTC Bulletin Board under the symbol “IGXT” from January 2007 until June 2012 and, subsequent to our upgrade in June 2012, has been quoted on the OTCQX. Our common stock has also been listed on the TSXV under the symbol “IGX” since May 2008.

There is a limited trading market for our common stock, which may affect the ability of shareholders to sell our common stock and the prices at which they may be able to sell our common stock.

The market price of our common stock has been volatile and fluctuates widely in response to various factors which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

In the United States, our common stock is considered a “penny stock”. The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

As a result of the foregoing, our common stock should be considered a high risk investment.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock and increase stockholder transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company with which we merged.

Additional risks may exist because we became public through a “reverse merger” with a shell corporation. Although the shell did not have any operations or assets and we performed a due diligence review of the public company, there can be no assurance that we will not be exposed to undisclosed liabilities resulting from the prior operations of our company.

Our limited cash resources restrict our ability to pay cash dividends.

Since our inception, we have not paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the Board of Directors may deem relevant. If we do not pay any dividends on our common stock, our shareholders will be able to profit from an investment only if the price of the stock appreciates before the shareholder sells it. Investors seeking cash dividends should not purchase our common stock.

If we are the subject of securities analyst reports or if any securities analyst downgrades our common stock or our sector, the price of our common stock could be negatively affected.

Securities analysts may publish reports about us or our industry containing information about us that may affect the trading price of our common stock. In addition, if a securities or industry analyst downgrades the outlook for our stock or one of our competitors’ stocks, the trading price of our common stock may also be negatively affected.

USE OF PROCEEDS

We estimate that the net proceeds from the Minimum Offering (after deducting the Agency fee of CA$300,000 and before deducting the estimated expenses of this Offering of CA$450,000) will be approximately CA$4,700,000. We estimate that the net proceeds from the Maximum Offering (after deducting the Agency fee of CA$600,000 and before deducting the estimated expenses of this Offering of CA$450,000) will be approximately CA$9,400,000.

We intend to use the net proceeds from the Offering as follows:

Use of net proceeds

	Minimum Offering	Maximum Offering
Capital expansion	CA$1,800,000	CA$1,800,000
Clinical Studies	CA$1,400,000	CA$1,400,000
Product development	CA$600,000	CA$600,000
General working capital requirements(1)	CA$450,000	CA$5,150,000
TOTAL	CA$4,250,000	CA$8,950,000

(1) Our monthly general working capital requirements are expected to be of $400,000 during the next 24 months.

The funds allocated to capital expenses will be allocated to the second phase of the expansion of the manufacturing capability of the Corporation and to clinical studies will contribute to the cost for the phase II proof of concept study using montelukast in a repurposing opportunity for treatment of cognitive diseases. In addition it will support smaller phase I clinical studies for other projects in development such as Apomorphine and Loxapine. It is anticipated that the phase II proof of concept study will be commenced within the next 12 months.

Product development includes but is not limited to development of new and innovative formulations, analytical method development and testing of the different prototypes for content and stability and manufacturing process development at small and larger scale. It is anticipated that these development efforts will be conducted over the next 12 to 18 months.

DILUTION

If you convert your Debentures into shares of our common stock, your interest will be diluted to the extent of the difference between the conversion price per share at which you convert your Debentures in this Offering and the net tangible book value per share of our common stock immediately after such conversion. Our net tangible book value of our common stock at December 31, 2016 was approximately 4,945,000, or approximately $0.08 per share of common stock based upon 64,812,020 shares outstanding at December 31, 2016. Our historical net tangible book value per share is calculated by subtracting our total liabilities, goodwill and intangible assets from our total assets and dividing this amount by the number of shares of our common stock outstanding on December 31, 2016.

After giving effect to the minimum offering of the Debentures and the issuance of 3,703,704 shares of our common stock upon conversion of the Debentures at the initial conversion price of $1.01 per share, our net tangible book value at December 31, 2016 would have been $8,701,574, or $0.13 per share of common stock. This represents an immediate increase in net tangible book value of $0.05 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.88 per share to new investors in this offering

Initial Conversion Price		$1.01
Net tangible book value per share as of December 31, 2016	$0.08
Increase in net tangible book value per share attributable to new investors	0.05
As adjusted net tangible book value per share after giving effect to this offering and the conversion of the Debentures		0.13
Dilution per share to new investors		$0.88

After giving effect to the maximum offering of the Debentures and the issuance of 7,407,407 shares of our common stock upon conversion of the Debentures at the initial conversion price of $1.01 per share, our net tangible book value at December 31, 2016 would have been $12,458,148, or $0.17 per share of common stock. This represents an immediate increase in net tangible book value of $0.05 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.84 per share to new investors in this offering.

Initial Conversion Price		$1.01
Net tangible book value per share as of December 31, 2016	$0.08
Increase in net tangible book value per share attributable to new investors	0.09
As adjusted net tangible book value per share after giving effect to this offering and the conversion of the Debentures		0.17
Dilution per share to new investors		$0.84

The number of shares of common stock shown above to be outstanding after this Offering is based on 64,812,020 shares outstanding as of December 31, 2016 and excludes as of such date:

•	2,710,000 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $0.63 per share;

•	6,174,358 additional shares of common stock reserved for issuance under a warrant agreement at an exercise price of $0.5646 per share; and

•	2,238,954 additional shares of common stock reserved for future issuance under our amended and restated 2016 option plans.

To the extent that outstanding stock options and warrants are exercised, there will be further dilution to new investors. In addition, you may experience further dilution upon our election to repay the Debentures in shares of common stock. See “Description of Notes.” We may also choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF BUSINESS

Overview

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. More recently, we have made the strategic decision to enter the oral film market and are in the process of implementing commercial oral film manufacturing capability. This enables us to offer our partners a comprehensive portfolio of pharmaceutical services, including pharmaceutical R&D, clinical monitoring, regulatory support, tech transfer and manufacturing scale-up, and commercial manufacturing.

Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, to license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Managing our project pipeline is a key success factor for the Corporation. We have undertaken a strategy under which we will work with pharmaceutical companies in order to apply our oral film technology to pharmaceutical products for which patent protection is nearing expiration, a strategy which is often referred to as “lifecycle management”. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination.

The 505(b)(2) pathway is also the regulatory approach to be followed if an applicant intends to file an application for a product containing a drug that is already approved by the FDA for a certain indication and for which the applicant is seeking approval for a new indication or for a new use, the approval of which is required to be supported by new clinical trials, other than bioavailability studies. We have implemented a strategy under which we actively look for such so-called “repurposing opportunities” and determine whether our proprietary VersaFilm™ technology adds value to the product. We currently have two such drug repurposing projects in our development pipeline.

We continue to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We have established a state-of-the-art manufacturing facility with the intent to manufacture all our VersaFilm™ products in-house as we believe that this:

1)	represents a profitable business opportunity,
2)	will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and
3)	allows us to offer our clients and development partners a full service from product conception through to supply of the finished product.

Technology Platforms

Our product development efforts are based upon three delivery platform technologies: (1) VersaFilm™, an Oral Film technology, (2) VersaTab™, a Multilayer Tablet technology, and (3) AdVersa®, a Mucoadhesive Tablet technology.

VersaFilm™ is a drug delivery platform technology that enables the development of oral thin films, improving product performance:

•	Rapid disintegration without the need for water;
•	Quicker buccal or sublingual absorption;
•	Potential for faster onset of action and increased bioavailability;
•	Potential for reduced adverse effects by bypassing first-pass metabolism;
•

Easy administration for patients who have problems in swallowing: pediatric, geriatric, fear choking and/or suffering from nausea (e.g., nausea resulting from chemotherapy, radiotherapy or any surgical treatment);

•	Pleasant taste;
•	Small and thin size, making it convenient for consumers.

Our VersaFilm™ technology consists of a thin (25-35 micron) polymeric film comprised of United States Pharmacopeia (USP) components that are approved by the FDA for use in food, pharmaceutical, and cosmetic products. Derived from the edible film technology used for breath strips and initially developed for the instant delivery of savory flavors to food substrates, the VersaFilm™ technology is designed to provide a rapid response compared to existing conventional tablets. Our VersaFilm™ technology is intended for indications requiring rapid onset of action, such as migraine, opioid dependence, chronic pain, motion sickness, erectile dysfunction, and nausea.

Our VersaTab™ platform technology allows for the development of oral controlled-release products. It is designed to be versatile and to reduce manufacturing costs as compared to competing oral extended-release delivery technologies. Our VersaFilm™ technology allows for the instant delivery of pharmaceuticals to the oral cavity, while our AdVersa® allows for the controlled release of active substances to the oral mucosa.

Our VersaTab™ technology represents a new generation of controlled release layered tablets designed to modulate the release of active compounds. The technology is based on a multilayer tablet with an active core layer and erodible cover layers. The release of the active drug from the core matrix initially occurs in a first-order fashion. As the cover layers start to erode, their permeability for the active ingredient through the cover layers increases. Thus, the Multilayer Tablet can produce quasi-linear (zero-order) kinetics for releasing a chemical compound over a desired period of time. The erosion rate of the cover layers can be customized according to the physico-chemical properties of the active drug. In addition, our multilayer technology offers the opportunity to develop combination products in a regulatory-compliant format. Combination products are made up of two or more active ingredients that are combined into a single dosage form.

Our Mucoadhesive Tablet is a drug delivery system capable of adhering to the oral mucosa and releasing the drug onto the site of application at a controlled rate. The Mucoadhesive Tablet is designed to provide the following advantages relative to competing technologies: (i) it avoids the first pass effect, whereby the liver metabolizes the active ingredient and greatly reduces the level of drug reaching the systemic circulation, (ii) it leads to a higher absorption rate in the oral cavity as compared to the conventional oral route, and (iii) it achieves a rapid onset of action for the drug. Our AdVersa® technology is designed to be versatile in order to permit the site of application, residence time, and rate of release of the drug to be modulated to achieve the desired results.

Product Portfolio

Our product portfolio includes a blend of generic and branded products based on our proprietary delivery technology (“generic” products are essentially copies of products that have already received FDA approval). Of the fourteen projects currently in our product portfolio, three utilize our VersaTab™ technology, ten utilize our VersaFilm™ technology, and one utilizes our AdVersa® technology.

INT0001/2004: This is the most advanced generic product involving our multilayer tablet technology. Equivalency with the reference product Toprol XL® and its European equivalent Beloc-ZOK® has been demonstrated in-vitro. The product has been tested in phase I studies. In November 2016 we entered into a License and Development Agreement with Chemo Group to advance the commercialization of our Versa Tab™ product. The manufacturing technology transfer to Chemo is currently ongoing.

INT0004/2006: We developed a new, higher strength of the antidepressant Bupropion HCl, the active ingredient in Wellbutrin XL®, and, in November 2011, the FDA approved the drug for patients with Major Depressive Disorder. In February 2012, we entered into an agreement with Edgemont Pharmaceuticals LLC (“Edgemont”) for commercialization of the product in the United States. Under the terms of the agreement, Edgemont obtained certain exclusive rights to market and sell the product in the U.S. In exchange we received a $1.0 million upfront payment, received launch related milestones totaling up to $4.0 million, and are eligible for additional milestones of up to a further $23.5 million upon achieving certain sales and exclusivity targets. We also receive tiered double-digit royalties on the net sales of the product. The agreement has no expiry date but may be terminated in the event of, without limitation (i) failure by either us or Edgemont to perform our respective obligations under the agreement; (ii) if either party files a petition for bankruptcy or insolvency or otherwise winds up, liquidates or dissolves its business, or (iii) otherwise by mutual consent of the parties. The agreement also contains customary confidentiality, indemnification and intellectual property protection provisions.

The product was launched in the U.S. in October 2012 under the brand name Forfivo XL®. As of December 31, 2015 we had received an upfront payment of $1 million and a $1 million milestone payment related to the launch. The commercialization of Forfivo XL® triggered a launch-related milestone payment of $3 million from IntelGenx’ licensing partner Edgemont due to Edgemont reaching in July 2015, $7 million of cumulative net trade sales of Forfivo XL® over the preceding 12 months. From that $3 million milestone payment, $1 million was received in Q3 2015. Of the remaining balance of $2 million, $1 million was received in Q4 2015 and $1 million was received in Q1 2016. We commenced receiving royalty payments in the first quarter of 2013. We recorded $433 thousand for the cost of royalty and license revenue in the twelve-month period ended December 31, 2015 compared with $61 in the same period of 2014.

In August 2013, we announced receipt of a Paragraph IV Certification Letter from Wockhardt Bio AG, advising of the submission of an Abbreviated New Drug Application ("ANDA") to the FDA requesting authorization to manufacture and market generic versions of Forfivo XL® 450 mg tablets in the U.S. In November 2014 we announced that the Paragraph IV litigation with Wockhardt had been settled and that, under the terms of the settlement, Wockhardt has been granted the right, with effect from January 15, 2018, to be the exclusive marketer and distributor of an authorized generic of Forfivo XL® in the U.S.

In December 2014 we announced that Edgemont had exercised its right to extend the license for the exclusive marketing of Forfivo XL® 450 mg tablets. In exchange, we received milestone payments of $650 thousand in December 2014 and $600 thousand in February 2015. All other financial obligations contained in the license agreement entered into by Edgemont and IntelGenx in February 2012, specifically launch-related and sales milestones, together with the contractual royalty rates on net sales of the product, remained in effect.

On August 5th, 2016, we announced that we had sold our U.S. royalty on future sales of Forfivo XL® to SWK Holdings Corporation (SWK) for $6 million (CA$8 million). Forfivo XL® (Bupropion extended-release) is the first 450 mg bupropion HCl tablet indicated for Major Depressive Disorder, approved by the FDA. As per terms of the agreement, we received $6 million from SKW at closing. In return for, (i) 100% of any and all royalties (as defined in the Edgemont Pharmaceuticals, LLC License Agreement) or similar royalty amounts received on or after April 1, 2016, (ii) 100% of the $2 million milestone payment upon Edgemont reaching annual net sales of $15 million, and (iii) 35% of all potential future milestone payments. Patent protection for Forfivo XL® in the United States expires in 2027 with an authorized generic entering the market in January 2018.

SWK is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK's business partners and its investors.

INT0007/2006: We are developing an oral film product based on our VersaFilm™ technology containing the active ingredient Tadalafil. The product is intended for the treatment of erectile dysfunction (ED). The results of a phase I pilot study that was conducted in the second quarter of 2015 confirmed that the product is bioequivalent with the brand product, Cialis®. We are currently manufacturing submission batches that are intended to support a 505(b)(2) NDA filing with the FDA with a target submission date of about mid-2017 and a PDUFA date expected to be approximately mid-2018.

On November 21, 2016, we announced the signing of a binding term sheet for a license to Eli Lilly and Company’s tadalafil dosing patent, United States Patent No. 6,943,166 (the '166 dosing patent). Any exclusivity associated with the tadalafil compound patent is not affected by this agreement.

Ely Lilly subsequently granted us exclusivity for Tadalafil ED film product. Subject to FDA approval, this license allows us to commercialize a Tadalafil ED VersaFilm™ product in the U.S. prior to the expiration of the '166 dosing patent. This license terminates all our current tadalafil-related litigation activities.

We are currently actively seeking a partner for the commercialization of our Tadalafil ED VersaFilm™ product.

INT0008/2007: We developed this oral film product based on our VersaFilm™ technology. In March 2013 we submitted a 505(b)(2) new drug application (“NDA”) to the FDA for our novel oral thin-film formulation of Rizatriptan, the active drug in Maxalt-MLT® orally disintegrating tablets. Maxalt-MLT® is a leading branded anti-migraine product marketed by Merck & Co. The thin-film formulation of Rizatriptan was developed in accordance with a co-development and commercialization agreement with RedHill Biopharma Ltd. (“RedHill”). The product uses our proprietary immediate release VersaFilm™ oral drug delivery technology. In December 2011, we received approval by Health Canada to conduct a pivotal bioequivalence study to determine if our product is safe and bioequivalent with the FDA approved reference product, Maxalt-MLT®. The trial was conducted in the second quarter of 2012 and was a randomized, two-period, two-way crossover study in healthy male and female subjects. The study results indicate that the product is safe, and that the 90% confidence intervals of the three relevant parameters Cmax, AUC(0-t) and AUC(0-infinity) are well within the 80 – 125 acceptance range for bioequivalency.

In June 2013 the FDA assigned a Prescription Drug User Fee Act (“PDUFA”) action date of February 3, 2014 for the review of the NDA for marketing approval and in February 2014 we received a Complete Response Letter (“CRL”) from the FDA informing us that certain questions and deficiencies remain that preclude the approval of the application in its present form. The questions raised by the FDA in the CRL regarding the NDA for our anti-migraine VersaFilm™ product primarily relate to third party Chemistry, Manufacturing and Controls (“CMC”) and to the packaging and labeling of the product. No questions or deficiencies were raised relating to the product's safety and the FDA's CRL does not require additional clinical studies.

In March 2014 we submitted our response to the FDA's CRL and in April, 2014 the FDA requested additional CMC data. We also reported that the supplier of the active pharmaceutical ingredient (“API”) of the product has been issued with an “Import Alert” by the FDA. The Import Alert bans the import into the USA of all raw materials from the supplier’s manufacturing facility, which therefore prohibits the import of any products using these raw materials, and effectively prevents our VersaFilm™ product from being approved by the FDA. We have identified a new source of API which is currently used to manufacture new submission lots to support the re-submission of the NDA filing in mid 2017 with PDUFA date expected by early 2018.

In October 2014 we announced the submission of a Marketing Authorization Application (“MAA”) to the German Federal Institute for Drugs and Medical Devices (“BfArM”) seeking European marketing approval of our oral thin film formulation of Rizatriptan for acute migraines, under the brand name RIZAPORT®. The brand name RIZAPORT® was also conditionally approved by the FDA as part of the NDA review process in the U.S. The MAA was submitted under the European Decentralized Procedure (DCP) with Germany as the reference member state. The submission is supported by several studies, including a comparative bioavailability study which successfully established the bioequivalence between RIZAPORT® and the European reference drug. BfArM validated the MAA and initiated the formal review process of the application on November 25, 2014. BfArM granted national marketing approval on November 9, 2015 for RIZAPORT® under the DCP.

On September 10, 2015 we announced the positive outcome of the DCP confirming that RIZAPORT™ is approvable in Europe. The announcement followed the issuance of the Final Assessment Report from the Reference Member State (RMS), the Federal Institute for Drugs and Medical Devices of Germany (BfArM), and the agreement of all the Concerned Member States (CMS) in DCP that RIZAPORT® is approvable. With the decision, the regulatory process entered its final phase known as the national licensing phase during which the National Agencies in the individual countries will issue the marketing licenses that allow RIZAPORT® to be marketed in each country.

On November 9, 2015 we announced that the Federal Institute for Drugs and Medical Devices of Germany (BfArM) has granted marketing authorization of RIZAPORT® 5mg and 10mg, an oral thin film formulation of rizatriptan benzoate for the treatment of acute migraines. The national approval of RIZAPORT® in Germany was granted under the European Decentralized Procedure (DCP), in which Germany served as the Reference Member State. This authorization was the first national marketing approval of RIZAPORT®. Marketing authorization in Luxemburg, the Concerned Member State, is expected to follow. IntelGenx and RedHill intend to continue to work together to obtain national phase approvals in other European DCP territories.

On February 18, 2016, we announced that the USPTO had granted a patent protecting Rizaport®, an oral thin film formulation of rizatriptan benzoate for the treatment of acute migraines. This patent protects the composition of Rizaport® and will be listed in the Orange Book upon approval of the product by the FDA. The patent application, entitled "Instantly Wettable Oral Film Dosage Form Without Surfactant or Polyalcohol" covers rapidly disintegrating film oral dosage forms and is valid until 2034.

On July 5, 2016, we announced the signing of the definitive agreement with Grupo Juste S.A.Q.F. (now Exeltis Healthcare, S.L. (“Exeltis”)) for the commercialization of RIZAPORT®, our proprietary oral thin film for the treatment of acute migraines, in the country of Spain. All commercial manufacturing of RIZAPORT® will take place at our new state-of-the-art manufacturing facility in Canada. Grupo Juste (Exeltis) is a prominent private Spanish company with over 90 years of experience in the research, development and commercialization of proprietary pharmaceutical products, including migraine and other central nervous system drugs, in Europe, Latin America and other territories.

According to the definitive agreement, Grupo Juste (Exeltis) has obtained exclusive rights to register, promote and distribute RIZAPORT® in Spain. In exchange, we and Redhill Biopharma will receive upfront and milestone payments, together with a share of the net sales of RIZAPORT®. Commercial launch in Spain is estimated to take place in the second half of 2017. The initial term of the definitive agreement shall be for ten years from the date of first commercial sale of the product and shall automatically renew for one additional two-year term.

Through our partner Grupo Juste (Exeltis), the product was submitted in Spain in September 2016 for approval using a decentralized procedure. Approval in Spain is currently expected for Q4 2017.

On December 14, 2016, we, together with our partner RedHill, announced the signing of an exclusive license agreement with Pharmatronic Co. for the commercialization of RIZAPORT® in the Republic of Korea (South Korea). Under the terms of the agreement, RedHill granted Pharmatronic Co. the exclusive rights to register and commercialize RIZAPORT® in South Korea. IntelGenx and RedHill have received an upfront payment and will be eligible to receive additional milestone payments upon achievement of certain predefined regulatory and commercial targets, as well as tiered royalties. The initial term of the definitive agreement with Pharmatronic Co. is for ten years from the date of first commercial sale and shall automatically renew for an additional two-year term. Commercial launch in South Korea is estimated to take place in the first quarter of 2019.

In April 2017 we announced the national marketing approval in Luxembourg completes the current approval process of RIZAPORT® under the European Decentralized Procedure ("DCP").

INT0010/2006: We initially entered into an agreement with Cynapsus Therapeutics Inc. (formerly Cannasat Therapeutics Inc., “Cynapsus”) for the development of a buccal muco-adhesive tablet product containing a cannabinoid-based drug for the treatment of neuropathic pain and nausea in cancer patients undergoing chemotherapy. In 2009, we completed a clinical biostudy on the muco-adhesive tablet we developed which is based on our proprietary AdVersa™ technology. The study results indicated improved bioavailability and reduced first-pass metabolization of the drug. In the fourth quarter of 2010, we acquired from Cynapsus full control of, and interest in, this project going forward. We also obtained worldwide rights to U.S. Patent 7,592,328 and all corresponding foreign patents and patent applications to exclusively develop and further provide intellectual property protection for this project.

Subsequent to the 2016 fiscal year end, on February 9, 2017, we announced the signing of a binding term sheet with Tetra Bio-Pharma Inc. (“Tetra”) for the development and commercialization of a drug product containing dronabinol. Under the binding term sheet, Tetra will have exclusive rights to sell the product in North America with a right of first negotiation for outside the U.S. and Canada.

As per the Binding Term Sheet, we received a non-refundable exclusive negotiation payment from Tetra. We will also be entitled to receive an upfront payment along with set milestone payments based on the completion of an efficacy study, approvals from FDA and Health Canada and launching of the product.

We will be responsible for the research and development of the product, including optimization of the prototype, scale-up activities and preparation of a phase II proof of concept clinical study and will develop the product as an oral mucoadhesive tablet based on our proprietary AdVersa® controlled-release technology. Tetra will be responsible for funding the product development, and will own and control all regulatory approvals, including the application and any other marketing authorizations. Tetra will also be responsible for all aspects of commercializing the drug product.

INT0027/2011: We developed this oral film product based on our VersaFilm™ technology. In accordance with a co-development and commercialization agreement with Par Pharmaceutical Companies, Inc. (“Par”), we developed an oral film product based on our proprietary VersaFilm™ technology. The product is a generic formulation of buprenorphine and naloxone Sublingual Film, indicated for the treatment of opioid dependence. A bioequivalent film formulation was developed, scaled-up, and pivotal batches manufactured and tested during a subsequent pivotal clinical study. An ANDA was filed with the FDA by Par in July 2013.

In August 2013 we were notified that, in response to filing of the ANDA, we were named as a codefendant in a lawsuit pursuant to Paragraph IV litigation filed by Reckitt Benckiser Pharmaceuticals and Monosol RX in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent Nos. 8,475,832, 8,603,514 and 8,017,150, each of which relate to Suboxone®. We believe the ANDA product does not infringe those or any other patents, and will vigorously defend ourselves in this matter. In accordance with the terms of the co-development and commercialization agreement, Par is financially responsible for the costs of this defense. Since Paragraph IV litigation is a regular part of the ANDA process, we do not expect any unanticipated impact on our already planned development schedule. In June 2016, an opinion from the district court was obtained on the validity and infringement of the 3 orange book patents. The court ruled that the product is not infringing on two out of the three patents. Subsequently, appeals were filed by both parties.

In December 2014, Reckitt Benckiser Pharmaceuticals and Monosol RX filed a lawsuit for patent infringement in the U.S. District Court for the District of Delaware relating to the Suboxone® ANDA product. We were named as a codefendant in this action alleging patent infringement United States Patent Nos. 8,900,497 (“the ’497 patent”) and 8,906,277 (“the ’277 patent”), each of which relate to a process for making a uniform oral film (“the process patents”). The trial for the process patents was held in November 2016. We believe the ANDA product relating to Suboxone® does not infringe those process patents or any other patents, and will vigorously defend ourselves in this matter. In accordance with the terms of the co-development and commercialization agreement, Par is financially responsible for the costs of this defense.

On July 11, 2016, we announced the receipt of the notice of appeal for the buprenorphine/naloxone sublingual film product for the treatment of opiate addiction by Par and the Corporation to the United States Court of Appeals for the Federal Circuit from the final judgment issued by the U.S. District Court for the District of Delaware on June 27, 2016.

The ruling in the U.S. District Court of Delaware in the ANDA litigation of Par and the Corporation against Indivior PLC and Monosol Rx, LLC resulted in Par and the Corporation prevailing on the non-infringement of the U.S. Patent No. 8,017,150, which is set to expire in 2023, and on the invalidity (all claims) and non-infringement (certain claims) of the U.S. Patent No. 8,475,832, which is set to expire in 2030. The Court also ruled that Par's ANDA product would infringe the asserted claims of U.S. Patent No. 8,603,514, one of the Orange Book listed patents for Suboxone Film, and that the asserted claims of U.S. Patent No. 8,603,514 were not shown to be invalid.

In late January 2017 we received a CRL from the FDA requesting more information on the API’s and the finished product.

In June 2017, an inter partes reviews (or IPR) petition filed by Mylan Pharmaceutical for the ‘514 patent was instituted by the Patent Trial and Appeal Board (PTAB) of the USPTO (IPR2017-00200). The institution of the IPR petition open the door to other interested parties to filing their own IPR petition along with a motion for joinder to the IPR2017-00200. Par Pharmaceutical and IntelGenx Corp. filed their own IPR Petition (IPR2017-01557) for the ‘514 patent along with a joinder motion to join IPR2017-00200 concerning the ‘514 patent. In accordance with the terms of the co-development and commercialization agreement, Par is financially responsible for the costs of this procedure.

INT0036/2013: Loxapine is for the treatment of anxiety and aggression in patients suffering from schizophrenia or bipolar 1 disorder. Loxapine oral film will utilize the company's proprietary VersaFilm™ technology, allowing for an improved product to offer patients significant therapeutic benefits compared to existing medications. A fast acting loxapine oral film dosage form that can be used to effectively treat acute agitation associated with schizophrenia or bipolar 1 disorder in non-institutionalized patients while reducing the risk of pulmonary problems is needed as it could substantially reduce the potential risks of violence and injury to patients and others by preventing or reducing the duration and severity of an episode of acute agitation. Our first clinical study on this product, completed in Q4 2014, suggested improved bioavailability compared to the currently approved tablet. In late 2015 we completed a second pilot clinical study which demonstrated that buccal absorption of the drug from the loxapine oral film results in a significantly higher bioavailability of the drug compared to oral tablets. We are currently optimizing the film to further improve time to reach peak plasma concentrations.

On February 10, 2016, we announced the submission of the patent application with the U.S. patent office for an oral film dosage form containing Loxapine for the treatment of anxiety and aggression in patients suffering from schizophrenia or bipolar 1 disorder.

INT0037/2013: A product based on one of our proprietary technologies has been developed and we are currently preparing submission batches in support of a marketing application to the FDA. The product was being developed in accordance with another development and commercialization agreement with Par Pharmaceutical, Inc. On September 18, 2015, Par was acquired by Endo International plc. As a result of this acquisition, there was a conflict for Par to remain as the partner for these products. As such, the product was returned to the Corporation with full rights and no requirement for any compensation for work paid by Par. We continue to work closely with Par on the opioid dependence product and are pleased the relationship is on excellent terms.

On September 12, 2016, we announced that we had entered into a licensing, development and supply agreement with Chemo Group (“Chemo”) granting Chemo the exclusive license to commercialize two generic products for the USA market and one product on a worldwide basis. Under the terms of the agreement, Chemo has obtained certain exclusive rights to market and sell our products in exchange for upfront and milestone payments, together with a share of the profits of commercialization. Chemo also has a right of first negotiation to obtain the exclusive commercialization rights for two of the products to include any country outside the USA. Preparation of Scale-up activities for the product are currently ongoing.

INT0039/2013: A product based on one of our proprietary technologies has complete development and phase I clinical trial with positive data. The product was being developed in accordance with another development and commercialization agreement with Par Pharmaceutical, Inc. On September 18, 2015, Par was acquired by Endo International plc. As a result of this acquisition, there was a conflict for Par to remain as the partner for this product. As such, the product was returned to us with full rights and no requirement for any compensation for work paid by Par. We continue to work closely with Par on the opioid dependence product and are pleased the relationship is on excellent terms.

On September 12, 2016, we announced that we had entered into a licensing, development and supply agreement with Chemo granting Chemo the exclusive license to commercialize two generic products for the U.S. market and one product on a worldwide basis. Under the terms of the agreement, Chemo has obtained certain exclusive rights to market and sell our products in exchange for upfront and milestone payments, together with a share of the profits of commercialization. Chemo also has a right of first negotiation to obtain the exclusive commercialization rights for two of the products to include any country outside the U.S. Preparation scale-up and submission activities are currently ongoing.

INT0040/2014: An oral film product based on our proprietary edible film technology is currently in the optimization development stage. In order to protect our competitive advantage, no further details of the product can be disclosed at this stage.

On December 27, 2016, we announced that we have entered into a co-development and commercialization agreement with Endo Ventures Ltd. for this product utilizing our proprietary VersaFilm™ for the U.S. market. Under the agreement, Endo has obtained certain exclusive rights to market and sell our product in the U.S. We received an upfront payment and will receive future milestone payments. Endo and IntelGenx will share the profits of commercialization.

INT0041/2015: An oral film product based on our proprietary edible film technology is currently in the development stage. In order to protect our competitive advantage, no further details of the product can be disclosed at this stage.

INT0042/2015: An oral film product based on our proprietary edible film technology is currently in the early development stage. In order to protect our competitive advantage, no further details of the product can be disclosed at this stage.

INT0043/2015: We are currently developing an oral film containing montelukast as an active ingredient based on our proprietary edible film technology VersaFilm™ .In pre-clinical studies, it was discovered that montelukast has the potential to rejuvenate the brain in aged rats.

We are collaborating with Dr. Ludwig Aigner, a neuroscientist who is a member of our Scientific Advisory Board and head of the Institute of Molecular Regenerative Medicine at the Paracelsus Medical University in Salzburg, Austria. Dr. Aigner has made major contributions in the field of brain and spinal cord regeneration over the last 25 years. He was the first to develop tools to visualize neurogenesis in living animals and identified signaling mechanisms that are crucially involved in limiting brain regeneration. One of these mechanisms, leukotriene signaling, is related to asthma. In consequence, Dr. Aigner and his team recently demonstrated that the anti-asthmatic drug montelukast structurally and functionally rejuvenates the aged brain. His main aim is to develop molecular and cellular therapies for patients with neurodegenerative diseases and for the aged population.

On July 13, 2016, we announced the initiation of a phase 1 clinical trial of montelukast, a unique drug repurposing opportunity for the treatment of degenerative diseases of the brain, such as: mild cognitive impairment and Alzheimer’s disease, the most prominent form of dementia. The objectives of the trial were to demonstrate that our oral film product will provide therapeutically effective blood levels of montelukast, and that montelukast when delivered using our oral film crosses the blood brain barrier.

On August 22, 2016, we announced the successful completion of the pilot clinical study for our Montelukast VersaFilm™ that demonstrated a significantly improved pharmacokinetic profile against the reference product. The study data confirmed that buccal absorption of the drug from the Montelukast film product resulted in a significantly improved bioavailability of the drug compared to the commercial tablet. In addition, the study data confirmed that Montelukast crosses the blood brain barrier when administered using our Versafilm™ delivery technology.

We commenced preparation for a phase II-a proof-of-concept (“POC”) study. We expect some of the results from the study to be available starting in Q4/2017. We are also actively working on securing the IP of our product by filing numerous patent applications. Based on the outcome of this first efficacy trial in humans, we will be actively seeking a partnership or alliance opportunity to further advance developmental work and commercialization of this product.

INT0044/2016: A product based on one of our VersaTabTM proprietary technologies currently in the early development stage. In order to protect our competitive advantage, no further details of the product can be disclosed at this stage.

On December 1st, 2016, we announced that we had strengthened our relationship with Chemo by signing a term sheet for the co-development and commercialization of a generic tablet in the area of CNS (central nervous system) on a worldwide basis. According to Global Data, worldwide sales in 2015 of the CNS related product exceeded $4 billion.

As per the agreement we received an upfront payment and will be entitled to receive development costs of the product and future milestone payments. Chemo and IntelGenx will also share the profits of commercialization. The definitive agreement was signed on December 30, 2016.

The current status of each of our products as of the date of this registration statement is summarized in the following table:

Product	Indication	Status of Development
INT0001/2004	Anti-hypertension	Technology transfer ongoing
INT0004/2006	Antidepressant	FDA-approved November 2011. Commercially launched in USA as Forfivo XL® in October 2012. In 2016 we sold the royalty revenue to SWK.
INT0007/2006	Erectile dysfunction	Submission preparation ongoing
INT0008/2008	Migraine	Submission preparation ongoing at IntelGenx. Submission currently under review by Spanish authorities.
INT0010/2006	Pain	Formulation optimization, scale-up preparation and clinical study evaluation
INT0027/2011	Opioid dependence	ANDA submitted to FDA in July 2013. CRL received and under review.
INT0036/2012	Schizophrenia	Formulation development ongoing
INT0037/2013	Undisclosed	Product developed. Preparing manufacture of submission batches.
INT0039/2013	Undisclosed	Product developed. Preparing manufacture of submission batches
INT0040/2013	Undisclosed	Formulation development ongoing
INT0041/2015	Undisclosed	Formulation development ongoing
INT0042/2015	Undisclosed	Formulation development ongoing
INT0043/2015	Alzheimer	Formulation development completed in preparation for clinical phase II proof of concept
INT0044/2016	Undisclosed	Formulation development ongoing

Growth Strategy

Our primary growth strategies include: (1) identifying lifecycle management opportunities for existing market leading pharmaceutical products, (2) developing oral film products that provide tangible patient benefits, (3) development of new drug delivery technologies, (4) repurposing existing drugs for new indications, (5) developing generic drugs where high technology barriers to entry exist in reproducing branded films, and (6) manufacturing our VersaFilm™ products for commercial sale. In addition, our service portfolio also includes contract manufacturing services as contract manufacturing presents an attractive short term revenue opportunity and increases the utilization of the manufacturing factory, thus further absorbing overhead costs.

Lifecycle Management Opportunities

We are seeking to position our delivery technologies as an opportunity for lifecycle management of products for which patent protection of the active ingredient is nearing expiration. While the patent for the underlying substance cannot be extended, patent protection can be obtained for a new and improved formulation by filing an application with the FDA under Section 505(b)(2) of the U.S. Federal Food, Drug and Cosmetic Act. Such applications, known as a “505(b)(2) NDA”, are permitted for new drug products that incorporate previously approved active ingredients, even if the proposed new drug incorporates an approved active ingredient in a novel formulation or for a new indication. A 505(b)(2) NDA may include information regarding safety and efficacy of a proposed drug that comes from studies not conducted by or for the applicant. The first formulation for a respective active ingredient filed with the FDA under a 505(b)(2) application may qualify for up to three years of market exclusivity upon approval. Based upon a review of past partnerships between third party drug delivery companies and pharmaceutical companies, management believes that drug delivery companies which possess innovative technologies to develop these special dosage formulations present an attractive opportunity to pharmaceutical companies. Accordingly, we believe “505(b)(2) products” represent a viable business opportunity for us.

Product Opportunities that provide Tangible Patient Benefits

Our focus will be on developing oral film products leveraging our VersaFilm™ technology that provide tangible patient benefits versus existing drug delivery forms. Patients with difficulties swallowing medication, pediatrics or geriatrics may benefit from oral films due to the ease of use. Similarly, we are working on oral films to improve bio-availability and/or response time versus existing drugs and thereby reducing side effects.

Development of New Drug Delivery Technologies

The rapidly disintegrating film technology contained in our VersaFilm™, and our AdVersa® mucosal adhesive tablet, are two examples of our efforts to develop alternate technology platforms. As we work with various partners on different products, we seek opportunities to develop new proprietary technologies.

Repurposing Existing Drugs

We are working on the repurposing of already approved drugs for new indications using our VersaFilm™ film technology. This program represents a viable growth strategy for us as it will allow for reduced development costs, improved success rates and shorter approval times. We believe that through our repurposing program we will be able minimize the risk of developmental failure and create value for us and potential partners.

Generic Drugs with High Barriers to Entry

We plan to pursue the development of generic drugs that have certain barriers to entry, e.g., where product development and manufacturing is complex and can limit the number of potential entrants into the generic market. We plan to pursue such projects only if the number of potential competitors is deemed relatively insignificant.

VersaFilm™ Manufacturing

We are in the process of establishing a state-of-the-art manufacturing facility for the future manufacture of our VersaFilm™ products. Construction of the manufacturing and laboratories is now completed and equipment is being prepared to begin manufacturing in 2017. We believe that this (1) represents a profitable business opportunity, (2) will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and (3) allows us to offer our development partners a full service from product conception through to supply of the finished product.

With our current manufacturing equipment, we are only able to manufacture products that do not contain flammable organic solvents. Since several of our film products are solvent-based, we are in the process of acquiring manufacturing equipment that is capable of handling organic solvents, and we are expanding our manufacturing facility in order to create the space required for this new manufacturing equipment.

Competition

The pharmaceutical industry is highly competitive and is subject to the rapid emergence of new technologies, governmental regulations, healthcare legislation, availability of financing, patent litigation and other factors. Many of our competitors, including Monosol Rx, Tesa-Labtec GmbH, BioDelivery Sciences International, Inc. and LTS Lohmann Therapy Systems Corp., have longer operating histories and greater financial, technical, marketing, legal and other resources than we have. In addition, many of our competitors have significantly greater experience than we have in conducting clinical trials of pharmaceutical products, obtaining FDA and other regulatory approvals of products, and marketing and selling products that have been approved. We expect that we will be subject to competition from numerous other companies that currently operate or are planning to enter the markets in which we compete.

The key factors affecting the development and commercialization of our drug delivery products are likely to include, among other factors:

•	The regulatory requirements;
•	The safety and efficacy of our products;
•	The relative speed with which we can develop products;
•	Generic competition for any product that we develop;
•	Our ability to defend our existing intellectual property and to broaden our intellectual property and technology base;
•	Our ability to differentiate our products;
•	Our ability to develop products that can be manufactured on a cost effective basis;
•	Our ability to manufacture our products in compliance with current Good Manufacturing Practices (“cGMP”) and any other regulatory requirements; and
•	Our ability to obtain financing.

In order to establish ourselves as a viable industry partner, we plan to continue to invest in our research and development activities and in our manufacturing technology expertise, in order to further strengthen our technology base and to develop the ability to manufacture our VersaFilm™ products ourselves, and our VersaTab™ and AdVersa® products through our manufacturing partners, at competitive costs.

Our Competitive Strengths

We believe that our key competitive strengths include:

•	Our comprehensive full services;
•	Our diversified pipeline;
•	Our ability to swiftly develop products through to regulatory approval; and
•	The versatility of our drug delivery technologies.

Manufacturing Partnership

While we previously manufactured products only for testing purposes in our own laboratories, we have now started to manufacture products for pivotal clinical trials, and we are undertaking steps to manufacture products for commercial use. In order to establish ourselves as a full-service partner for our thin film products, we have completed the construction of a new, state-of-the-art oral film manufacturing facility and are in the process of preparing the equipment and finalizing plans to commercially manufacture our products using our VersaFilm™ drug delivery technology. VersaFilm™ is our proprietary immediate release polymeric film technology. It is comprised of a thin polymeric film using United States Pharmacopeia (USP) components that are safe and approved by the FDA for use in food, pharmaceutical and cosmetic products. We have completed construction of our manufacturing facility and expect it to be fully operational in 2017.

We are currently not a commercial manufacturer and we do not usually purchase large quantities of raw materials. Our manufacturing partners, however, may purchase significant quantities of raw materials, some of which may have long lead times. If raw materials cannot be supplied to our manufacturing partners in a timely and cost effective manner, our manufacturing partners may experience delays in production that may lead to reduced supplies of commercial products being available for sale or distribution. Such shortages could have a detrimental effect on sales of the products and a corresponding reduction on our royalty revenues earned.

Dependence on Major Customers

We currently rely on a few major customers for our end products. We also currently depend upon a limited number of partners to develop our products, to provide funding for the development of our products, to assist in obtaining regulatory approvals that are required in order to commercialize these products, and to market and sell our products.

Intellectual Property and Patent Protection

We protect our intellectual property and technology by using the following methods: (i) applying for patent protection in the United States and in the appropriate foreign markets, (ii) non-disclosure agreements, license agreements and appropriate contractual restrictions and controls on the distribution of information, and (iii) trade secrets, common law trademark rights and trademark registrations. We plan to file core technology patents covering the use of our platform technologies in any pharmaceutical products.

We have obtained 8 patents and have an additional 18 pending patent applications, as described below. The patents expire 20 years after submission of the initial application. In the U.S. the term of the patent sometimes extends over the 20 year period. The initial term of 20 years is extended by a period (the “patent term adjustment”) determined by the USPTO according to the delays in the prosecution of the patent application that are not applicant delays.

Date submitted / issued /
Patent No.	Title	Subject	expiration

6,231,957	Rapidly disintegrating flavor wafer for flavor enrichment	The composition, manufacturing, and use of rapidly disintegrating flavored films for releasing flavors to certain substrates	Issued May 15, 2001 Expires May 6, 2019

US 6,660,292	Rapidly disintegrating film for precooked foods	Composition and manufacturing of flavored films for releasing flavors to precooked food substrates	Issued December 9, 2003 Expires June 19, 2021

US 7,132,113	Flavored film	Composition and manufacturing method of multi-layered films	Issued November 7, 2006 Expires April 16, 2022

US 8,691,272	Multilayer tablet	Formulation of multilayered tablets	Issued April 8, 2014 Expires January 28, 2033

US 8,703,191	Controlled release pharmaceutical tablets	Formulation of tablets containing bupropion and mecamylamine	Issued April 22, 2014 Expires January 10, 2032

US 7,674,479	Sustained-release bupropion and bupropion / mecamylamine tablets	Formulation and method of making tablets containing bupropion and mecamylamine	Issued March 9, 2010 Expires July 25, 2027

US 8,735,374	Oral mucoadhesive dosage form	Direct compression formulation for buccal and sublingual dosage forms	Issued May 27, 2014 Expires April 15, 2032

US 9,301,948	Instantly wettable oral film dosage form without surfactant or polyalcohol	Formulation of oral films containing active pharmaceutical ingredients	Issued April 05, 2016 Expires July 30, 2033

US 9,668,970	Film Dosage Form with Extended Release Mucoadhesive Particles	Film containing mucoadhesive particle	Issued June 06, 2017 Expires November 26, 2034

US Appl. 13/079,348	Solid oral dosage forms comprising tadalafil	Formulation of oral films containing tadalafil	Filed April 4, 2011

US Appl. 12/963,132	Oral film dosage forms and methods for making same	Optimization of film strip technology	Filed December 8, 2010

US Appl. 14/554,332	Film dosage forms with extended release mucoadhesive particles	Film containing mucoadhesive particle	Filed November 26, 2014

US Appl. 13/748,241	Oral film dosage forms and methods for making same	Optimization of film strip technology	Filed January 23, 2013

US Appl. 15/216,903	Film dosage forms containing amorphous active agents	Film containing amorphous agent	Filed July 22, 2016

PCT Appl. WO2016134454	Film dosage forms containing amorphous active agents	Film containing amorphous agent	Filed January 29, 2016

PCT Appl. WO2016123696	Oral dosage film exhibiting enhanced mucosal penetration	Formulation of oral films without conventional penetration enhancer	Filed January 22, 2016

Japanese Appl. JP2016527262	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Korean Appl. KR20167005581	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

EU Appl. EP3,027,179	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Chinese Appl. CN105530921	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Singapore Appl. SG11201600455X	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Australian Appl. AU2014298130	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Canadian Appl. CA2,919,442	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014
Mexican Appl. MX 2016001399	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Brazilian Appl. BR112016002074	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Israel Appl. 243651	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

South African Appl. 2016/00785	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Chilean Appl. 201600160	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Columbian Appl. 1 6047053	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Russian Appl. 2016106907	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

New Zeland Appl. 716574	Immediately wet oral films dosage forms have no surfactant and a polyhydric alcohol	Formulation of oral films containing active pharmaceutical ingredients	Filed July 30, 2014

Canadian Appl. CA2,797,444	Solid oral dosage forms comprising tadalafil	Formulation of oral films containing tadalafil	Filed November 3, 2011

EU Appl. EP1,968,562	Multilayer tablet	Formulation of multilayered tablets	Filed November 22, 2007

US Appl. 15/426,149	Solid Oral Film Dosage Forms and Methods for Making Same	Formulation of oral films containing tadalafil	Filed February 7, 2017

Government Regulation

The pharmaceutical industry is highly regulated. The products we participate in developing require certain regulatory approvals. In the United States, drugs are subject to rigorous regulation by the FDA. The U.S. Federal Food, Drug, and Cosmetic Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, record keeping, packaging, labeling, adverse event reporting, advertising, promotion, marketing, distribution, and import and export of pharmaceutical products. Failure to comply with applicable regulatory requirements may subject a company to a variety of administrative or judicially-imposed sanctions and/or the inability to obtain or maintain required approvals or to market drugs. The steps ordinarily required before a new pharmaceutical product may be marketed in the United States include:

•	Preclinical laboratory tests, animal studies and formulation studies under FDA’s good laboratory practices regulations, or GLPs;
•	The submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;
•

The completion of adequate and well-controlled clinical trials according to good clinical practice regulations, or GCPs, to establish the safety and efficacy of the product for each indication for which approval is sought;

•

After successful completion of the required clinical testing, submission to the FDA of a NDA, or an ANDA, for generic drugs. In certain cases, an application for marketing approval may include information regarding safety and efficacy of a proposed drug that comes from studies not conducted by or for the applicant. Such applications, known as a 505(b)(2) NDA, are permitted for new drug products that incorporate previously approved active ingredients, even if the proposed new drug incorporates an approved active ingredient in a novel formulation or for a new indication;

•

Satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the product is to be produced, to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA or ANDA.

The cost of complying with the foregoing requirements, including preparing and submitting an NDA or ANDA, may be substantial. Accordingly, we typically rely upon our partners in the pharmaceutical industry to spearhead and bear the costs of the FDA approval process.

We also seek to mitigate regulatory costs by focusing on 505(b)(2) NDA opportunities. By applying our drug delivery technology to existing drugs, we seek to develop products with lower research & development (“R&D”) expenses and shorter time-to-market timelines as compared to regular NDA products.

Research and Development Expense

Our R&D expenses, net of R&D tax credits, for the year ended December 31, 2016 increased by $733 thousand to $1,766 thousand, compared with $1,033 thousand for the year ended December 31, 2015. The increase in R&D expenditure is explained in the section of this registration statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Environmental Regulatory Compliance

We believe that we are in compliance with environmental regulations applicable to our research and development and manufacturing facility located in Ville Saint Laurent, Quebec.

Employees

As of the date of this filing, we have 25 full-time and four part-time employees. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are very good.

DESCRIPTION OF PROPERTY

On April 24, 2015, we entered into an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec (the “Lease”). The Lease has a 10 year and 6-month term which commenced on September 1, 2015 and we have retained two options to extend the Lease, with each option being for an additional five years. Under the terms of the Lease we will be required to pay base rent of approximately CA$110 thousand (approximately $84 thousand) per year, which will increase at a rate of CA$0.25 ($0.19) per square foot/per year, every two years. Approximately 9,500 square feet of the new facility is being used to establish manufacturing capabilities for our VersaFilm™ thin film products, approximately 4,000 square feet for our R&D activities, and approximately 3,500 square feet for administration.

We also finalised negotiations on April 29, 2015 for an agreement for the construction of manufacturing facilities, laboratories, and offices within the property located at 6420 Abrams, St-Laurent, Quebec, at an aggregate cost of CA$2.9 million (approximately $2.2 million). The construction agreement was awarded to BTL Construction Inc. (“BTL”) in Quebec following a tender process that was completed in December 2014. BTL specializes in the construction and renovation of facilities for the pharmaceutical industry, and has completed projects for various major pharmaceutical companies. We funded this project from cash on hand as well as a CA$1 million loan from IQ.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction to Management’s Discussion and Analysis

The purpose of this section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, is to provide a narrative explanation of the financial statements that enables investors to better understand our business, to enhance our overall financial disclosure, to provide the context within which our financial information may be analyzed, and to provide information about the quality of, and potential variability of, our financial condition, results of operations and cash flows. Unless otherwise indicated, all financial and statistical information included herein relates to our continuing operations. Unless otherwise indicated or the context otherwise requires, the words, “IntelGenx”, “Corporation”, “we”, “us”, and “our” refer to IntelGenx Technologies Corp. and its subsidiaries, including IntelGenx Corp. This information should be read in conjunction with the accompanying interim consolidated financial statements and Notes thereto and audited Consolidated Financial Statements and Notes thereto, as applicable.

Company Background

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, to license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Our primary growth strategies include: (1) identifying lifecycle management opportunities for existing market leading pharmaceutical products, (2) repurposing existing drugs for new indications, (3) developing generic drugs where high technology barriers to entry exist in reproducing branded films, (4) manufacturing our VersaFilm™ products for commercial sale and (5) development of new drug delivery technologies.

Lifecycle Management Opportunities

We are seeking to position our delivery technologies as an opportunity for lifecycle management of products for which patent protection of the active ingredient is nearing expiration. While the patent for the underlying substance cannot be extended, patent protection can be obtained for a new and improved formulation by filing an application with the FDA under Section 505(b)(2) of the U.S. Federal Food, Drug and Cosmetic Act. Such applications, known as a “505(b)(2) NDA”, are permitted for new drug products that incorporate previously approved active ingredients, even if the proposed new drug incorporates an approved active ingredient in a novel formulation or for a new indication. A 505(b)(2) NDA may include information regarding safety and efficacy of a proposed drug that comes from studies not conducted by or for the applicant. The first formulation for a respective active ingredient filed with the FDA under a 505(b)(2) application may qualify for up to three years of market exclusivity upon approval. Based upon a review of past partnerships between third party drug delivery companies and pharmaceutical companies, management believes that drug delivery companies which possess innovative technologies to develop these special dosage formulations present an attractive opportunity to pharmaceutical companies. Accordingly, we believe “505(b)(2) products” represent a viable business opportunity for us.

Repurposing Existing Drugs

We are working on the repurposing of already approved drugs for new indications using our VersaFilm™ film technology. This program represents a viable growth strategy for us as it will allow for reduced development costs, improved success rates and shorter approval times. We believe that through our repurposing program we will be able minimize the risk of developmental failure and create value for us and potential partners.

Generic Drugs with High Barriers to Entry

We plan to pursue the development of generic drugs that have certain barriers to entry, e.g., where product development and manufacturing is complex and can limit the number of potential entrants into the generic market. We plan to pursue such projects only if the number of potential competitors is deemed relatively insignificant.

VersaFilm™ Manufacturing

We have established a state-of-the-art manufacturing facility with the intent to manufacture all our VersaFilm™ products in house as we believe that this (1) represents a profitable business opportunity, (2) will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and (3) allows us to offer our development partners a full service from product conception through to supply of the finished product.

Most recent key developments

On January 4, 2017, the Company announced the signing of a definitive agreement with Chemo Group for the co-development and commercialization of a generic tablet in the area of CNS (central nervous system) on a worldwide basis. According to Global Data, worldwide sales in 2015 of the CNS related product exceeded $4 billion. This definitive agreement signed December 30, 2016 follows the binding term sheet announced on December 1, 2016. Under the agreement, IntelGenx is entitled to an upfront payment, development costs of the product and future milestone payments. Chemo and IntelGenx will also share the profits of commercialization.

On January 19, 2017, the Company announced the grant of 300,000 options to the Company's board of directors to acquire a total of 300,000 common shares under the 2016 Stock Option Plan. Of the total stock options granted, 50,000 were granted to each of the following non-employee directors: Bernard Boudreau, John Marinucci, Ian Troup, Bernd Melchers, Clemens Mayr and Mark Nawacki. The options were granted as part of the annual compensation for non-employee directors. The options have an exercise price of US$0.89 (CAD$1.16), vest immediately, and expire on January 17, 2027.

On March 13, 2017, the Company announced that it had retained Kilmer Lucas Inc. to provide the Company with select Canadian and U.S. investor relations and strategic advisory services. Kilmer Lucas is an arm's length third party to IntelGenx, and it does not have any interest, directly or indirectly, in IntelGenx, or any right or intent to acquire such an interest. The agreement between IntelGenx and Kilmer Lucas had an initial term of 90 days, following which the agreement can be terminated for any reason by either party. Kilmer Lucas will be paid out of IntelGenx' immediately available funds. Effective March 13, 2017, Kilmer Lucas replaced IntelGenx' previous in-house Director of IR.

Kilmer Lucas is a healthcare-only investor relations and capital markets advisory company with offices in New York, San Francisco and Toronto. It takes a holistic approach to building a customized investor relations strategy that begins with a deep understanding of a company's corporate and financial goals. Kilmer Lucas seeks to leverage its longstanding relationships and strong track record to positively influence investor perceptions, maximize stock valuations and lower the cost of capital needed to fund its clients' growth. Kilmer Lucas also publishes its own popular healthcare investor news blog, BioTuesdays. To-date, BioTuesdays has profiled more than 350 life sciences companies, providing invaluable exposure for innovative technologies and compelling investment stories that may have otherwise gone unnoticed.

On March 28, 2017, the Company announced that Eli Lilly and Company granted IntelGenx' VersaFilm™ an exclusive license for tadalafil film product under erectile dysfunction (ED) dosing patent, United States Patent No. 6,943,166 (the '166 dosing patent). Any exclusivity associated with the tadalafil compound patent expiring is not affected by this agreement.

Subject to U.S. Food and Drug Administration (FDA) approval, this exclusive license allows IntelGenx to commercialize its Tadalafil ED VersaFilm™ product in the U.S. prior to the expiration of the '166 dosing patent. With this license, IntelGenx is the only company that has a free and clear pathway to launch a tadalafil film product for the treatment of ED in the U.S. The exclusivity provides an outstanding competitive advantage to IntelGenx' Tadalafil ED VersaFilm™ product and IntelGenx will continue its efforts to securing a strategic partnership for the commercialization of Tadalafil VersaFilm™.

IntelGenx has developed a proprietary process and formulation for manufacturing the Tadalafil ED VersaFilm™ product and plans to supply the product to multiple markets around the world.

On April 3, 2017, the Company and Tetra Bio-Pharma Inc. announced the signing of a definitive agreement for the development and commercialization of a drug product containing the cannabinoid Dronabinol for the management of anorexia and cancer chemotherapy-related pain. This definitive agreement effective March 31, 2017 follows the binding term sheet between the two companies that was announced on February 9, 2017.

Pursuant to the definitive agreement, Tetra has exclusive rights to sell the Product in North America, with a right of first negotiation for territories outside of the United States and Canada. Tetra will make an upfront payment to IntelGenx, in addition to set future milestone and royalty payments, based on the completion of an efficacy study, approvals from the U.S. Food and Drug Association and Health Canada, and the commercial launch of the Product. IntelGenx will be responsible for the research and development of the Product, including clinical studies, and will develop the product as an oral mucoadhesive tablet based on its proprietary AdVersa® controlled-release technology. Tetra will be responsible for funding the product development, and will own and control all regulatory approvals, including the related applications, and any other marketing authorizations. Tetra will also be responsible for all aspects of commercializing the Product.

Subsequent to the quarter end, on April 5, 2017, the Company filed a preliminary short form prospectus in Canada with respect to an offering of a minimum of Cdn$7,000,000 and a maximum of Cdn$10,000,000 aggregate principal amount of 8% convertible unsecured subordinated debentures due June 30, 2020 at a price of Cdn$1,000 per Debenture. Concurrently with the filing of the Prospectus, the Corporation has filed a registration statement on Form S-1 with the United States Securities and Exchange Commission to register the Debentures and the shares of common stock underlying the Debentures.

The Offering is being conducted on a commercially reasonable best efforts basis by a syndicate of agents led by Desjardins Capital Markets and including Laurentian Bank Securities Inc. and Echelon Wealth Partners Inc. The Offering will be conducted in the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec.

The Debentures will bear interest at an annual rate of 8%, payable semi-annually on the last day of June and December of each year, commencing on June 30, 2017. The size of the Offering and the conversion price will be determined in the context of the market prior to filing of a (final) short form prospectus.

The net proceeds from the Offering will be used for capital expansion, clinical studies, product development and general working capital requirements.

The Corporation will apply to list the Debentures and the shares of common stock issuable on the conversion of the Debentures or pursuant to other terms of the Debentures on the TSX Venture Exchange (the "TSXV"). A copy of the Prospectus is available under the Corporation's profile at www.sedar.com and a copy of the Registration Statement can be obtained from the SEC's website at www.sec.gov or by request to Desjardins Capital Markets at ecm@vmd.desjardins.com. The Offering is subject to certain customary conditions including, but not limited to, the receipt of all necessary approvals, including the approval of the TSXV and the SEC declaring the Registration Statement effective.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date.

Corporate related developments

Expansion to the existing Manufacturing Facility

The Company has initiated an expansion project to the existing manufacturing facility. This expansion became necessary following requests by commercial partners to increase manufacturing capacity and provide solvent film manufacturing capabilities. The new facility should create a fivefold increase of our production capacity in addition to offering a one-stop shopping opportunity to our partners. It should also significantly lower the acquisition cost for our partners and provide better protection of our Intellectual Property.

The Company has already entered into a lease agreement for an additional 11,000 square feet of expansion space and the preparation for a facility expansion is already ongoing.

All amounts are expressed in thousands of U.S. dollars unless otherwise stated.

Management’s Discussion and Analysis for the fiscal quarter ended March 31, 2017

Currency rate fluctuations

Our operating currency is Canadian dollars, while our reporting currency is U.S. dollars. Accordingly, our results of operations and balance sheet position have been affected by currency rate fluctuations. In summary, our financial statements for the three-month period ended March 31, 2017 report an accumulated other comprehensive loss due to foreign currency translation adjustments of $975 due to the fluctuations in the rates used to prepare our financial statements, $44 of which positively impacted our comprehensive loss for the three-month period ended March 31, 2017. The following Management Discussion and Analysis takes this into consideration whenever material.

Reconciliation of Comprehensive Loss to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is a non-US GAAP financial measure. A reconciliation of the Adjusted EBITDA is presented in the table below. The Company uses adjusted financial measures to assess its operating performance. Securities regulations require that companies caution readers that earnings and other measures adjusted to a basis other than US-GAAP do not have standardized meanings and are unlikely to be comparable to similar measures used by other companies. Accordingly, they should not be considered in isolation. The Company uses Adjusted EBITDA to measure its performance from one period to the next without the variation caused by certain adjustments that could potentially distort the analysis of trends in our operating performance, and because the Company believes it provides meaningful information on the Company’s financial condition and operating results.

IntelGenx obtains its Adjusted EBITDA measurement by adding to comprehensive loss, finance income and costs, depreciation and amortization, income taxes and foreign currency translation adjustment incurred during the period. IntelGenx also excludes the effects of certain non-monetary transactions recorded, such as share-based compensation, for its Adjusted EBITDA calculation. The Company believes it is useful to exclude these items as they are either non-cash expenses, items that cannot be influenced by management in the short term, or items that do not impact core operating performance. Excluding these items does not imply they are necessarily nonrecurring. Share-based compensation costs are a component of employee and consultant’s remuneration and can vary significantly with changes in the market price of the Company’s shares. Foreign currency translation adjustments are a component of other comprehensive income and can vary significantly with currency fluctuations from one period to another. In addition, other items that do not impact core operating performance of the Company may vary significantly from one period to another. As such, Adjusted EBITDA provides improved continuity with respect to the comparison of the Company’s operating results over a period of time. Our method for calculating Adjusted EBITDA may differ from that used by other corporations.

Reconciliation of Non-U.S.-GAAP Financial Information

	Three-month period
	ended March 31,
In U.S.$ thousands	2017	2016

Comprehensive Loss	$(468)	$(707)
Add (deduct):
Depreciation	170	87
Finance costs	57	40
Finance income	(2)	-
Share-based compensation	170	63
Foreign currency translation adjustment	(44)	(39)

Adjusted EBITDA	(117)	(556)

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA increased by $439 for the three-month period ended March 31, 2017 to ($117) compared to ($556) for the three-month period ended March 31, 2016. The increase in Adjusted EBITDA of $439 for the three– month period ended March 31, 2017 is mainly attributable to an increase in revenues of $535 partially offset by an increase in R&D expenses of $157 before consideration of stock-based compensation.

Results of operations for the three-month period ended March 31, 2017 compared with the three-month period ended March 31, 2016.

	Three-month period
	ended March 31,
In U.S.$ thousands	2017	2016
Revenue	$1,353	$818

Cost of Royalty and License Revenue	92	65
Research and Development Expenses	644	481
Selling, General and Administrative Expenses	904	891
Depreciation of tangible assets	170	87
Operating Loss	(457)	(706)
Net Loss	(512)	(746)
Comprehensive Loss	(468)	(707)

Revenue

Total revenues for the three-month period ended March 31, 2017 amounted to $1,353, representing an increase of $535 or 65% compared to $818 for the three-month period ended March 31, 2016. The increase for the three-month period ended March 31, 2017 compared to the last year’s corresponding period is mainly attributable to the increase in upfront and deferred revenues on monetization of $914 offset by a decrease in royalties of $379.

Cost of royalty and license revenue

We recorded $92 for the cost of royalty and license revenue in the three-month period ended March 31, 2017 compared with $65 in the same period of 2016. This expense relates to a Project Transfer Agreement that was executed in May 2010 with one of our former development partners whereby we acquired full rights to, and ownership of, Forfivo XL®, our novel, high strength formulation of Bupropion hydrochloride, the active ingredient in Wellbutrin XL®. Pursuant to the Project Transfer Agreement, and following commercial launch of Forfivo XL® in October 2012, we are required, after recovering an aggregate $200 for management fees previously paid, to pay our former development partner 10% of net product sales received from the sale of Forfivo XL®. We recovered the final portion of the management fees in December 2014, thereby invoking payments to our former development partner. Following the monetization of Forfivo XL®’s royalties, we are required to record 10% of the deferred revenues from the monetization as cost of royalty and license revenue until December 31, 2017 which represented $92 for the first quarter of 2017.

Research and development (“R&D”) expenses

R&D expenses for the three-month period ended March 31, 2017 amounted to $644, representing an increase of $163 or 34%, compared to $481 for the three-month period ended March 31, 2016.

The increase in R&D expenses for the three-month period ended March 31, 2017 is mainly attributable to increases in manufacturing scale up activities of $49, study costs of $111, license fees of $42, lab supplies of $47 and R&D salaries of $85. The increase was partially offset by a reduction in patent costs of $171.

In the three-month period ended March 31, 2017 we recorded estimated Research and Development Tax Credits and refunds of $30, compared with $22 that was recorded in the same period of the previous year.

Selling, general and administrative (“SG&A”) expenses

SG&A expenses for the three-month period ended March 31, 2017 amounted to $904, representing an increase of $13 or 1%, compared to $891 for the three-month period ended March 31, 2016.

The increase in SG&A expenses for the three-month period ended March 31, 2017 is mainly attributable to an increase in investor relation expenses $41, partially offset by a decrease in office and general expenses of $23.

Depreciation of tangible assets

In the three-month period ended March 31, 2017 we recorded an expense of $170 for the depreciation of tangible assets, compared with an expense of $87 thousand for the same period of the previous year.

Share-based compensation expense, warrants and stock based payments

Share-based compensation warrants and share-based payments expense for the three-month period ended March 31, 2017 amounted to $170 compared to $63 for the three-month period ended March 31, 2016.

We expensed approximately $49 in the three-month period ended March 31, 2017 for options granted to our employees in 2015 and 2016 under the 2006/2016 Stock Option Plan, approximately $119 for options granted non-employee directors in 2015, 2016 and 2017, and approximately $2 for options granted to a consultant in 2016, compared with $28, $35, and $nil respectively that was expensed in the same period of the previous year.

There remains approximately $238 in stock based compensation to be expensed in fiscal 2017 and 2018, of which $229 relates to the issuance of options to our employees and directors during 2015 to 2017 and $9 relates to the issuance of options to a consultant in 2016. We anticipate the issuance of additional options and warrants in the future, which will continue to result in stock-based compensation expense.

Key items from the balance sheet

	March 31,	December	Increase/	Increase/
In U.S.$ thousands	2017	31, 2016	(Decrease)	(Decrease)
Current Assets	$4,966	$6,352	$-1,386	-22%
Leasehold improvements and Equipment	5,833	5,730	103	2%
Security Deposits	714	708	6	1%
Current Liabilities	4,073	5,235	-1,162	-22%
Long-term debt	2,410	2,565	-155	-6%
Capital Stock	1	1	0	0%
Additional Paid-in- Capital	24,207	23,700	507	2%

Current assets

Current assets totaled $4,966 as at March 31, 2017 compared with $6,352 at December 31, 2016. The decrease of $1,386 is mainly attributable to a decrease in cash and cash equivalents of approximately $312 and a decrease in short term investments of $252 as well as a decrease in accounts receivable of approximately $616.

Cash and cash equivalents

Cash and cash equivalents totaled $300 as at March 31, 2017 representing a decrease of $312 compared with the balance of $612 as at December 31, 2016. The decrease in cash on hand relates to net cash used by operating activities of $523 and unrealized foreign exchange loss of $101, offset by net cash provided by financing activities of $234 and net cash provided by investing activities of $78.

Accounts receivable

Accounts receivable totaled $428 as at March 31, 2017 representing a decrease of $616 compared with the balance of $1,044 as at December 31, 2016. The main reason for the decrease is related to the collection in Q1 2017 of upfront payments accounted for as at December 31, 2016.

Prepaid expenses

As at March 31, 2017 prepaid expenses totaled $428 compared with $566 as of December 31, 2016. The decrease in prepaid expenses is attributable to the advance payments in December 2016 of certain expenses that relate to services to be provided in the remainder of the year.

Investment tax credits receivable

R&D investment tax credits receivable totaled approximately $178 as at March 31, 2017 compared with $246 as at December 31, 2016. The decrease is attributable to the collection of the 2015 tax credits offset by the accrual estimated and recorded for the first quarter of 2017.

Leasehold improvements and equipment

As at March 31, 2017, the net book value of leasehold improvements and equipment amounted to $5,833, compared to $5,730 at December 31, 2016. In the three-month period ended March 31, 2017 additions to assets totaled $222 and mainly comprised of $210 for manufacturing equipment, $7 for computer equipment, $3 for leasehold improvements, and $2 for office furniture.

Security deposit

A security deposit in the amount of CAD$300 in respect of an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec, Canada was recorded as at March 31, 2017. Security deposits in the amount of CAD$650 for the term loans were also recorded as at March 31, 2017.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities totaled $613 as at March 31, 2017 compared with $897 as at December 31, 2016. The decrease is mainly attributable to the December 31, 2016 bonus accruals paid out in Q1 2017.

Long-term debt

Long-term debt totaled $3,120 as at March 31, 2017 (December 31, 2016 - $3,269). An amount of $2,519 is attributable to term loan from the lender secured by a first ranking movable hypothec on all present and future movable property of the Company and a 50% guarantee by Export Development Canada, a Canadian Crown corporation export credit agency. The reimbursement of the term loan started in September 2015 and should be fully reimbursed by October 2021.

An amount of $601 is attributable to a second loan secured by a second ranking on all present and future property of the Company. The reimbursement of the loan started in January 2017 and should be fully reimbursed by March 2021.

Shareholders’ equity

As at March 31, 2017 we had accumulated a deficit of $18,249 compared with an accumulated deficit of $17,737 as at December 31, 2016. Total assets amounted to $11,513 and shareholders’ equity totaled $4,984 as at March 31, 2017, compared with total assets and shareholders’ equity of $12,790 and $4,945 respectively, as at December 31, 2016.

Capital stock

As at March 31, 2017 capital stock amounted to $0.654 (December 31, 2016: $0.648) . Capital stock is disclosed at its par value with the excess of proceeds shown in Additional Paid-in-Capital.

Additional paid-in-capital

Additional paid-in capital totaled $24,207 as at March 31, 2017, as compared to $23,700 as at December 31, 2016. Additional paid in capital increased by $507 from which $337 came from proceeds from exercise of warrants and stock options and $170 from stock based compensation attributable to the amortization of stock options granted to employees and directors.

Taxation

As at December 31, 2016, the date of our latest annual tax return, we had Canadian and provincial net operating losses of approximately $7,585 (December 31, 2015: $6,462) and $7,763 (December 31, 2015: $6,725) respectively, which may be applied against earnings of future years. Utilization of the net operating losses is subject to significant limitations imposed by the change in control provisions. Canadian and provincial losses will be expiring between 2027 and 2036. A portion of the net operating losses may expire before they can be utilized.

As at December 31, 2016, we had non-refundable tax credits of $1,190 thousand (2015: $1,022 thousand) of which $8 thousand is expiring in 2026, $10 thousand is expiring in 2027, $168 thousand is expiring in 2028, $147 thousand is expiring in 2029, $126 thousand is expiring in 2030, $133 thousand is expiring in 2031, $167 thousand is expiring in 2032 and $111 thousand is expiring in 2033, $84 thousand expiring in 2034 and $99 thousand is expiring in 2035 and $137 thousand expiring in 2036. We also had undeducted research and development expenses of $5,438 thousand (2015: $4,563 thousand) with no expiration date.

The deferred tax benefit of these items was not recognized in the accounts as it has been fully provided for.

Key items from the statement of cash flows

				Percentage
In U.S.$ thousands	March 31,	March 31,	Increase/	Increase/
	2017	2016	(Decrease)	(Decrease)
Operating Activities	$(523)	$(1,056)	$533	50%
Financing Activities	234	375	(141)	(38%	)
Investing Activities	78	(290)	368	127%
Cash and cash equivalents - end of period	300	2,067	(1,767)	(85%	)

Statement of cash flows

Net cash used in operating activities was $523 for the three-month period ended March 31, 2017, compared to $1,056 for the three-month period ended March 31, 2016. For the three-month period ended March 31, 2017, net cash used by operating activities consisted of a net loss of $512 (2016: $746) and a decrease in non-cash operating elements of working capital of $351 (2016: $460).

The net cash provided by financing activities was $234 for the three-month period ended March 31, 2017, compared to $375 provided in the same period of the previous year. An amount of $337 derives from proceeds from exercise of warrants and stock options offset by repayment of term loans for an amount of $103.

Net cash provided by investing activities amounted to $78 for the three-month period ended March 31, 2017 compared to a negative $290 in the same period of 2016. The net cash provided by investing activities for the three-month period ended March 31, 2017 relates to the redemption of short term investments of $300 (2016: $Nil), offset by the purchase of fixed assets of $222 (2016: $290).

The balance of cash and cash equivalents as at March 31, 2017 amounted to $300, compared to $2,067 at March 31, 2016.

Off-balance sheet arrangements

We have no off-balance sheet arrangements.

Management’s Discussion and Analysis for the year ended December 31, 2016

2016 Key Developments

Anti-depressant tablet, Forfivo XL®

On August 5th, 2016, we announced that we had sold our U.S. royalty on future sales of Forfivo XL® to SWK Holdings Corporation (SWK) for $6 million (CA$8 million). Forfivo XL® (Bupropion extended-release) is the first 450 mg bupropion HCl tablet indicated for Major Depressive Disorder, approved by the FDA. As per terms of the agreement, we received $6 million from SKW at closing. In return for, (i) 100% of any and all royalties (as defined in the Edgemont Pharmaceuticals, LLC License Agreement) or similar royalty amounts received on or after April 1, 2016, (ii) 100% of the $2 million milestone payment upon Edgemont reaching annual net sales of $15 million, and (iii) 35% of all potential future milestone payments. Patent protection for Forfivo XL® in the United States expires in 2027 with an authorized generic entering the market in January 2018.

SWK is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors.

Anti-migraine VersaFilm™

On February 18, 2016, we announced that the USPTO had granted a patent protecting Rizaport®, an oral thin film formulation of rizatriptan benzoate for the treatment of acute migraines. This patent protects the composition of Rizaport® and will be listed in the Orange Book upon approval of the product by the FDA. The patent application, entitled “Instantly Wettable Oral Film Dosage Form Without Surfactant or Polyalcohol” covers rapidly disintegrating film oral dosage forms and is valid until 2034.

On July 5, 2016, we announced the signing of the definitive agreement with Grupo Juste S.A.Q.F. (now Exeltis Healthcare, S.L. (“Exeltis”)) for the commercialization of RIZAPORT®, our proprietary oral thin film for the treatment of acute migraines, in the country of Spain. All commercial manufacturing of RIZAPORT® will take place at our new state-of-the-art manufacturing facility in Canada. Grupo Juste (Exeltis) is a prominent private Spanish company with over 90 years of experience in the research, development and commercialization of proprietary pharmaceutical products, including migraine and other central nervous system drugs, in Europe, Latin America and other territories. According to the definitive agreement, Grupo Juste (Exeltis) has obtained exclusive rights to register, promote and distribute RIZAPORT® in Spain. In exchange, we and Redhill Biopharma will receive upfront and milestone payments, together with a share of the net sales of RIZAPORT®. Commercial launch in Spain is estimated to take place in the second half of 2017. The initial term of the definitive agreement shall be for ten years from the date of first commercial sale of the product and shall automatically renew for one additional two-year term.

Through our partner Grupo Juste, (Exeltis) the product was submitted in Spain in September 2016 for approval using a decentralized procedure. Approval in Spain is currently expected for Q4 2017.

On December 14, 2016, we, together with our partner RedHill Biopharma, announced the signing of an exclusive license agreement with Pharmatronic Co. for the commercialization of RIZAPORT® in the Republic of Korea (South Korea). Under the terms of the agreement, RedHill granted Pharmatronic Co. the exclusive rights to register and commercialize RIZAPORT® in South Korea. IntelGenx and RedHill have received an upfront payment and will be eligible to receive additional milestone payments upon achievement of certain predefined regulatory and commercial targets, as well as tiered royalties. IntelGenx will supply the commercial product to Pharmatronic. The initial term of the definitive agreement with Pharmatronic Co. is for ten years from the date of first commercial sale and shall automatically renew for an additional two-year term. Commercial launch in South Korea is estimated to take place in the first quarter of 2019.

Erectile Dysfunction VersaFilm™

On November 21, 2016, we announced the signing of a binding term sheet for a non-exclusive license to Eli Lilly and Company’s tadalafil dosing patent, United States Patent No. 6,943,166 (the ‘166 dosing patent). Any exclusivity associated with the tadalafil compound patent is not affected by this agreement. Subsequently, an agreement was reached with Lilly to render the license exclusive.

Subject to FDA approval, this license allows us to commercialize a Tadalafil ED VersaFilm™ product in the U.S. prior to the expiration of the ‘166 dosing patent. This license terminates all our current tadalafil-related litigation activities.

Opioid dependence VersaFilm™

On July 11, 2016, we announced the receipt of the notice of appeal for the buprenorphine/naloxone sublingual film product for the treatment of opiate addiction by Par Pharmaceutical, Inc. (Par) and the Corporation to the United States Court of Appeals for the Federal Circuit from the final judgment issued by the U.S. District Court for the District of Delaware on June 27, 2016.

The ruling in the U.S. District Court of Delaware in the ANDA litigation of Par and the Corporation against Indivior PLC and Monosol Rx, LLC resulted in Par and the Corporation prevailing on the non-infringement of the U.S. Patent No. 8,017,150, which is set to expire in 2023, and on the invalidity (all claims) and non-infringement (certain claims) of the U.S. Patent No. 8,475,832, which is set to expire in 2030. The Court also ruled that Par’s ANDA product would infringe the asserted claims of U.S. Patent No. 8,603,514, one of the Orange Book listed patents for Suboxone Film, and that the asserted claims of U.S. Patent No. 8,603,514 were not shown to be invalid.

Undisclosed projects

On September 12, 2016, we announced that we had entered into a licensing, development and supply agreement with Chemo Group (Chemo) granting Chemo the exclusive license to commercialize two generic products for the USA market and one product on a worldwide basis. Under the terms of the agreement, Chemo has obtained certain exclusive rights to market and sell our products in exchange for upfront and milestone payments, together with a share of the profits of U.S. Preparation of Scale-up activities for the product are currently ongoing.

On December 1st, 2016, we announced that we had strengthened our relationship with Chemo Group by signing a term sheet for the co-development and commercialization of a generic tablet in the area of CNS (central nervous system) on a worldwide basis. According to Global Data, worldwide sales in 2015 of the CNS related product exceeded $4 billion. As per the agreement we received an upfront payment and will be entitled to receive development costs of the product and future milestone payments. Chemo and IntelGenx will also share the profits of commercialization. The definitive agreement was signed on December 30, 2016

On December 27, 2016, we announced that we have entered into a co-development and commercialization agreement with Endo Ventures Ltd. for this product utilizing our proprietary VersaFilm™ for the U.S. market. Under the agreement, Endo has obtained certain exclusive rights to market and sell our product in the U.S. We received an upfront payment and will receive future milestone payments. Endo and IntelGenx will share the profits of commercialization.

Corporate

New Manufacturing Facility with increased R&D and Administration space

On April 24, 2015, we entered into an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec (the “Lease”). The Lease has a 10 year and 6-month term which commenced on September 1, 2015 and we have retained two options to extend the Lease, with each option being for an additional five years. Under the terms of the Lease we are paying base rent of approximately CA$110 thousand (approximately $84 thousand) per year, which will increase at a rate of CA$0.25 ($0.19) per square foot /per year, every two years.

We also finalised negotiations on April 29, 2015 for an agreement for the construction of manufacturing facilities, laboratories, and offices within the property located at 6420 Abrams, St-Laurent, Quebec, at an aggregate cost of CA$2.9 million (approximately $2.2 million). The construction agreement was awarded to BTL Construction Inc. (“BTL”) in Quebec following a tender process that was completed in December 2014. BTL specializes in the construction and renovation of facilities for the pharmaceutical industry, and has completed projects for various major pharmaceutical companies. We funded this project from cash on hand as well as a CA$1 million loan from IQ.

Construction was successfully completed in Q1, 2016. As of December 31, 2016, we had received CA$4 million in cash as part of a credit facility (approximately $3.2 million) negotiated with the Bank. The credit facility is supported by a 50% guarantee under the Export Guarantee Program from Export Development Canada, Canada’s export credit agency.

All amounts are expressed in thousands of U.S. dollars unless otherwise stated.

Currency rate fluctuations

Our operating currency is Canadian dollars, while our reporting currency is U.S. dollars. Accordingly, our results of operations and balance sheet position have been affected by currency rate fluctuations. In summary, our financial statements for the fiscal year ended December 31, 2016 report an accumulated other comprehensive loss due to foreign currency translation adjustments of $1,019 due to the fluctuations in the rates used to prepare our financial statements, $293 of which negatively impacted our comprehensive income for the fiscal year ended December 31, 2016. The following Management Discussion and Analysis takes this into consideration whenever material.

Reconciliation of Comprehensive (Loss) Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is a non-US GAAP financial measure. A reconciliation of the Adjusted EBITDA is presented in the table below. We use adjusted financial measures to assess its operating performance. Securities regulations require that companies caution readers that earnings and other measures adjusted to a basis other than US-GAAP do not have standardized meanings and are unlikely to be comparable to similar measures used by other companies. Accordingly, they should not be considered in isolation. We use Adjusted EBITDA to measure its performance from one period to the next without the variation caused by certain adjustments that could potentially distort the analysis of trends in our operating performance, and because we believe it provides us with meaningful information on our financial condition and operating results.

IntelGenx obtains its Adjusted EBITDA measurement by adding to comprehensive (loss) income, finance income and costs, depreciation and amortization, income taxes and foreign currency translation adjustment incurred during the period. IntelGenx also excludes the effects of certain non-monetary transactions recorded, such as share-based compensation, for its Adjusted EBITDA calculation. We believe it is useful to exclude these items as they are either non-cash expenses, items that cannot be influenced by management in the short term, or items that do not impact core operating performance. Excluding these items does not imply they are necessarily nonrecurring. Share-based compensation costs are a component of employee and consultant’s remuneration and can vary significantly with changes in the market price of our shares. Foreign currency translation adjustments are a component of other comprehensive income and can vary significantly with currency fluctuations from one period to another. In addition, other items that do not impact core operating performance of the Corporation may vary significantly from one period to another. As such, Adjusted EBITDA provides improved continuity with respect to the comparison of the Corporation’s operating results over a period of time. Our method for calculating Adjusted EBITDA may differ from that used by other corporations.

Reconciliation of Non-U.S.-GAAP Financial Information

		Three-month period				Twelve-month period
		ended December 31,				ended December 31,
In U.S.$ thousands		2016		2015		2016		2015
	$		$		$		$
Comprehensive (loss) income		(22)		233		(1,473)		799
Add (deduct):
Depreciation and amortization		150		123		511		171
Finance costs		57		22		203		123
Finance income		(2)		(8)		(4)		(28)
Share-based compensation		54		25		195		130
Foreign currency translation adjustment		398		34		293		492

Adjusted EBITDA		635		429		(275)		1,687

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA increased by $206 for the three-month period ended December 31, 2016 to $635 compared to $429 for the three-month period ended December 31, 2015. Adjusted EBITDA decreased by $1,962 for the twelvemonth period ended December 31, 2016 to negative $275 compared to $1,687 for the twelve-month period ended December 31, 2015. The increase in Adjusted EBITDA of $206 for the three–month period ended December 31, 2016 is mainly attributable to an increase in revenues of $409 partially offset by an increase in R&D expenses of $77 and an increase in SG&A expenses of $176. The decrease in Adjusted EBITDA of $1,962 for the twelve-month period ended December 31, 2016 is mainly attributable to an increase in R&D expenses of $733 and an increase in SG&A expenses of $1,533 partially offset by an increase in revenues of $125.

Results of operations for the three month and twelve month periods ended December 31, 2016 compared with the three month and twelve month periods ended December 31, 2015.

	Three-month period		Twelve-month period
	ended December 31,		ended December 31,
In U.S.$ thousands	2016	2015	2016	2015
Revenue	$1,911	$1,502	$5,220	$5,095
Cost of Royalty and License Revenue	91	141	319	433
Research and Development Expenses	471	390	1,766	1,033
Selling, General and Administrative Expenses	768	567	3,605	2,072
Depreciation of tangible assets	150	106	511	125
Amortization of intangible assets	-	17	-	46
Operating Income (Loss)	431	281	(981)	1,386
Net Income (Loss)	376	267	(1,180)	1,291
Comprehensive Income (Loss)	(22)	233	(1,473)	799

Revenue

Total revenues for the three-month period ended December 31, 2016 amounted to $1,911, representing an increase of $409 or 27% compared to $1,502 for the three-month period ended December 31, 2015. Total revenues for the twelve-month period ended December 31, 2016 amounted to $5,220 representing an increase of $125 or 2% compared to $5,095 for the twelve-month period ended December 31, 2015. The increase for the three-month period ended December 31, 2016 compared to the last year’s corresponding period is mainly attributable to upfront payments received in Q4 2016. The increase for the twelve-month period ended December 31, 2016 compared to the last year’s corresponding period is also mainly attributable to upfront payments received during 2016. The main differences between the three-month and twelve-month periods of 2016 vs 2015 is mainly the source of revenues that went from royalties and milestones in 2015 to deferred revenues from monetization of Forfivo and upfront payments from multiple agreements signed in 2016.

Cost of royalty and license revenue

We recorded $91 for the cost of royalty and license revenue in the three-month period ended December 31, 2016 compared with $141 in the same period of 2015. We recorded $319 for the cost of royalty and license revenue in the twelve-month period ended December 31, 2016 compared with $433 in the same period of 2015. These expenses relate to a Project Transfer Agreement that was executed in May 2010 with one of our former development partners whereby we acquired full rights to, and ownership of, Forfivo XL®, our novel, high strength formulation of Bupropion hydrochloride, the active ingredient in Wellbutrin XL®. Pursuant to the Project Transfer Agreement, and following commercial launch of Forfivo XL® in October 2012, we are required, after recovering an aggregate $200 for management fees previously paid, to pay our former development partner 10% of net product sales received from the sale of Forfivo XL®. We recovered the final portion of the management fees in December 2014, thereby invoking payments to our former development partner.

Research and development (“R&D”) expenses

R&D expenses for the three-month period ended December 31, 2016 amounted to $471, representing an increase of $81 or 21%, compared to $390 for the three-month period ended December 31, 2015. R&D expenses for the twelvemonth period ended December 31, 2016 amounted to $1,766, representing an increase of $733 or 71%, compared to $1,033 recorded in the same period of 2015.

The increase in R&D expenses for the three-month period ended December 31, 2016 is mainly attributable to an increase in R&D salaries of $96 and laboratory supplies of $79 partially offset by a decrease in patent expenses of $59. The increase in R&D expenses for the twelvemonth period ended December 31, 2016 is mainly attributable to an increase in patent expenses of $290, an increase in R&D salaries of $206 for new hires, laboratory supplies of $99, analytical costs of $78 as well as an increase in study costs of $48.

In the twelve-month period ended December 31, 2016 we recorded estimated Research and Development Tax Credits of $148, compared with $105 that was recorded in the same period of the previous year.

Selling, general and administrative (“SG&A”) expenses

SG&A expenses for the three-month period ended December 31, 2016 amounted to $768, representing an increase of $201 or 35%, compared to $567 for the three-month period ended December 31, 2015. SG&A expenses for the twelve-month period ended December 31, 2016 amounted to $3,605, representing an increase of $1,533 or 74%, compared to $2,072 recorded in the same period of 2015.

The increase in SG&A expenses for the three-month period ended December 31, 2016 is mainly attributable to an increase in administration salaries of $119 as well as an increase in business development salaries of $49. The increase in SG&A expenses for the twelve-month period ended December 31, 2016 is mainly attributable to an increase in administration salaries of $585, business development salaries of $205 and business development expenses of $188 as well as an increase in professional fees of $163, rent and utilities of $115 and finally an increase in office and general expenses of $95.

Depreciation of tangible assets

In the three-month period ended December 31, 2016 we recorded an expense of $150 for the depreciation of tangible assets, compared with an expense of $106 thousand for the same period of the previous year. In the twelve-month period ended December 31, 2016 we recorded an expense of $511 for the depreciation of tangible assets, compared with an expense of $125 for the same period of the previous year.

Share-based compensation expense, warrants and stock based payments

Share-based compensation warrants and share-based payments expense for the three-month period ended December 31, 2016 amounted to $54 compared to $25 for the three-month period ended December 31, 2015. Share-based compensation warrants and share-based payments expense for the twelve-month period ended December 31, 2016 amounted to $195 compared to $130 for the twelve-month period ended December 31, 2015.

We expensed approximately $141 in the twelve-month period ended December 31, 2016 for options granted to our employees in 2014, 2015 and 2016 under the 2006 and 2016 Stock Option Plans, and approximately $52 for options granted to non-employee directors in 2014, 2015 and 2016, compared with $60 and $70 respectively that was expensed in the same period of the previous year.

There remains approximately $320 in stock based compensation to be expensed in fiscal 2016 and 2017, $309 of which relates to the issuance of options to our employees and directors during 2014 to 2016 and $11 relates to the issuance of options to a consultant. We anticipate the issuance of additional options and warrants in the future, which will continue to result in stock-based compensation expense.

Key items from the balance sheet

				Percentage
	December	December	Increase/	Increase/
In U.S.$ thousands	31, 2016	31, 2015	(Decrease)	(Decrease)
Current Assets	$6,352	$4,172	$2,180	52%
Leasehold improvements and Equipment	5,730	4,238	1,492	35%
Security Deposits	708	506	202	40%
Current Liabilities	5,235	1,779	3,456	194%
Deferred lease obligations	45	27	18	67%
Long-term debt	2,565	1,546	1,019	66%
Capital Stock	1	1	0	0%
Additional Paid-in-Capital	23,700	22,846	854	4%

Current assets

Current assets totaled $6,352 at December 31, 2016 compared with $4,172 at December 31, 2015. The increase of $2,180 is mainly attributable to an increase in short term financial investments of $3,884 as well as an increase in prepaid expenses of $496 partially offset by a decrease in cash and cash equivalents of $2,253.

Cash and cash equivalents

Cash and cash equivalents totaled $612 as at December 31, 2016 representing a decrease of $2,253 compared with the balance of $2,865 as at December 31, 2015. The decrease in cash on hand relates to net cash used in investing activities of ($5,910) as well an unrealized foreign exchange loss of $4, partially offset by net cash provided by operating activities of $1,729 as well as net cash provided by financing activities of $1,924.

The cash provided by financing activities derives from a loan negotiated with the Lender secured by a first ranking movable hypothec on all of our present and future movable property and a 50% guarantee by Export Development Canada, a Canadian Crown corporation export credit agency.

Accounts receivable

Accounts receivable totaled $1,044 as at December 31, 2016 representing a decrease of $96 compared with the balance of $1,140 as at December 31, 2015. The main component of this year’s accounts receivable is composed of upfront payments on agreements signed in Q4 2016 received in Q1 2017.

Prepaid expenses

As at December 31, 2016 prepaid expenses totaled $566 compared with $70 as of December 31, 2015. The increase in prepaid expenses is mainly attributable to the 10% prepayment to Cary Pharmaceuticals following the monetization of Forfivo to SWK Holding.

Investment tax credits receivable

R&D investment tax credits receivable totaled approximately $246 as at December 31, 2016 compared with $97 as at December 31, 2015. The increase relates to the accrual estimated and recorded for the twelve-month period ended December 31, 2016.

Leasehold improvements and equipment

As at December 31, 2016, the net book value of leasehold improvements and equipment amounted to $5,730, compared to $4,238 at December 31, 2015. In the twelve-month period ended December 31, 2016 additions to assets totaled $2,326 and mainly comprised of $1,651 for manufacturing and packaging equipment for our new, state-of-the-art, VersaFilm™ manufacturing facility, and $483 for leasehold improvements related to our new manufacturing facility at 6420 Abrams, St-Laurent, Quebec, Canada, $176 for laboratory and office equipment and $16 for computer equipment.

Security deposit

A security deposit in the amount of CA$300 ($223) in respect of an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec, Canada was recorded as at December 31, 2016 and 2015. Security deposits in the amount of CA$650 ($484) and CA$400 ($289) for the term loans were also recorded as at December 31, 2016 and 2015, respectively.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities totaled $897 as at December 31, 2016 (December 31, 2015 - $1,595) and is mainly attributable to accounts payable and accrued payroll.

Long-term debt

Long-term debt totaled $3,269 as at December 31, 2016 (December 31, 2015 - $1,730). An amount of $2,636 is attributable to term loan from the lender secured by a first ranking movable hypothec on all of our present and future movable property and a 50% guarantee by Export Development Canada, a Canadian Crown corporation export credit agency.

An amount of $633 is attributable to a second loan secured by a second ranking on all of our present and future property reimbursable in monthly principal payments starting January 2017 to March 2021.

Shareholders’ equity

As at December 31, 2016 we had accumulated a deficit of $17,737 compared with an accumulated deficit of $16,557 as at December 31, 2015. Total assets amounted to $12,790 and shareholders’ equity totaled $4,945 as at December 31, 2016, compared with total assets and shareholders’ equity of $8,916 and $5,564 respectively, as at December 31, 2015.

Capital stock

As at December 31, 2016 capital stock amounted to $0.648 (December 31, 2015: $0.636) . Capital stock is disclosed at its par value with the excess of proceeds shown in Additional Paid-in-Capital.

Additional paid-in-capital

Additional paid-in capital totaled $23,700 as at December 31, 2016, as compared to $22,846 at December 31, 2015. Additional paid in capital increased by $596 for warrants exercised, increased by $63 for options exercised, and increased by $195 for stock based compensation attributable to the expensing of stock options granted to employees and directors.

Taxation

As at December 31, 2016, the date of our latest annual tax return, we had Canadian and provincial net operating losses of approximately $7,585 (December 31, 2015: $6,462) and $7,763 (December 31, 2015: $6,725) respectively, which may be applied against earnings of future years. Utilization of the net operating losses is subject to significant limitations imposed by the change in control provisions. Canadian and provincial losses will be expiring between 2027 and 2036. A portion of the net operating losses may expire before they can be utilized.

As at December 31, 2016, we had non-refundable tax credits of $1,190 thousand (2015: $1,022 thousand) of which $8 thousand is expiring in 2026, $10 thousand is expiring in 2027, $168 thousand is expiring in 2028, $147 thousand is expiring in 2029, $126 thousand is expiring in 2030, $133 thousand is expiring in 2031, $167 thousand is expiring in 2032 and $111 thousand is expiring in 2033, $84 thousand expiring in 2034 and $99 thousand is expiring in 2035 and $137 thousand expiring in 2036. We also had undeducted research and development expenses of $5,438 thousand (2015: $4,563 thousand) with no expiration date.

The deferred tax benefit of these items was not recognized in the accounts as it has been fully provided for.

Key items from the statement of cash flows

In U.S.$ thousands	December	December	Increase/	Percentage
	31, 2016	31, 2015	(Decrease)	Increase/ (Decrease)
Operating Activities	$1,729	$546	$1,183	217%
Financing Activities	1,924	1,792	132	7%
Investing Activities	(5,910)	(3,380)	(2,530)	75%
Cash and cash equivalents – end of period	612	2,865	(2,253)	(79%	)

Statement of cash flows

Net cash provided by operating activities was $1,729 for the twelve-month period ended December 31, 2016, compared to $546 for the twelve month period ended December 31, 2015. For the twelve-month period ended December 31, 2016, net cash used by operating activities consisted of a net loss of ($1,180) (2015: $1,291) and an increase in non-cash operating elements of working capital of $2,203 compared with decrease of ($1,046) for the twelve-month period ended December 31, 2015.

The net cash provided by financing activities was $1,924 for the twelve-month period ended December 31, 2016, compared to $1,792 provided in the same period of the previous year. An amount of $1,940 derives from several disbursements of a term loan negotiated with the partially offset by loan repayment of ($675). Finally, proceeds from exercise of warrants and options generated an inflow of $659.

Net cash used in investing activities amounted to ($5,910) for the twelve-month period ended December 31, 2016 compared to ($3,380) in same period of 2015. The net cash used in investing activities for the twelve-month period ended December 31, 2016 relates to the purchase fixed assets for ($2,326) as well as net acquisitions of short-term investments of ($3,584).

The balance of cash and cash equivalents as at December 31, 2016 amounted to $612, compared to $2,865 at December 31, 2015.

Commitments

On April 24, 2015 we entered into an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Québec. The Lease has a 10 year and 6-month term commencing September 1, 2015. IntelGenx has retained two options to extend the with each option being for an additional five years. Under the terms of the lease IntelGenx is required to pay base rent of approximately CA$110 thousand (approximately $82 thousand) per year, which will increase at a rate of CA$0.25 ($0.19) per square foot / year every years.

The aggregate minimum rentals, exclusive of other occupancy charges, for property leases expiring in 2026, are approximately $824 thousand, as follows:

2017	$83
2018	85
2019	87
2020	89
2021	90
Thereafter	390

Subsequent events

Subsequent to the end of the year, on March 6, 2017 IntelGenx executed an agreement to lease approximately an additional 11,000 square feet in a property located at 6410 Abrams, St-Laurent, Quebec (the “Lease”). The lease has an 8 year and 5-month term commencing on October 1, 2017 and IntelGenx has retained two options to extend the Lease, with each option being for an additional five years. Under the terms of the Lease IntelGenx will be required to pay base rent of approximately CA$74 thousand (approximately $55 thousand) per year, which will increase at a rate of CA$0.25 ($0.19) per square foot every two years. IntelGenx plans to use the newly leased space to expand its manufacture of oral film VersaFilm TM.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as contemplated by Item 303 (A)(4)(ii) of Regulation S-K under the Securities Act.

MARKET INFORMATION

Our common stock was quoted on the OTC Bulletin Board under the symbol “IGXT” from January 2007 until June 2012 and, subsequent to our upgrade in June 2012, has been quoted on the OTCQX. Our common stock has also been listed on the TSXV under the symbol “IGX” since May 2008. The table below sets forth the high and low bid prices of our common stock as reported by the OTCQX and the TSX for the periods indicated. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	OTCQX		TSXV
	High	Low	High	Low
	(U.S.$)	(U.S.$)	(CA$)	(CA$)
2017
First Quarter	$0.89	$0.68	$1.20	$0.90

2016
Fourth Quarter	$0.81	$0.55	$1.09	$0.76
Third Quarter	$1.00	$0.45	$1.35	$0.61
Second Quarter	$0.59	$0.49	$0.75	$0.65
First Quarter	$0.63	$0.37	$0.85	$0.55

2015
Fourth Quarter	$0.58	$0.46	$0.76	$0.59
Third Quarter	$0.60	$0.40	$0.81	$0.66
Second Quarter	$0.73	$0.56	$0.98	$0.63
First Quarter	$0.90	$0.52	$1.10	$0.61

Number of Shareholders

On June 28, 2017 there were approximately 46 holders of record of our common stock, one of which was Cede & Co., a nominee for Depository Trust Company, and one of which was The Canadian Depository for Securities Limited, or CDS. All of our common shares held by brokerage firms, banks and other financial institutions in the United States and Canada as nominees for beneficial owners are considered to be held of record by Cede & Co. in respect of brokerage firms, banks and other financial institutions in the United States, and by CDS in respect of brokerage firms, banks and other financial institutions located in Canada. Cede & Co. and CDS are each considered to be one shareholder of record.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the board of directors may deem relevant.

Equity Compensation Plan Information as of December 31, 2016

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	1,785,000(1)	$0.54	0(2)
Equity Compensation Plans Not Approved by Security Holders	1,175,000(2)	$0.78	1,938,954(3)
Total	2,960,000	$0.63	1,938,954

(1)	Includes shares of our common stock issuable pursuant to options granted under the 2006 Stock Option Plan.
(2)

On May 9, 2016, our Board adopted the 2016 Stock Option Plan which amended and restated the 2006 Stock Option Plan, which expired in August 2016. As a result of the adoption of the 2016 Stock Option Plan, no additional options will be granted under the 2006 Stock Option Plan and all previously granted options will be governed by the 2016 Stock Option Plan. Due to the nature of the changes made to the 2006 Stock Option Plan it was determined that no stockholder approvals were required by the TSXV.

(3)	Represents the maximum number of shares of our common stock available for grants under our 2016 Stock Option Plan as of December 31, 2016.

2016 Stock Option Plan

The 2016 Stock Option Plan was adopted by our Board in order to make the terms of our stock option plan more consistent with the requirements of the TSXV and to remove certain provisions which would have enabled us to grant incentive stock options in compliance with Section 422 of the Internal Revenue Code. The 2016 Stock Option Plan permits the granting of options to our officers, employees, directors and eligible consultants. A total of 6,361,525 shares of common stock were reserved for issuance under this plan, which includes stock options granted under the previous 2006 Stock Option Plan. Options may be granted under the 2016 Stock Option Plan on terms and at prices as determined by the Board except that the options cannot be granted at less than the market closing price of the common stock on the TSXV on the date prior to the grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option may be exercised after the expiration of 10 years from the date of grant. The 2016 Stock Option Plan provides the Board with more flexibility when setting the vesting schedule for options which was otherwise fixed in the 2006 Stock Option Plan.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information as of June 28, 2017 concerning our directors and officers. The biographies of each of the director nominees below contain information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Corporation.

Name	Age	Position	Position since
Horst G. Zerbe(3)	70	President and Chief Executive Officer, Chairman of the Board	April 2006 (except January to July 2014) April 2006
Andre Godin	54	Executive Vice President and Chief Financial Officer	August 2015
John Durham(4)	62	Vice President, Manufacturing Operations	January 2015
Nadine Paiement(4)	40	Vice President, Research and Development Director, Research and Development	January 2016 June 2005
Dana Matzen(4)	39	Vice President, Business and Corporate Development	March 2016
J. Bernard Boudreau(2) (3) (1)	72	Director Vice Chairman of the Board	June 2006 March 2014
Ian (John) Troup (2) (1)	74	Director	May 2008
Bernd J. Melchers(1)	65	Director	April 2009
John Marinucci(1) (2)	60	Director	August 2010
Clemens Mayr(2) (3)	48	Director	August 2015
Mark Nawacki (3)	48	Director	August 2016
Ingrid Zerbe(5)	62	Corporate Secretary	April 2006

(1)	Audit Committee member
(2)	Compensation Committee member
(3)	Corporate Governance and Nomination Committee
(4)	VP of Canadian subsidiary IntelGenx Corp.
(5)	Director of Canadian subsidiary IntelGenx Corp.

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. Officers are appointed annually by the Board and each executive officer serves at the discretion of the board.

Horst G. Zerbe, Ph.D.

Dr. Zerbe (70) is the founder of IntelGenx Corp. and has been the President, Chief Executive Officer, and Chairman of IntelGenx Technologies Corp. since April 2006. In addition, Dr. Zerbe has served as the President, Chief Executive Officer and Director of IntelGenx Corp., our Canadian Subsidiary, since 2005. Dr. Zerbe retired from his positions as President and Chief Executive Officer on January 1, 2014, and at the request of the Board was reappointed as President and CEO effective July 15, 2014.

Dr. Zerbe has more than 35 years of experience in the pharmaceutical industry. He started his career at Schwarz Pharma and subsequently at 3M Pharmaceuticals in Germany. From 1998 to 2005, he served as the President of Smartrix Technologies Inc. in Montreal; prior thereto, from 1994 to 1998, he served as Vice President of R&D and Technology Transfer at LTS Lohmann Therapy Systems in West Caldwell, NJ. During his assignments at 3M and LTS, he gained considerable experience in the technology transfer and commercial manufacturing of transdermal as well as oral film products. Dr. Zerbe has extensive executive level experience, and has been responsible for many strategic and business initiatives. Dr. Zerbe has been involved in new drug development and the acquisition and disposition of new drug candidates and other technology, licensing and distribution matters that are likely to affect our company’s own business efforts. He has published numerous scientific papers in recognized journals and holds over 30 patents. Dr. Zerbe is married to Ingrid Zerbe, our Corporate Secretary.

Andre Godin, CPA, CA.

Mr. Godin (54) has been our Executive Vice President and Chief Financial Officer since August 2015. Mr. Godin has more than 25 years’ experience in the Biotech/Pharma industry. Most recently, from April 2014 to April 2015, he served as Interim CEO and CFO of Neptune Technologies and Bioresources Inc. and both of its subsidiaries Acasti and NeuroBioPharm. He started with Neptune in April of 2003 as Vice President, Administration and Finance and was named its CFO in 2008. Prior to joining Neptune, Mr. Godin was President of a dietary supplement corporation and a corporate controller for a pharmaceutical corporation in OTC products. Mr. Godin holds a Bachelor of Business Administration degree from the University of Quebec in Montreal.

John Durham B.Sc.,

Mr. Durham (62) has been Vice President, Manufacturing Operations of IntelGenx Corp. since January 2015. Prior to his appointment, from September 2013, he was engaged at IntelGenx as a consultant where he was primarily involved in the planning and design of the upgrade and expansion of R&D capacity and the construction of manufacturing capability. Mr. Durham’s consulting engagement was based on an agreement between IntelGenx and Borealis Consulting Inc, a Consulting Company founded by Mr. Durham in 2007.

Mr. Durham held executive leadership positions with several multinational and domestic pharmaceutical manufacturing operations. He has an extensive background in pharmaceutical operations and quality management, together with a strong record of achievement in a regulated business environment. From November 2011 to September 2013 Mr. Durham was Chief Operating Officer with Pharmetics, a leading private label manufacturer in Montreal. From May 2009, to July 2011, he was Vice President, Technical Operations with Labopharm, a pharmaceutical company in Montreal. From September 2007, to April 2009, Mr. Durham was Vice President, Business Development with PharmEng, a Canadian contract manufacturing company. From May 2003, to July 2007, he was President of Draxis Pharma, a leading contract manufacturing company in Canada, and a division of Draxis Health, which was trading on the TSX. He was also Vice President and General Manager, from March 1997 until April 2003, with Banner Pharmacaps Canada, a contract manufacturer of soft gelatine capsules. In addition, Mr. Durham also held positions in operations management with Novartis from 1994 to 1997 and in quality and operations management with Johnson and Johnson from 1983 to 1994.

Nadine Paiement, M.Sc

Ms. Paiement (40) is Vice President, Research and Development at IntelGenx Corp. since January 2016. Nadine Paiement has over 10 years of experience in pharmaceutical research and development. She has been with IntelGenx since June of 2005, where she grew into different positions including her most recent position as Senior Director, Research and Development. Prior to joining IntelGenx, from 1999 to 2005 Ms. Paiement worked as Formulation Scientist for Smartrix Technologies.

Nadine Paiement holds a M.Sc. degree in Polymer Chemistry from Sherbrooke University, Montreal, Quebec and is co-inventor of IntelGenx's Tri-Layer technology.

Dana Matzen, Ph.D.

Dr. Matzen (39) is Vice President, Business & Corporate Development at IntelGenx Corp. since March 2016. Most recently, from May 2010 to March 2016, Dr. Matzen was Director, Business Development at Paladin Labs, an Endo International company, based in Montreal, Canada. During her time at Paladin, Dr. Matzen was responsible for in-licensing business opportunities for Canada, Africa and Latin America. In addition, Dr. Matzen was in charge for overseeing strategic initiatives for Paladin’s international out-licensing business including alliance management of over 15 existing partners worldwide. More recently, Dr. Matzen joined the Marketing Team and led the successful launch of Iclusig in Canada.

Prior to joining Paladin, from September 2008 to May 2010, Dr. Matzen was Life Science Specialist at L.E.K. Consulting in London, UK and Los Angeles, U.S. From October 2006 to August 2008, Dr. Matzen was a Postdoctoral Scholar at UCSF focusing on cellular and molecular pharmacology. Dr. Matzen has published several peer-reviewed articles that have been referenced in over 100 publications and was awarded with the Genentech Foundation Postdoctoral Fellowship for outstanding research.

Dr. Matzen holds a Ph. D in Microbiology and Genetics from the University of Vienna (Max F. Perutz Laboratories) and her Masters in Nutritional Economics from the University Kiel, Germany.

J. Bernard Boudreau, QC, PC

Mr. Boudreau (72) has been a director of IntelGenx Technologies Corp. since June 2006 and Vice-Chairman of the Board since March 4, 2014. From 2005 to 2008, Mr. Boudreau served as the Vice-President of Pharmeng International Inc., a pharmaceutical manufacturing and consulting company listed on the Toronto Stock Exchange. Since 2001, he has been President and CEO of Radcliffe Consulting and Investment Limited, a private consulting firm located in Halifax, N.S. From 2010 to 2013 he served on the board of directors at Pillar5 Pharma, a privately owned Canadian Company, which was also previously one of our manufacturing partners. Mr. Boudreau has also served on the Board of Directors of a number of public and private companies, including Export Development Canada and the Bank of Canada.

Mr. Boudreau has a distinguished record as a lawyer, businessman and public figure. His litigation experience includes successful appearances at every level of the judicial system in Nova Scotia. He was appointed as Queen's Counsel in 1985. Mr. Boudreau was first elected to the provincial legislature of Nova Scotia in 1988. He served as Chair of the Public Accounts Committee and opposition critic for Finance and Economic Development. In 1993, he was re-elected as a member of government and held responsibilities as Minister of Finance, Minister of Health, Chair of the Cabinet Priorities and Planning Committee. Mr. Boudreau served as Government Leader in the Senate of Canada and Member of the federal Cabinet between 1999 and 2001.

Ian (John) Troup, B.Sc.

Mr. Troup (74) has been a director of IntelGenx Technologies Corp. since May 2008. From April 2008 to February 2010, Mr. Troup was a Director of Vital Medix, an early stage drug development company. In July 2007, he was appointed to the Board of Medisyn Technologies Inc., a privately held "in silica" drug discovery and development company. From September 1995 until his retirement in December 2003, Mr. Troup was President and Chief Operating Officer of Upsher-Smith Laboratories, a privately held pharmaceutical company. Prior to this, he served as President of Schwarz Pharma in the UK for seven years, followed by serving as President of Schwarz Pharma USA in Minnesota for an additional nine years.

Born and educated in Scotland, Mr. Troup has worked in the pharmaceutical industry for over 35 years. Originally an industrial chemist, he held executive positions in sales and marketing for several leading companies. His experience includes new product development and launch, M&A and strategic planning.

Bernd J. Melchers, B.A.

Mr. Melchers (65) has been a director of IntelGenx Technologies Corp. since April 2009. From January 2001 until his retirement in December 2004, Mr. Melchers was Managing Director of 3M Dyneon Holding GmbH, Germany and Global Chief Financial Officer of the worldwide operating 3M Dyneon Group, a subsidiary of 3M Corporation headquartered in Minnesota. Prior to this he served, from July 1995 to December 2000, as the Controller at the European Business Center of 3M Medical Markets Europe in Belgium. Prior to this, he held various senior Financial Manager positions at the Medical-Surgical Division of 3M in St. Paul, Minnesota, at 3M Health Care Products, Germany, and at 3M Pharmaceutical Products, Germany.

John Marinucci, C.A., C.P.A., ICD.D, HRCCC

Mr. Marinucci (60) has been a Director of IntelGenx Technologies Corp. since August 2010. From April 2002 until March 2009, Mr. Marinucci was President and Chief Executive Officer at New Flyer Industries Inc. (NFI), a publicly traded company listed on the Toronto Stock Exchange. NFI is the largest North American manufacturer of heavy-duty transit buses. Mr. Marinucci retired from this position on March 31, 2009 and remains on the board of directors. Prior to this he was, from March 1994 to April 2002, President and Chief Operating Officer at National Steel Car Limited (NSC) and is a former President of the Canadian Association of Railway Suppliers. He is the past Chair of CWB group and of Mohawk College. Currently, Mr. Marinucci serves on the Board of Directors of New Flyer, Seaport Intermodal Inc. and the CWA Foundation and is also an active board member of Pillar5 Pharma, a privately owned Canadian Company and our previous manufacturing partner. Furthermore, he is the Founder, Chairman and Trustee of the Marinucci Family Foundation. Mr. Marinucci is a chartered accountant and a member of the Institute of Corporate Directors.

Clemens Mayr

Mr. Mayr (48) has been a Director of IntelGenx Technologies Corp. since August 2015.

Since 2006, Clemens Mayr is a partner of McCarthy Tétrault LLP, a leading Canadian law firm. Prior thereto, he was partner with Ogilvy Renault LLP from 1999 to 2006 and lawyer at this firm from 1997 to 1999. His practice focuses on M&A and capital markets, both domestic and cross-border. In the course of his practice he has advised corporations and boards in numerous industries, including in particular life-sciences and technology. He currently also serves on the Board of Directors of the Institute of Corporate Directors (Quebec Chapter).

Mr. Mayr was born in Innsbruck, Austria. He received his LLB from the Universite de Montreal in 1990 and was called to the Quebec bar in 1991.

Since February 2017, McCarthy Tetrault LLP has been acting as our Canadian legal counsel.

Mark Nawacki

Mr. Nawacki (48) has been a Director of IntelGenx Technologies Corp. since August 2016. Prior to his appointment, from February to July 2016, Mr. Nawacki was a member of the Scientific Advisory Board of IntelGenx Corp, which provides advice to the company’s management team. Since February 2015, Mark Nawacki is the President and CEO of Searchlight Pharma Inc., a Canadian-based private specialty pharmaceutical company focused on the acquisition and commercialization of innovative and unique healthcare and pharmaceutical products. Prior to joining Searchlight Pharma, from September 2003 to September 2014, Mr. Nawacki served as Executive Vice President, Business and Corporate Development of Paladin Labs, where he spent over 11 years building out Paladin’s commercial and geographic footprint. Over the course of his 11-year tenure at Paladin, Mr. Nawacki helped shape the therapeutic focus of Paladin’s Canadian business via licensing and acquisitions, and built Paladin’s international expansion and emerging markets strategy.

Mark holds a BA in International Relations and Russian and East European Studies from the University of Toronto (Trinity), MBA also from the University of Toronto, and is a Canadian-designated CPA. He is a past member of the Board of Trustees of the Licensing Executive Society (USA & Canada) and is a former President and Board Member of the Canadian Healthcare Licensing Association. He also currently serves on the Board of Kane Biotech Inc., a Canadian company publicly traded on the TSX-Venture, the Montreal Bach Festival and The Sacred Heart School of Montreal.

Ingrid Zerbe

Mrs. Zerbe (62) is our Corporate Secretary since 2006. Mrs. Zerbe is the founder of IntelGenx Corp., our Canadian Subsidiary. She served as the President of IntelGenx Corp, from its incorporation in June 2003 until December 2005. She has been a Director of the subsidiary since its incorporation in June 2003 and a Director of the parent company from April 2006 until August 2006. Mrs. Zerbe holds a bachelor degree in economics from a business school in Bottrop, Germany, and a bachelor degree in social sciences from the University of Dortmund, Germany.

Mrs. Zerbe is married to Dr. Horst G. Zerbe, who is our President, Chief Executive Officer and Chairman of the Board.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board is responsible for overseeing the business and affairs of the Corporation. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular quarterly and special meetings of the Board and its committees.

The Charter of the Board is posted on our website at http://www.intelgenx.com.

The Board is currently comprised of Dr. Horst G. Zerbe, who serves as our Chairman and six directors, four of which are independent. Dr. Zerbe is also our President and Chief Executive Officer. We believe, because of our size, that the Corporation, like many U.S. companies, is currently best served by having one person serve as both Chief Executive Officer and Chairman of the Board. The Board believes that through this leadership structure, Dr. Zerbe is able to draw on his intimate knowledge of the daily operations of the Corporation and its relationships with partners, customers and employees to provide the Board with leadership in setting its agenda and properly focusing its discussions. As the individual with primary responsibility for managing our day-to-day operations, Dr. Zerbe is also best-positioned to chair regular Board meetings and ensure that key business issues are brought to the Board’s attention. The combined role as Chairman and Chief Executive Officer also ensures that the Corporation presents its message and strategy to shareholders, partners, customers, employees and other stakeholders with a unified, single voice.

In 2014 the Board created the position of Vice Chairman, who serves as the independent Lead Director. The role of Lead Director is to facilitate the functioning of the Board, to help ensure that appropriate processes are followed, to assist in fostering and seeking input of independent directors, and to ensure independent director participation in all Board decisions.

The Lead Director ensures that the Board’s relationship with management functions effectively and furthers the best interest of the Corporation, including working with the committees appointed by the Board to ensure they have the proper structure and appropriate assignments. The Lead Director also regularly communicates with the Chairman and Chief Executive Officer so that he is aware of any concern of the independent directors and any concerns communicated by our shareholders. The role and responsibilities of the Lead Director are in addition to and distinct from the role of the chair of each of the committees of the Board.

The mandate of the Vice Chair (Lead Director) is posted on our website at http://www.intelgenx.com.

Independence of Members of the Board of Directors

The Board has determined that four of our directors, J. Bernard Boudreau, Ian Troup, Bernd Melchers, and John Marinucci are independent within the meaning of the director independence standards of both The Nasdaq Stock Market, LLC (“NASDAQ”) and the Securities and Exchange Commission (“SEC”), including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Meetings of the Board of Directors

Our Board held four regular meetings and various Special Meetings during our 2016 Fiscal Year. All our directors attended 100% of the board meetings and of the committee meetings on which they served, except for Mr. Troup who was unable to attend 50% of the regular scheduled meetings for medical reasons but attended the Q2 and Q4 scheduled meetings as well as special board meetings.

We encourage the members of our board to attend the Annual General Meeting to be available to answer shareholder’s questions. All of our directors attended the last Annual Meeting in May 2016.

Compensation of the Board of Directors

Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors. As described below in "Director Compensation", during our 2016 Fiscal Year, our Directors of the Board (except for the CEO) received an annual stipend of $27,158 (CA$36,000), the Vice-Chairman of the Board received an additional annual stipend of $10,939 (CA$14,500), and each chairman of a Board Committee received $5,658 (CA$7,500). Director fees are paid in quarterly installments at the beginning of each quarter.

In November 2016, the Board resolved to compensate non-employee directors for their efforts on special or ad hoc committees or for board approved initiatives that fall outside the scope of customary director’s duties. A daily (per 8 hours) per diem rate of $754 (CA$ 1,000) was established. The Audit Committee Chair needs to approve per diem charges submitted by directors. During fiscal year 2016, no funds were submitted or paid under the new policy.

Effective January 2017, Director’s compensation will be paid in U.S. Dollars in lieu of Canadian dollars. The amounts will remain the same.

Furthermore, effective January 2015, the non-employee Directors of the Board receive 50,000 options to purchase common stock which will be granted annually to each non-employee director at the beginning of the fiscal year.

Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nomination Committee. Furthermore, in August 2016, we implemented an ad-hoc-Succession Committee.

Audit Committee. Our Audit Committee is comprised of independent members of our Board and is currently composed of Bernd Melchers, John Marinucci, Ian Troup and Bernard Boudreau. Clemens Mayr was a member of the committee during fiscal year 2016 until February of 2017. Ian Troup and Bernard Boudreau have newly been appointed as member of the committee in March 2017. The Audit Committee held four meetings during our 2016 Fiscal Year

Our Audit Committee assists our Board in fulfilling its responsibilities for oversight and supervision of financial and accounting matters. The chairman of the Audit Committee is Mr. Bernd Melchers. Our Audit Committee’s responsibilities include, among others (i) recommending to the Board the engagement of the external auditor and the terms of the external auditor’s engagement; (ii) overseeing the work of the external auditor, including dispute resolution between management and the external auditor, if required; (iii) pre-approving all non-audit services to be provided to us by our external auditor; (iv) reviewing our financial statements, management’s discussion and analysis and annual and interim earnings press releases before this information is publicly disclosed; (v) assessing the adequacy of procedures for our public disclosure of financial information; (vi) establishing procedures to deal with complaints received by us relating to our accounting and auditing matters; and (vii) reviewing our hiring policies regarding employees of our external auditor or former auditor.

We have adopted, along with our Audit Committee, a written charter of the Audit Committee setting out the mandate and responsibilities of the Audit Committee which provides that the Audit Committee convene no less than four times per year.

The Audit Committee Charter is posted on our website at http://www.intelgenx.com.

Accordingly, the Audit Committee discusses with Richter LLP, our auditors, our audited financial statements, including, among other things, the quality of our accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by our management in our financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, in addition to the auditor's independence.

Compensation Committee. Our Compensation Committee is comprised of a majority of independent members of our Board and currently consists of the Chairman of the Compensation Committee, John Marinucci, J. Bernard Boudreau, Ian Troup and Clemens Mayr. The Compensation Committee held four meetings in 2016 and met during the first quarter of 2017 to review and discuss fiscal year 2016 executive officers performances and discuss director’s and officer’s compensation for fiscal year 2017.

Our Compensation Committee reviews and makes recommendations to our Board concerning the compensation of our directors and executive officers which include the review of our executive compensation and other human resource policies, the review and administration of any bonuses and stock options and major changes to our benefit plans and the review of and recommendations regarding the performance of the Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Vice President, Manufacturing Operations, Vice President of Business and Corporate Development and the Vice President of Research and Development of our Corporation and its subsidiary.

We have adopted, along with our Compensation Committee, a written charter of the Compensation Committee setting out the mandate and responsibilities of the Compensation Committee which provides that the Compensation Committee convene no less than three times per year.

The Compensation Committee Charter is posted on our website at http://www.intelgenx.com.

Compensation Committee Interlocks and Insider Participation. As stated above, the Compensation Committee consists of John Marinucci, J. Bernard Boudreau, Ian Troup and Clemens Mayr. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members.

Corporate Governance and Nomination Committee (CG&N). Our Corporate Governance and Nomination Committee is comprised of members of our Board and currently consists of the Chairman of the CG&N Committee, J. Bernard Boudreau, Clemens Mayr, Mark Nawacki  and Horst G. Zerbe. The CG&N Committee was implemented in August 2015 and held two meetings in 2016.

The CG&N Committee is responsible for performing the duties set out in its Charter to enable the Board to discharge its responsibilities and obligations with respect to identifying and recommending candidates for election to the Board and all committees of the Board. Furthermore, the CG&N Committee is responsible for developing an effective corporate governance system for IntelGenx Technologies Corp., and for reviewing and assessing on an ongoing basis our corporate governance and public disclosure.

In considering a potential candidate, the CG&N Committee considers both the qualities and skills that the Board, considered in its entirety, currently possesses and that the Board should possess. Based on the skills and experiences already represented on the Board, the CG&N Committee will consider the experience, personal attributes and qualities that a candidate should possess in light of the anticipated growth and development of the Corporation. The CG&N Committee recognizes the benefits of promoting diversity at the Board level. Diverse perspectives linked in common purpose contribute to innovation and growth of the Corporation. In considering candidates and selecting nominees for the Board, diversity, including gender diversity, is an important factor considered by the CG&N Committee. In assessing a candidate’s suitability, the CG&N Committee also takes into consideration the existing commitments of the individual to ensure that each member has sufficient time to discharge such member’s duties.

Notwithstanding the fact that the CG&N Committee is charged with the responsibility of identifying potential new Board members, all members of the Board are eligible to put forth candidates for the CG&N Committee to consider. Additionally, the Board may engage recruiting firms to assist with identifying qualified candidates. Once candidates have been approved by the CG&N Committee and their interest level gauged, the entire Board discusses, both formally and informally, the suitability of a particular candidate.

Stockholders may recommend individuals to our Board for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to our principal office, 6420 Abrams, Ville St. Laurent, Quebec H4S 1Y2, Attn: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, our Board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

We have adopted, along with our CG&N Committee, a written charter of the CG&N Committee setting out the mandate and responsibilities of the CG&N Committee which provides that the Committee convene as frequently as it determines necessary but not less frequently than twice each year.

The Corporate Governance and Nomination Committee Charter is posted on our website at http://www.intelgenx.com.

Ad-hoc Succession Committee Our ad-hoc Succession Committee is comprised of members of our Board and currently consists of the Vice Chairman of the Board, J. Bernard Boudreau, Clemens Mayr and Horst G. Zerbe. The ad-hoc Succession Committee was implemented in August 2016 with the objective to establish the framework for the search of the planned and/or unplanned, interim or permanent successor of our current CEO and President. The committee had met on several occasions to create an Interim CEO Replacement Plan. The Board adopted the plan in November of 2016, which provides directions for the temporary succession of the CEO in the event of his planned or potentially unplanned departure or leave of absence. The decision on a CEO successor will be made at some appropriate future date by the full Board

Board’s Role in Risk Oversight

Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the Corporation to the Board’s attention. The Board takes an active role in risk oversight related to the Corporation both as a full Board and through its committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to the Board and its committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. During regular Audit Committee meetings, committee members discuss the financial results for the most recent fiscal quarter with the independent auditors, Chief Financial Officer and Chief Executive Officer. The Audit Committee also meets with and provides instruction to the independent auditors outside the presence of management. These discussions allow the members of the Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

The Compensation Committee oversees the Corporation’s executive compensation arrangements, including the identification and management of risks that may arise from our compensation policies and practices.

Executive Compensation

The key objectives of the our executive compensation policies are to attract and retain key executives who are important to the long-term success of the Corporation and to provide incentives for these executives to achieve high levels of job performance and enhancement of shareholder value. We seek to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term.

Executive Officer Compensation. Our executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

Salary. The Compensation Committee and the Board will review base salaries for our executive officers, taking into account individual experience, job responsibility and individual performance during the prior year. These factors are not assigned a specific weight in establishing individual base salaries. The Compensation Committee will also consider our executive officers' salaries relative to salary information for executives in similar industries and similarly sized companies.

Cash Bonuses. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives. The cash bonus is paid on the base of individual and corporate performance.

Stock Options. Stock options are the primary vehicle for rewarding long-term achievement of our goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under our Stock Option Plan, the Board or the Compensation Committee may authorize the grant of options to purchase our common stock to our key employees. The options generally vest in increments over a period of two years established at the time of grant.

Involvement in Certain Legal Proceedings

None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto or been subject to any of the items set forth under Item 401(f) of Regulation S-K, other than Mr. Boudreau who was formerly the Vice President of Pharmeng International Inc. from 2005 to 2008, which since filed for bankruptcy on April 14, 2009. He was also a Director of Pharmeng until April 13, 2009.

Communications with the Board

Any record or beneficial owner of our common stock who wishes to communicate with the Board should contact the Chairman of the Board or the Chairman of the Audit Committee. If particular communications are directed to the full Board, independent directors as a group, or individual directors, the Chairman of the Board or the Chairman of the Audit Committee, as applicable, will route these communications to appropriate committees or directors if the intended recipients are clearly indicated.

Any record or beneficial owner of our common stock who has concerns about our accounting, internal accounting controls, or auditing matters relating to the Corporation should also contact the Audit Committee.

Written communications should be addressed to IntelGenx Technologies Corp., 6420 Abrams, Ville St-Laurent, Quebec H4S 1Y2, Canada, Attention: Chairman of the Board/Chairman of the Audit Committee. Communications that are intended to be anonymous should be sent to the same address but without indicating your name or address, and with an interior envelope addressed to the specific committees or directors you wish to communicate with.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, or earned by our executive officers for the years indicated.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus($)	Option Awards(2) ($) (f)	All Other Compensation ($) (i)	Total ($) (j)
Horst G. Zerbe, President and CEO	2016	205,574	80,174(4)	NIL	NIL	285,748
	2015	205,301	76,988	NIL	NIL	282,289
Andre Godin EVP and CFO	2016	190,109	57,033(4)	NIL	NIL	247,142
	2015	61,365	19,553	119,520(1)	3,813(3)	204,251
John Durham VP Manufacturing	2016	147,108	33,099(4)	NIL	NIL	180,207
	2015	144,689	32,555	23,733 (1)	NIL	200,977
Nadine Paiement VP Research and Development	2016	96,658	22,183 (4)	10,668 (1)	NIL	129,506
	2015	NIL(5)	NIL	NIL	NIL	NIL
Dana Matzen, VP Corporate & Business Development	2016	77,435 (6)	17,558(4)	67,312 (1)	NIL	162,305
	2015	NIL	NIL	NIL	NIL	NIL

Footnotes:

(1)

In April 2015 Mr. Durham received options to purchase 100,000 shares of common stock. In August 2015, Mr. Godin received options to purchase 600,000 shares of common Stock. In January 2016 Ms. Paiement received options to purchase 75,000 shares of common stock. In September 2016 Ms. Matzen received options to purchase 200,000 shares of common stock.

(2)

The amounts in this column represent the grant date fair value of stock option grants in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The value of 100,000 option grants has been determined using the Black-Scholes method and is based on the following assumptions: risk- free rate of return of 0.87%, dividend rate of 0%, volatility rate of 62% and an average term of 3.13 years. An Adjustment of 10% has been determined for the risk of forfeiture. No adjustment has been made for non-transferability. The value of 600,000 option grants has been determined using the Black-Scholes method and is based on the following assumptions: risk-free rate of return of 1.09%, dividend rate of 0%, volatility rate of 63% and an average term of 3.13 years. An Adjustment of 20% has been determined for the risk of forfeiture. No adjustment has been made for non-transferability. The value of 75,000 option grants has been determined using the Black- Scholes method and is based on the following assumptions: risk- free rate of return of 1.11%, dividend rate of 0%, volatility rate of 63% and an average term of 3.13 years. An Adjustment of 20% has been determined for the risk of forfeiture. No adjustment has been made for non-transferability. The value of 200,000 option grants has been determined using the Black-Scholes method and is based on the following assumptions: risk-free rate of return of 1.3%, dividend rate of 0%, volatility rate of 65% and an average term of 5.63 years. An Adjustment of 20% has been determined for the risk of forfeiture. No adjustment has been made for non-transferability.

(3)

Mr. Godin received compensation as Executive Vice President and CFO from August 24 to December 31, 2015. Prior to his employment from June to August 2015 he received consulting fees of $3,813 for services provided during this period.

(4)	Bonuses paid out in the first quarter of 2017
(5)

Ms. Paiement received compensation as Vice President Research and Development from January to December 2016. Prior to her appointment she was holding the position as Senior Director, Research and Development at IntelGenx Corp.

(6)	Ms. Matzen, received compensation as Vice President of Business and Corporate Development of IntelGenx Corp. from March 2016 to October 2016, when Ms. Matzen went on maternity leave.

Compensation Discussion and Analysis

Employment Agreements

Horst G. Zerbe. Effective July 15, 2014, we entered into a new employment agreement with Dr. Zerbe, our President and Chief Executive Officer (the “Zerbe Agreement”). The agreement is for an indefinite period of time. Under the agreement, Dr. Zerbe is entitled to receive: (1) a minimum base salary of CA$250,000 per year; and (2) an annual bonus of up to 50% of base salary based upon the achievement of specific performance targets established between Dr. Zerbe and the Board.

Pursuant to the Zerbe Agreement, if Dr. Zerbe is terminated by the Corporation for Cause (as defined in the Zerbe Agreement), Dr. Zerbe is not entitled to any notice, compensation or expenses except for accrued salary, bonus or expenses. If the Corporation terminates Dr. Zerbe without Cause, Dr. Zerbe is entitled to all accrued payments, and Termination Benefits (as defined in the Zerbe Agreement) for an 18 month period (the “Zerbe Severance Period”), which shall include, (i) a lump sum payment of base salary for the Zerbe Severance Period, (ii) continued participation in employee benefits plans up to the earlier of the end of the Zerbe Severance Period or the start of subsequent employment with similar benefits, (iii) payment of a monthly automobile allowance up to the earlier of the end of the Zerbe Severance Period or the start of subsequent employment with similar benefits (iii) payment of a bonus up to the date of termination of employment, and (iv) any stock options that are unvested shall immediately vest. All such payment must be made by the Corporation within ten days of the date of termination by the Corporation.

If the employment is terminated by Dr. Zerbe within 6 months following a Change in Control (as defined in the Zerbe Agreement), then Dr. Zerbe shall receive similar benefits as if he had been terminated without Cause. If Dr. Zerbe voluntarily terminates the Zerbe Agreement for any other reason or due to death or disability, we shall have no further obligations under the Zerbe Agreement except for the payment of accrued salary, expenses and benefits.

Following his retirement as President and Chief Executive Officer, effective January 1, 2014 and terminated on July 14, 2014, Dr. Horst Zerbe was appointed to serve in an ad-hoc capacity as an advisor to the Board and IntelGenx management in order to transition the responsibilities of President and CEO to Dr. Khosla and maintain continuity of management for a period of six months. Dr. Zerbe received compensation of CA$58,750 (US$53,004), which was paid in equal installments, less deductions and withholdings required by law, before July 15, 2014, and continued to receive all employment benefits for which Dr. Zerbe was eligible as President and CEO for the duration of this appointment.

In the first quarter of 2015, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$42,969 (US$38,767) for fiscal year 2014, to be paid to Dr. Zerbe in Q1 2015. Dr. Zerbe’s salary was also increased to CA$262,500 effective January 1, 2015.

In the first quarter of 2016, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$98,438 (US$76,988) for fiscal year 2015, to be paid to Dr. Zerbe in Q1 2016. Dr. Zerbe’s salary was also increased to CA$272,500 effective January 1, 2016.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$106,275 (US$80,174) for fiscal year 2016, to be paid to Dr. Zerbe in Q1 2017. Dr. Zerbe’s salary was also increased to CA$286,125 effective January 1, 2017.

Andre Godin. Effective August 24, 2015, we entered into an employment agreement with Mr. Godin, our Executive Vice President and Chief Financial Officer (the “Godin Agreement”). The agreement is for an indefinite period of time. Under the agreement, Mr. Godin is entitled to receive: (1) a minimum base salary of CA$240,000 per year; and (2) an annual bonus of up to 40% of base salary based upon the achievement of certain performance targets.

Pursuant to the Godin Agreement, if Mr. Godin is terminated by the Corporation for Cause (as defined in the Godin Agreement), Mr. Godin is not entitled to any notice, compensation or expenses except for accrued salary, bonus or expenses. If the Corporation terminates Mr. Godin without Cause, Mr. Godin is entitled to all accrued payments, and Termination Benefits (as defined in the Godin Agreement) for an 12 month period (the “Godin Severance Period”), which shall include, (i) a lump sum payment of base salary for the Godin Severance Period, (ii) continued participation in employee benefits plans up to the earlier of the end of the Godin Severance Period or the start of subsequent employment with similar benefits, (iii) receive payment of any accrued bonus. In addition, any stock options that are unvested shall immediately vest.

If the employment is terminated by Mr. Godin within 6 months following a Change in Control (as defined in the Godin Agreement), then Mr. Godin shall receive similar benefits as if he had been terminated without Cause. If Mr. Godin voluntarily terminates the Godin Agreement for any other reason or due to death or disability, the Corporation shall have no further obligations under the Godin Agreement except for the payment of accrued salary, expenses and benefits.

In the first quarter of 2016, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$25,001 (US$19,553) prorated for fiscal year 2015, to be paid to Mr. Godin in Q1 2016. Mr. Godin’s salary was also increased to CA$252,000 effective January 1, 2016.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$75,600 (US$57,033) for fiscal year 2016, to be paid to Mr. Godin in Q1 2017. Mr. Godin’s salary was also increased to CA$264,600 effective January 1, 2017.

John Durham. Effective January 1, 2015, IntelGenx Corp., a wholly owned subsidiary of the Corporation entered into an employment agreement with Mr. Durham, our Vice President, Manufacturing Operations (the “Durham Agreement”). The agreement is for an indefinite period of time. Under the agreement, Mr. Durham is entitled to receive: (1) a minimum base salary of CA$185,000 per year; and (2) an annual bonus of up to 30% of base salary based upon the achievement of certain performance targets.

Pursuant to the Durham Agreement, if Mr. Durham is terminated by the Corporation for Cause (as defined in the Durham Agreement), Mr. Durham is not entitled to any notice, compensation or expenses except for accrued salary, bonus or expenses. If the Corporation terminates Mr. Durham without Cause, Mr. Durham is entitled to all accrued payments, and Termination Benefits (as defined in the Durham Agreement) for an 12 month period (the “Durham Severance Period”), which shall include, (i) a lump sum payment of base salary for the Durham Severance Period, (ii) continued participation in employee benefits plans up to the earlier of the end of the Durham Severance Period or the start of subsequent employment with similar benefits, (iii) receive payment of any accrued bonus. In addition, any stock options that are unvested shall immediately vest.

If the employment is terminated by Mr. Durham within 6 months following a Change in Control (as defined in the Durham Agreement), then Mr. Durham shall receive similar benefits as if he had been terminated without Cause. If Mr. Durham voluntarily terminates the Durham Agreement for any other reason or due to death or disability, the Corporation shall have no further obligations under the Durham Agreement except for the payment of accrued salary, expenses and benefits.

In the first quarter of 2016, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$41,625 (US$32,555) for fiscal year 2015, to be paid to Mr. Durham in Q1 2016. Mr. Durham’s salary was also increased to CA$195,000 effective January 1, 2016.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$43,875 (US$33,099) for fiscal year 2016, to be paid to Mr. Durham in Q1 2017. Mr. Durham’s salary was also increased to CA$204,750 effective January 1, 2017.

Nadine Paiement. Effective January 18, 2016, IntelGenx Corp., a wholly owned subsidiary of the Corporation entered into an employment agreement with Ms. Paiement, our Vice President, Research and Development (the “Paiement Agreement”). The agreement is for an indefinite period of time. Under the agreement, Ms. Paiement is entitled to receive: (1) a minimum base salary of CA$125,000 per year; and (2) an annual bonus of up to 30% of base salary based upon the achievement of certain performance targets.

Pursuant to the Paiement Agreement, if Ms. Paiement is terminated for any reason other than for Cause (as defined in the Agreement), then she shall (i) receive a lump sum payment of the base salary that would have been payable for a 12 month period (the “Severance Period”), (ii) be entitled to continued participation in employee benefit plans ending on the earlier of the end of the Severance Period and receipt of equivalent plans of a subsequent employer, and (iii) receive payment of any accrued bonus. In addition, all unvested stock options shall vest immediately (collectively the “Termination Benefits”). On the occurrence of a Change in Control (as defined in the Agreement), Ms. Paiement may terminate the Agreement within a period of six months and the Corporation shall be required to provide her with the Termination Benefits.

The Agreements contain non-competition and non-solicitation provisions for a period of twelve months on termination of the Agreements for whatever reason whether voluntary or involuntary.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$29,405 (US$22,183) for fiscal year 2016, to be paid to Ms. Paiement in Q1 2017. Ms. Paiement’s salary was also increased to CA$150,000 effective January 1, 2017.

Dana Matzen. Effective March 14, 2016 IntelGenx Corp., a wholly owned subsidiary of the Corporation entered into an Agreement with Dana Matzen, our Vice President, Business Development (the “Matzen Agreement”). The agreement is for an indefinite period of time. Under the Agreement, Dr. Matzen is entitled to receive (1) a minimum base salary of CA$175,000 per year which will automatically increase to CA$210,000 after six months and (2) an annual bonus of up to 30% of her base salary for meeting certain performance targets.

Pursuant to the Matzen Agreement, if Dr. Matzen is terminated by the Corporation for Cause (as defined in the Matzen Agreement), Dr. Matzen is not entitled to any notice, compensation or expenses except for accrued salary, bonus or expenses. If the Corporation terminates Dr. Matzen without Cause, Dr. Matzen is entitled to all accrued payments, and Termination Benefits (as defined in the Matzen Agreement) for an 12 month period (the “Matzen Severance Period”) which shall include, (i) a lump sum payment of base salary for the Matzen Severance Period plus the average of the three (3) last years’ bonuses that would have been payable during the Severance Period, (ii) continued participation in employee benefits plans up to the earlier of the end of the Matzen Severance Period or the start of subsequent employment with similar benefits, (iii) receive payment of any accrued bonus. In addition, any stock options that are unvested shall immediately vest.

If the employment is terminated by Dr. Matzen within 6 months following a Change in Control (as defined in the Matzen Agreement), then Dr. Matzen shall receive similar benefits as if she had been terminated without Cause. If Dr. Matzen voluntarily terminates the Matzen Agreement for any other reason or due to death or disability, the Corporation shall have no further obligations under the Matzen Agreement except for the payment of accrued salary, expenses and benefits.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$23,274 (US$17,558) prorated for fiscal year 2016, to be paid to Ms. Matzen in Q1 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Incentive Plan Awards

The following table presents information regarding the outstanding equity awards held by each of the named officers as of December 31, 2016, including the vesting dates for the portions of these awards that had not vested as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Horst G. Zerbe	25,000(2) 30,000(1)	NIL NIL	NIL NIL	0.53 0.60	Dec. 8, 2019 Dec. 4, 2017
Andre Godin	300,000(3)	300,000(3)	NIL	0.58	July 20, 2020
John Durham	75,000(4)	25,000(4)	NIL	0.62	April 2, 2020
Nadine Paiement	20,000(5)	NIL	NIL	0.51	June 12, 2017
	18,750(6)	56,250(6)	NIL	0.41	Jan. 18, 2021
Dana Matzen	NIL	200,000(7)	NIL	0.73	Sep. 14, 2026

Footnotes:

(1) On December 4, 2012, the Board approved the grant of 30,000 options to purchase common stock to Dr. Horst G. Zerbe. The options vest over two years, all of which are exercisable as of year-end 2016.
(2) On December 8, 2014, the Board approved the grant of 25,000 options to purchase common stock to Dr. Horst G. Zerbe. The options vest over two years, all of which are exercisable as of year-end 2016.
(3) On July 20, 2015, the Board approved the grant of 600,000 options to purchase common stock to Mr. Andre Godin. The options vest over two years, 300,000 of which were exercisable as of year-end 2016.
(4) On April 2, 2015, the Board approved the grant of 100,000 options to purchase common stock to Mr. John Durham. The options vest over two years, 75,000 of which are exercisable as of year-end 2016.
(5) On June 13, 2012, the Board approved the grant of 20,000 options to purchase common stock to Ms. Nadine Paiement, who was our Director of R&D at the time of the grant. The options vest over two years, all of which were exercisable as of year-end 2016.
(6) On January 19, 2016, the Board approved the grant of 75,000 options to purchase common stock to Ms. Nadine Paiement. The options vest over two years, 18,750 of which were exercisable as of year-end 2016.
(7) On September 15, 2016, the Board approved the grant of 200,000 options to purchase common stock to Dr. Dana Matzen. The options vest over two years, none of which were exercisable as of year-end 2016.

Director Compensation

The following table sets forth compensation paid to each named Director during the year end December 31, 2016.

In addition, Directors are reimbursed for reasonable expenses incurred in their capacity as directors, including travel and other out-of-pocket expenses incurred in connection with meetings of the Board or any committee of the Board.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Horst G. Zerbe(3)	NIL	NIL	Nil	NIL	NIL	NIL	NIL
J. Bernard Boudreau (1)(2)(3)	43,755 (3)	NIL	6,692	NIL	NIL	NIL	50,447
John (Ian) Troup(1)(2)	27,158(3)	NIL	6,692	NIL	NIL	NIL	33,850
Bernd J. Melchers(1)	32,816(3)	NIL	6,692	NIL	NIL	NIL	39,508
John Marinucci(1)(2)	32,816(3)	NIL	6,692	NIL	NIL	NIL	39,508
Clemens Mayr(1)(2)(3)(4)	27,158	NIL	6,692	NIL	NIL	NIL	33,850
Mark Nawacki	10,184(5)	NIL	25,242	NIL	NIL	13,579(5)	49,005

Footnotes:

(1)	Audit Committee member
(2)	Compensation Committee member
(3)	CG&N Committee
(4)	Mr. Mayr was a member of the Audit Committee during fiscal year 2016.
(5)

Mr. Nawacki received director fees commencing August 2016. Prior to his appointment, from February 2016 to July 2016, Mr. Nawacki received compensation as a member of the Scientific Advisory Board of IntelGenx Corp.

Effective April 1, 2015, our Directors of the Board (except for the CEO) received an annual stipend of CA$36,000, the Vice-Chairman of the Board received an additional stipend of CA$14,500 and each Chairman of a Board committee received additional CA$7,500. Director fees are paid in quarterly installments at the beginning of each quarter. The cash amounts represent the equivalent U.S. Dollar value measured at the appropriate year end exchange rate used in the financial statements or the actual U.S. Dollar amounts paid at the time of payment. Effective January 2017, the previous currency of Canadian Dollar for Director’s compensation changed to U.S. Dollar. The amounts will remain the same.

In November 2016, the Board resolved to compensate non-employee directors for their efforts on special or ad hoc committees or for board approved initiatives that fall outside the scope of customary director’s duties. A daily (per 8 hours) per diem rate of $754 (CA$ 1,000) was established. The Audit Committee Chair needs to approve per diem charges submitted by directors. No funds were submitted or paid under the new policy during fiscal year 2016.

Furthermore, effective January 2015, the non-employee Directors of the Board receive 50,000 options to purchase common stock which will be granted annually to each non-employee director at the beginning of the fiscal year.

At December 31, 2016 Mr. Boudreau, Mr. Troup, Mr. Melchers, Mr. Marinucci, Mr. Mayr and Mr. Nawacki held 160,000, 200,000, 125,000, 100,000, 87,500 and NIL vested options to purchase common stock respectively.

Directors’ and Officers’ Liability Insurance

During 2016, we carried Directors’ and Officers’ liability insurance at an approximate annual cost of $38,113 for an insured amount of $5 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our shares of common stock by our directors and executive officers, and by each beneficial owner of five percent (5%) or more of our outstanding common stock. Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this registration statement are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Applicable percentage ownership is based upon 65,707,021 shares of common stock outstanding as of June 28, 2017. Unless otherwise indicated, the address of each of the named persons is care of IntelGenx Technologies Corp., 6420 Abrams, Ville St-Laurent, Quebec, H4S 1Y2.

Name and Address	Amount and		Percent of
	Nature of
Of Owner	Beneficial		Class
	Ownership
Horst G. Zerbe(1)	4,642,743.5	(1)	7.07%
Ingrid Zerbe(2)	5,456,356.5	(2)	8.31%
Bernard J. Boudreau (3)	350,000	(3)	*
Ian Troup(4)	250,000	(4)	*
Bernd Melchers(5)	295,000	(5)	*
John Marinucci(6)	225,000	(6)	*
John Durham(7)	113,000	(7)	*
Andre Godin(8)	684,500	(8)	*
Clemens Mayr(9)	175,000	(9)	*
Nadine Paiement(10)	116,250	(10)	*
Dana Matzen(11)	50,000	(11)	*
Mark Nawacki(12)	68,750	(12)	*
All directors and officers as a group (12 persons)	12,426,600		18.92%

*Less than 1%

(1) In connection with the acquisition of IntelGenx in 2006, Horst G. Zerbe became our President, Chief Executive Officer and Director and acquired 4,709,643.5 exchangeable shares of our Canadian holding corporation 6544631Canada Inc., a Canadian special purpose corporation which wholly owns IntelGenx Corp. (the “Exchangeable Shares”). The 4,709,643.5 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Horst Zerbe's discretion. On July 28, 2011 Horst Zerbe exchanged 470,964 of the exchangeable shares into common shares of IntelGenx Technologies Corp. In January of 2013, Horst Zerbe sold 250,000 of those common shares on the open market. In April and August of 2015, Horst Zerbe sold 60,000 and 36,900 of those common shares respectively on the open market. Prior to exchanging the Exchangeable Shares for shares of common stock, Horst Zerbe has the right to vote the remaining 4,238,679.5 shares of common stock which are currently held in trust on behalf of Horst Zerbe. All of the 4,362,743.5 shares of common stock have not been registered for resale at this time. In addition to the Exchangeable Shares, Horst Zerbe's beneficial ownership includes 225,000 shares of common stock resulting from the exercise of 225,000 options to purchase common stock on November 9, 2011. On December 4, 2012 Horst Zerbe received 30,000 options to purchase common stock at an exercise price of $0.60. The options vest over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On December 8, 2014 he also received 25,000 options to purchase common stock at an exercise price of $0.53. The options vested over two years, all of which are exercisable within 60 days of this filing.

Horst Zerbe and Ingrid Zerbe are husband and wife.

(2) In connection with the acquisition of IntelGenx in 2006, Ingrid Zerbe became our Corporate Secretary and our Director of Finance and Administration and acquired 4,709,643.5 Exchangeable Shares. In June of 2009 Ingrid Zerbe acquired 1,021,713 Exchangeable Shares from Joel Cohen in a private transaction. The 5,731,356.5 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Ingrid Zerbe’s discretion. On July 28, 2011 Ingrid Zerbe exchanged 573,135 of the exchangeable shares into common shares of IntelGenx Technologies Corp. In January of 2013 Ingrid Zerbe sold 250,000 of those common shares on the open market. In April and August of 2015, Ingrid Zerbe sold 86,900 and 163,100 of those common shares respectively on the open market. Prior to exchanging the Exchangeable Shares, Ingrid Zerbe has the right to vote the remaining 5,158,221.5 shares of common stock which are currently held in trust on behalf of Ingrid Zerbe. All of the 5,231,356.5 shares of common stock have not been registered for resale at this time. In addition to the Exchangeable Shares, Ingrid Zerbe's beneficial ownership includes 225,000 shares of common stock resulting from the exercise of 225,000 options to purchase common stock on November 9, 2011.

Horst Zerbe and Ingrid Zerbe are husband and wife.

(3) Mr. Boudreau's beneficial ownership consists of 35,000 common shares resulting from the exercise of stock options at $0.70 on August 19, 2008. On August 6, 2013, 35,000 options to purchase common shares at an exercise price of $0.58 were granted to Mr. Boudreau. The options vested over two years, 25% every six months, all of which are exercisable at the time of this filing. On December 8, 2014, 25,000 options to purchase common shares at an exercise price of $0.61 were granted to Mr. Boudreau. The options vest over two years, 25% every six months, all of which are exercisable at the time of this filing. On April 2, 2015, 50,000 options to purchase common shares at an exercise price of $0.62 were granted to Mr. Boudreau. The options vested immediately and are exercisable at the time of this filing. On January 19, 2016, 50,000 options to purchase common shares at an exercise price of $0.41 were granted to Mr. Boudreau. The options vested immediately and are exercisable at the time of this filing. In January of 2016, Mr. Boudreau and his wife purchased an aggregate of 65,000 shares of common stock on the open market. On November 28, 2016, Mr. Boudreau exercised 40,000 stock options at an exercise price of $0.54 resulting in the issuance of 40,000 common shares. On January 18, 2017, 50,000 options to purchase common shares at an exercise price of $0.89 were granted to Mr. Boudreau. The options vested immediately and are exercisable at the time of this filing.

(4) Mr. Troup’s beneficial ownership consists of 75,000 options to purchase common shares at an exercise price of $0.52 which were granted on December 3, 2013. The options vested over two years, 25% every six months, all of which are exercisable at the time of this filing. On December 8, 2014, 25,000 options to purchase common stock at an exercise price of $0.53 were granted to Mr. Troup. The options vest over two years, 25% every six months, all of which are exercisable at the time of this filing. On April 2, 2015, 50,000 options to purchase common shares at an exercise price of $0.62 were granted to Mr. Troup. The options vested immediately and are exercisable at the time of this filing. On January 19, 2016, 50,000 options to purchase common shares at an exercise price of $0.41 were granted to Mr. Troup. The options vested immediately and are exercisable at the time of this filing. On January 18, 2017, 50,000 options to purchase common shares at an exercise price of $0.89 were granted to Mr. Troup. The options vested immediately and are exercisable at the time of this filing.

(5) Mr. Melchers' beneficial ownership consists of 25,000 and 20,000 shares of common stock which he purchased on the open market on April 14, and July 27, 2011 respectively. On December 8, 2014, 25,000 options to purchase common shares at an exercise price of $0.61 were granted to Mr. Melchers. The options vest over two years, 25% every six months, all of which are exercisable at the time of this filing. On April 2, 2015, 50,000 options to purchase common shares at an exercise price of $0.62 were granted to Mr. Melchers. The options vested immediately and are exercisable at the time of this filing. Mr. Melcher's beneficial ownership includes 75,000 shares of common stock resulting from the exercise of 75,000 options to purchase common stock on May 16, 2015. On January 19, 2016, 50,000 options to purchase common shares at an exercise price of $0.41 were granted to Mr. Melchers. The options vested immediately and are exercisable at the time of this filing. On January 18, 2017, 50,000 options to purchase common shares at an exercise price of $0.89 were granted to Mr. Melchers. The options vested immediately and are exercisable at the time of this filing.

(6) Mr. Marinucci’s beneficial ownership consists of 50,000 options to purchase common stock at an exercise price of $0.62, granted on April 2, 2015. The options vested immediately and are exercisable at the time of this filing. Mr. Marinucci's beneficial ownership includes 75,000 shares of common stock resulting from the exercise of 75,000 options to purchase common stock on July 31, 2015. On January 19, 2016, 50,000 options to purchase common shares at an exercise price of $0.41 were granted to Mr. Marinucci. The options vested immediately and are exercisable at the time of this filing. On January 18, 2017, 50,000 options to purchase common shares at an exercise price of $0.89 were granted to Mr. Marinucci. The options vested immediately and are exercisable at the time of this filing.

(7) Mr. Durham’s beneficial ownership consists of 100,000 options to purchase common stock at an exercise price of $0.62, granted April 2, 2015. The options vest over two years, 25% every six months, all of which are exercisable within 60 days of this filing. Mr. Durham's beneficial ownership also includes 10,000 and 3,000 shares of common stock which he purchased on the open market on September 21, 2016 and October 7, 2016 respectively.

(8) Mr. Godin’s beneficial ownership consists of 600,000 options to purchase common stock at an exercise price of $0.58, granted July 20, 2015. The options vest over two years, 25% every six months, all of which are exercisable within 60 days of this filing. In December of 2015, Mr. Godin’s ownership includes an aggregate of 44,500 shares of common stock which he purchased on the open market. On January 20, 2016, Mr. Godin purchased 20,000 shares and on September 14, 2016 another 20,000 shares of common stock on the open market.

(9) Mr. Mayr’s beneficial ownership consists of 75,000 options to purchase common stock at an exercise price of $0.58, granted August 13, 2015. The options vest over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On January 19, 2016, 50,000 options to purchase common stock at an exercise price of $0.41 were granted to Mr. Mayr. The options vested immediately and are exercisable at the time of this filing. On January 18, 2017, 50,000 options to purchase common shares at an exercise price of $0.89 were granted to Mr. Mayr. The options vested immediately and are exercisable at the time of this filing.

(10) Ms. Paiement's beneficial ownership consists of 50,000 common stock resulting from the exercise of stock options at $0.41 in November, 2011 and 10,000 common stock resulting from the exercise of stock options at $0.51 on June 13, 2017. On January 19, 2016, 75,000 options to purchase common stock at an exercise price of $0.41 were granted to Ms. Paiement. The options vest over two years, 25% every six months, 56,250 of which are exercisable within 60 days of this filing.

(11) Dr. Matzen’s beneficial ownership consists of 200,000 options to purchase common stock at an exercise price of $0.73, granted September 15, 2016. The options vest over two years, 25% every six months, 50,000 of which are exercisable within 60 days of this filing.

(12) Mr. Nawacki’s beneficial ownership consists of 75,000 options to purchase common stock at an exercise price of $0.73, granted September 15, 2016. The options vest over two years, 25% every six months, 18,750 of which are exercisable within 60 days of this filing. On January 18, 2017, 50,000 options to purchase common shares at an exercise price of $0.89 were granted to Mr. Nawacki. The options vested immediately and are exercisable at the time of this filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Although IntelGenx has not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law. Such transactions require the approval of our Board. The term “related party transaction” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Prior to his appointment as Director of IntelGenx Technologies Corp., from February 2016 to July 2016, Mr. Nawacki served as a member of the Scientific Advisory Board of IntelGenx Corp. In his capacity as consultant on the Advisory Board, Mr. Nawacki received a total compensation of $3,579 during this time. Mr. Nawacki received director fees commencing August 2016.

Family Relationships

Horst G. Zerbe and Ingrid Zerbe are husband and wife.

DESCRIPTION OF CAPITAL STOCK

The authorized share capital of the Corporation consists of 200,000,000 shares of common stock with a par value of US$0.00001 and 20,000,000 shares of preferred stock with a par value of US$0.00001. As at June 28, 2017, there were 65,707,021 Shares and no preferred stock issued and outstanding.

Changes to Capital Structure

On March 8, 2017, the board of directors of the Corporation unanimously adopted a resolution approving, subject to the approval of the Corporation’s shareholders, an amendment to the constating documents of the Corporation to increase the authorized capital of the Corporation from 100,000,000 Shares to 200,000,000 Shares. The shareholders of the Corporation approved the amendment to the constating documents on May 9, 2017 and the amendment went effective on May 11, 2017.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any pre-emptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of common stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and non-assessable.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder becomes an interested stockholder, unless:

•

 the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after the time a stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general, an “interested stockholder” is a stockholder who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the shares of our outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change of control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Preferred Stock

Our board of directors is authorized to issue all and any of the shares of preferred stock in one or more series, fix the number of shares, determine or alter for each such series voting powers or other rights, qualifications, limitations or restrictions thereof.

Warrants

As of the date of this prospectus, we had outstanding warrants to purchase an aggregate of 5,614,358 shares of our common stock at an exercise price of $0.5646. These warrants expire on December 15, 2018.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

The Offering consists of a minimum of CA$5,000,000 and a maximum of CA$10,000,000 aggregate principal amount of 8% convertible unsecured subordinated debentures due June 30, 2020. The following is a summary of the material attributes and characteristics of the Debentures and is subject to, and qualified in its entirety by, reference to the terms of a trust indenture to be dated as of the date of Closing (the “Indenture”), between the Corporation, and TSX Trust Company (the “Debenture Trustee”), as trustee. This summary does not purport to be complete and is subject to and qualified in its entirety by the terms of the Debentures and the Indenture. When used in this registration statement under “Description of the Securities We are Offering” the following terms have the respective meanings set forth below:

“Change of Control” means the acquisition by any person, or group of persons acting jointly or in concert, of voting control or direction of an aggregate of 66 ⅔% or more of the outstanding Shares, or securities convertible into or carrying the right to acquire 66 2 / 3 % or more of the Shares;

“Current Market Price” means the volume weighted average trading price of the Shares on the TSXV for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event;

“Event of Default” has the meaning given to it in the Indenture, and includes the occurrence and continuation of any one or more of the following events with respect to the Debentures: (a) failure for 10 days to pay interest on the Debentures when due; (b) failure to pay principal or premium, if any, when due on the Debentures, whether at maturity, upon redemption, by declaration or otherwise; (c) certain events of bankruptcy, insolvency or reorganization of the Corporation under bankruptcy or insolvency laws; or (d) default in the observance or performance of any material covenant or condition of the Indenture and continuance of such default for a period of 30 days after notice in writing has been given by the Debenture Trustee to the Corporation specifying such default and requiring the Corporation to rectify the same;

“Interest Payment Date” means the last day of June and December in each year; and

“Share Interest Payment Election” means an election by the Corporation, subject to any required regulatory approvals and provided that no Event of Default has occurred and is continuing, to satisfy all or part of its interest payment obligations by delivering sufficient freely tradeable Shares, at a price per Share equal to the market price (as defined by the policies of the TSXV) on the day before the public announcement by the Corporation of its intention to satisfy its interest payment obligations in Shares.

Debentures, Interest Rate and Maturity

The Debentures to be issued pursuant to the Offering will be issued under the Indenture and will be in the aggregate principal amount of a maximum of CA$10,000,000.

The Debentures will be dated as of the closing of the Offering and will mature on June 30, 2020. The Debentures will be issuable only in denominations of CA$1,000 and integral multiples thereof.

The Debentures will bear interest from and including the date of issue at 8% per annum, which will be payable semi-annually on the last day of June and December of each year commencing on December 31, 2017. The first interest payment will include interest accrued from the closing of the Offering to, but excluding December 31, 2017.

The principal amount of the Debentures will be payable in lawful money of Canada or, at the option of the Corporation and subject to applicable regulatory approval, by delivery of Shares as further described under “Corporation's Option upon Redemption or Maturity”, “Redemption" and "Purchase”. The interest on the Debentures will be payable in lawful money of Canada or, at the option of the Corporation and subject to applicable regulatory approval, by delivery of Shares in accordance with the Share Interest Payment Election as described under “Share Interest Payment Election”.

The Debentures will be direct obligations of the Corporation and will not be secured by any mortgage, pledge, hypothecation or other charge and will be subordinated to other liabilities of the Corporation as described under “Subordination”. The Indenture does not and will not restrict the Corporation from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its properties to secure any indebtedness.

Conversion Privilege

The Debentures will be convertible into fully paid and non-assessable Shares at the option of the holder at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date fixed for redemption of the Debentures, at the Conversion Price, being a conversion rate of approximately 740 Shares for each CA$1,000 principal amount of Debentures. No adjustment will be made for distributions on Shares issuable upon conversion; however, holders converting their Debentures will receive accrued and unpaid interest thereon for the period from the date of the latest interest payment date to, but excluding, the date of conversion. Notwithstanding the foregoing, no Debentures may be converted during the five business days preceding the last day of June and December in each year, commencing December 31, 2017, as the registers of the Debenture Trustee will be closed during such periods.

Subject to the provisions thereof, the Indenture will provide for the adjustment of the Conversion Price upon the occurrence of certain events, including: (a) the subdivision or consolidation of the outstanding Shares; (b) the distribution of Shares to holders of Shares by way of distribution or otherwise other than an issue of securities to holders of Shares who have elected to receive distributions in securities of the Corporation in lieu of receiving cash distributions paid in the ordinary course; (c) the issuance of options, rights or warrants to holders of Shares entitling them to acquire Shares or other securities convertible into Shares at less than 95% of the then Current Market Price of the Shares; and (d) the distribution to all holders of Shares of any securities or assets (other than cash distributions and equivalent distributions in securities paid in lieu of cash distributions in the ordinary course). There will be no adjustment of the Conversion Price in respect of any event described in (b), (c) or (d) above if the holders of the Debentures are allowed to participate as though they had converted their Debentures prior to the applicable record date or effective date. The Corporation will not be required to make adjustments in the Conversion Price unless the cumulative effect of such adjustments would change the Conversion Price by at least 1%.

In the case of any reclassification or capital reorganization (other than a change resulting from consolidation or subdivision) of the Shares, or in the case of any consolidation, combination or merger of the Corporation with or into any other entity, or in the case of any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other entity, or a liquidation, dissolution or winding-up of the Corporation, the terms of the conversion privilege shall be adjusted so that each holder of a Debenture shall, after such reclassification, capital reorganization, consolidation, combination, merger, sale, conveyance, liquidation, dissolution or winding-up, be entitled to receive the number of Shares or other securities or other property on the exercise of the conversion right that such holder would be entitled to receive if on the effective date thereof, it had been the holder of the number of Shares into which the Debenture was convertible prior to the effective date of such reclassification, capital reorganization, consolidation, combination, merger, sale, conveyance, liquidation, dissolution or winding-up.

No fractional Shares will be issued on any conversion, but in lieu thereof, the Corporation shall satisfy fractional interests by a cash payment equal to the Current Market Price of any fractional interest.

Redemption

The Debentures will not be redeemable prior to the First Call Date. On and after the First Call Date, but prior to June 30, 2019, the Debentures will be redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at the Corporation’s sole option on not more than 60 days’ and not less than 30 days’ prior notice, provided that the Current Market Price on the date on which notice of redemption is given is not less than 125% of the Conversion Price. On or after June 30, 2019 and prior to the Maturity Date, the Debentures will be redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at the Corporation’s sole option on not more than 60 days’ and not less than 30 days’ prior notice.

In the case of redemption of less than all of the Debentures, the Debentures to be redeemed will be selected by the Debenture Trustee on a pro rata basis or in such other manner as the Debenture Trustee deems equitable, subject to the consent of the TSXV.

Purchase

Provided that no Event of Default has occurred and is continuing, the Corporation will have the right to purchase for cancellation Debentures in the market, by tender or by private contract, subject to regulatory requirements.

Corporation's Option upon Redemption or Maturity

Upon redemption by the Corporation as set forth above or at maturity, the Corporation will repay the indebtedness represented by the Debentures by paying to the Debenture Trustee in lawful money of Canada an amount required to repay the principal amount of the outstanding Debentures, together with accrued and unpaid interest thereon. The Corporation may, at its option, on not more than 60 days’ and not less than 30 days’ prior notice and subject to applicable regulatory approvals and the conditions set out in the Indenture, elect to satisfy its obligation to repay all or any portion of the principal amount of and premium (if any) on the Debentures that are to be redeemed or that are to mature, as the case may be, by issuing and delivering freely tradeable Shares to the holders of the Debentures. The number of Shares to be issued in respect of each Debenture will be determined by dividing $1,000 by 95% of the Current Market Price on the date fixed for redemption or maturity, as the case may be. No fractional Shares will be issued on redemption or maturity but in lieu thereof the Corporation shall satisfy fractional interests by a cash payment equal to the Current Market Price of any fractional interest.

Share Interest Payment Election

The Corporation may elect, from time to time, subject to regulatory approvals and provided that no Event of Default has occurred and is continuing, to satisfy, subject to securing all necessary regulatory approvals and on not more than 30 days’ and not less than 15 days’ prior notice, its obligation to pay interest, net of any applicable withholding tax, as applicable, on the Debentures (the “Interest Obligation”) on the date it is payable under the Indenture (an “Interest Payment Date”), by issuing a sufficient number of Shares, at a price per Share equal to the market price (as defined by the policies of the TSXV) on the day before the public announcement by the Corporation of its intention to satisfy all or any part of the Interest Obligation in Shares in accordance with the Indenture.

The Indenture sets forth the procedures to be followed by the Corporation and the Debenture Trustee in order to effect the Share Interest Payment Election. If a Share Interest Payment Election is made, the Corporation will deliver, for each CA$40.00 of semi-annual interest amount, that number of freely tradable, fully paid and non-assessable Shares obtained by dividing each CA$40.00 of interest amount by the Current Market Price of the Shares on the day before the public announcement by the Corporation of its intention to satisfy its Interest Payment Obligation in Shares.

Subordination

The payment of the principal of, and interest on, the Debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Corporation, including indebtedness under the Corporation’s present and future bank credit facilities and any other secured creditors. “Senior Indebtedness” of the Corporation is defined in the Indenture as the principal of and premium, if any, and interest on and other amounts in respect of all indebtedness of the Corporation (whether outstanding as at the date of the Indenture or thereafter incurred) other than indebtedness evidenced by the Debentures and all other existing and future debentures or other instruments of the Corporation which, by the terms of the instrument creating or evidencing the indebtedness, is expressed to be pari passu with, or subordinate in right of payment to, the Debentures. Subject to statutory or preferred exceptions or as may be specified by the terms of any particular securities, each Debenture issued under the Indenture will rank pari passu with each other Debenture, and with all other present and future subordinated and unsecured indebtedness of the Corporation except for sinking fund provisions (if any) applicable to different series of debentures or similar obligations of the Corporation. The Debentures will not limit the ability of the Corporation to incur additional indebtedness, including indebtedness that ranks senior to the Debentures, or from mortgaging, pledging or charging its properties to secure any indebtedness.

The Indenture will provide that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relative to the Corporation, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Corporation, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Corporation, then those holders of Senior Indebtedness will receive payment in full before the holders of Debentures will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the Debentures or any unpaid interest accrued thereon. The Indenture will also provide that the Corporation will not make any payment, and the holders of the Debentures will not be entitled to demand, institute proceedings for the collection of, or receive any payment or benefit (including, without any limitation, by set-off, combination of accounts or realization of security or otherwise in any manner whatsoever) on account of indebtedness represented by the Debentures (a) in a manner inconsistent with the terms (as they exist on the date of issue) of the Debentures or (b) at any time when an event of default has occurred under the Senior Indebtedness and is continuing and the notice of such event of default has been given by or on behalf of the holders of Senior Indebtedness to the Corporation, unless the Senior Indebtedness has been repaid in full.

The Debentures will also be effectively subordinated to claims of creditors of the Corporation’s subsidiaries, except to the extent the Corporation is a creditor of such subsidiaries ranking at least pari passu with such other creditors.

Change of Control of the Corporation

Within 30 days following the occurrence of a Change of Control, the Corporation shall make an offer in writing to purchase all the Debentures then outstanding (the “Debenture Offer”), at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest (the “Debenture Offer Price”).

The Indenture contains notification and repurchases provisions requiring the Corporation to give written notice to the Debenture Trustee of the occurrence of a Change of Control within 30 days of such event together with the Debenture Offer. The Debenture Trustee will thereafter promptly mail to each holder of Debentures a notice of the Change of Control together with a copy of the Debenture Offer to repurchase all the outstanding Debentures.

If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered to the Corporation pursuant to the Debenture Offer, the Corporation will have the right but not the obligation to redeem all the remaining Debentures at the Debenture Offer Price. Notice of such redemption must be given by the Corporation to the Debenture Trustee within 10 days following the expiry of the Debenture Offer, and as soon as possible thereafter, by the Debenture Trustee to the holders of the Debentures not tendered pursuant to the Debenture Offer.

Events of Default

The Indenture will provide that an Event of Default in respect of the Debentures will occur if any one or more of the following described events has occurred and is continuing with respect to the Debentures: (a) failure for 10 days to pay interest on the Debentures when due; (b) failure to pay principal or premium, if any, when due on the Debentures, whether at maturity, upon redemption, by declaration or otherwise; (c) certain events of bankruptcy, insolvency or reorganization of the Corporation under bankruptcy or insolvency laws; or (d) default in the observance or performance of any material covenant or condition of the Indenture and continuance of such default for a period of 30 days after notice in writing has been given by the Debenture Trustee to the Corporation specifying such default and requiring the Corporation to rectify the same. If an Event of Default has occurred and is continuing, the Debenture Trustee may, in its discretion, and shall upon request of holders of not less than 25% of the principal amount of Debentures then outstanding, declare the principal of and interest on all outstanding Debentures to be immediately due and payable. In certain cases, the holders of more than 50% of the principal amount of the Debentures then outstanding may, on behalf of the holders of all Debentures, waive any Event of Default and/or cancel any such declaration upon such terms and conditions as such holders shall prescribe.

Offers for Debentures

The Indenture will contain provisions to the effect that if an offer is made for the Debentures that would be a take-over bid within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids and not less than 90% of the Debentures (other than Debentures held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Debentures held by the holders of Debentures who did not accept the offer on the terms offered by the offeror.

Modification

The rights of the holders of the Debentures may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture will contain certain provisions that will make binding on all holders of Debentures resolutions passed at meetings of the holders of Debentures by votes cast thereat by holders of not less than 66 2 / 3 % of the principal amount of the Debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2 / 3 % of the principal amount of the Debentures then outstanding.

No Fractional Shares

No fractional Shares will be issued on any conversion, but in lieu thereof, the Corporation shall satisfy fractional interests by a cash payment equal to the Current Market Price of each such fractional interest.

Book-Entry System for Debentures

The Debentures will be issued in “book-entry only” form and must be purchased or transferred through a participant in the depository service of CDS (a “Participant”). On Closing, the Debenture Trustee will cause the Debentures to be delivered to CDS and registered in the name of its nominee. It is anticipated that the Debentures will be deposited electronically with CDS or its nominees. Registration of interests in and transfers of the Debentures will be made only through the depository service of CDS.

Except as described below, a purchaser acquiring a beneficial interest in the Debentures (a “Beneficial Owner”) will not be entitled to a certificate or other instrument from the Debenture Trustee or CDS evidencing that purchaser’s interest therein, and such purchaser will not be shown on the records maintained by CDS, except through a Participant. Such purchaser will receive a confirmation of purchase from the Agents or other registered dealer from whom Debentures are purchased.

Neither the Corporation nor the Agents will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the Debentures held by CDS or the payments relating thereto; (b) maintaining, supervising or reviewing any records relating to the Debentures; or (c) any advice or representation made by or with respect to CDS and contained in this prospectus and relating to the rules governing CDS or any action to be taken by CDS or at the direction of its Participants. The rules governing CDS provide that it acts as the agent and depository for the Participants. As a result, Participants must look solely to CDS and Beneficial Owners must look solely to Participants for the payment of the principal and interest on the Debentures paid by or on behalf of the Corporation to CDS.

As indirect holders of Debentures, investors should be aware that they (subject to the situations described below): (a) may not have Debentures registered in their name; (b) may not have physical certificates representing their interest in the Debentures; (c) may not be able to sell the Debentures to institutions required by law to hold physical certificates for securities they own; and (d) may be unable to pledge Debentures as security.

The Debentures will be issued to Beneficial Owners in fully registered and certificate form (the “Debenture Certificates”) only if: (a) they are required to be so issued by applicable law; (b) the book-entry only system ceases to exist; (c) the Corporation or CDS advises the Debenture Trustee that CDS is no longer willing or able to properly discharge its responsibilities as depositary with respect to the Debentures and the Corporation is unable to locate a qualified successor; (d) the Corporation, at its option, decides to terminate the book-entry only system through CDS; or (e) after the occurrence of an Event of Default, Participants acting on behalf of Beneficial Owners representing, in the aggregate, not less than 25% of the aggregate principal amount of the Debentures then outstanding advise CDS in writing that the continuation of a book-entry only system through CDS is no longer in their best interest, provided the Debenture Trustee has not waived the Event of Default in accordance with the terms of the Indenture.

Upon the occurrence of any of the events described in the immediately preceding paragraph and receipt of a written notice from the Corporation confirming such event has occurred, the Debenture Trustee must notify CDS, for and on behalf of Participants and Beneficial Owners, of the availability of Debenture Certificates. Upon receipt of instructions from CDS for the new registrations, the Debenture Trustee will deliver the Debentures in the form of Debenture Certificates and thereafter the Corporation will recognize the holders of such Debenture Certificates as debentureholders under the Indenture.

Interest on the Debentures will be paid directly to CDS while the book-entry only system is in effect. If Debenture Certificates are issued, interest will be paid by cheque drawn on the Corporation and sent by prepaid mail to the registered holder or by such other means as may become customary for the payment of interest. Payment of principal and premium, if any, including payment in the form of Shares, if applicable, and the interest due at maturity or on a redemption date, will be paid directly to CDS while the book-entry only system is in effect.

If Debenture Certificates are issued, payment of principal and premium, if any, including payment in the form of Shares, if applicable, and interest due at maturity or on a redemption date, will be paid upon surrender thereof at any office of the Debenture Trustee or as otherwise specified in the Indenture.

Governing Law

Each of the Indenture and the Debentures will be governed by, and will be construed in accordance with, the laws of the Province of Québec.

LEGAL PROCEEDINGS

Litigation related to Forfivo XL®

In August 2013, we announced receipt of a Paragraph IV Certification Letter from Wockhardt Bio AG, advising of the submission of an ANDA to the FDA requesting authorization to manufacture and market generic versions of Forfivo XL® 450 mg tablets in the U.S. In November 2014, we announced that the Paragraph IV litigation with Wockhardt had been settled and that, under the terms of the settlement effective November 26, 2014, Wockhardt has been granted the rights, with effect from January 15, 2018, to be the exclusive marketer and distributor of an authorized generic of Forfivo XL® in the U.S.

Litigation related to Buprenorphine/Naloxone

In August 2013 we learned that, in response to the July 2013 filing of an ANDA by Par, for our generic formulation of buprenorphine and naloxone Sublingual Film, indicated for the treatment of opioid dependence, we were named as a codefendant in a lawsuit pursuant to Paragraph IV litigation filed by Reckitt Benckiser Pharmaceuticals and Monosol RX in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent Nos. 8,475,832 (“the ‘832 patent”), 8,603,514 (“the ‘514 patent”) and 8,017,150 (“the ‘150 patent”), each of which relate to Suboxone®. On June 2016 we received a trial opinion from Judge Andrews in which the asserted claims of the ‘832 patent and ‘150 patent were found either invalid or not infringed, while at least one of the alleged claims of the ‘514 patent was found valid and infringed by the ANDA product. A post-judgment motion was filed to introduce additional evidence related to the definition of the term “dried” for the judge’s consideration in support of our non-infringement position concerning the ANDA product. The additional evidence was presented during the trial on the ‘497 patent in November 2016. We still believe the ANDA product does not infringe the ‘514 patent or any other patents, and will vigorously defend ourselves in this matter. In accordance with the terms of the co-development and commercialization agreement, Par is financially responsible for the costs of this defense. Since Paragraph IV litigation is a regular part of the ANDA process, we were expecting Reckitt Benckiser and Monosol RX to launch suit, and the litigation timeline has been incorporated in our overall launch timeline.

In December 2014, Reckitt Benckiser Pharmaceuticals and Monosol RX filed a lawsuit for patent infringement in the U.S. District Court for the District of Delaware relating to the Suboxone® ANDA product. We were named as a codefendant in this action alleging patent infringement United States Patent Nos. 8,900,497 (“the ’497 patent”) and 8,906,277 (“the ’277 patent”), each of which relate to a process for making a uniform oral film (“the process patents”). The trial for the process patent was held in November 2016. We believe the ANDA product relating to Suboxone® does not infringe those process patents or any other patents, and will vigorously defend ourselves in this matter. In accordance with the terms of the co-development and commercialization agreement, Par is financially responsible for the costs of this defense.

In June 2017, an inter partes reviews (or IPR) petition filed by Mylan Pharmaceutical for the ‘514 patent was instituted by the Patent Trial and Appeal Board (PTAB) of the USPTO (IPR2017-00200). The institution of the IPR petition open the door to other interested parties to filing their own IPR petition along with a motion for joinder to the IPR2017-00200. Par Pharmaceutical and IntelGenx Corp. filed their own IPR Petition (IPR2017-01557) for the ‘514 patent along with a joinder motion to join IPR2017-00200 concerning the ‘514 patent. In accordance with the terms of the co-development and commercialization agreement, Par is financially responsible for the costs of this procedure.

Litigation related to INT0007 Tadalafil VersaFilmTM

On February 26, 2016, we filed a request for inter partes reviews (or IPR) in the United States Patent and Trademark Office (USPTO) of patent no. 6,943,166 owned by ICOS Corporation (wholly owned by Eli Lilly & Company), the ‘166 patent, to challenge its validity and remove any infringement liability concerning our tadalafil oral film. On September 1, 2016, the USPTO decided not to institute the inter partes review for the ’166 Patent. The USPTO’s decision was purely on statutory grounds and based on a technicality (in that the IPR was not addressing an essential element of the claim). On October 3, 2016, we filed a Request for Rehearing, requesting reconsideration of the USPTO’s decision denying institution of the IPR. On November 16, 2016, we withdrew our Request for Rehearing and signed a binding term sheet with Eli Lilly & Company granting us a license for the commercialization of our tadalafil oral film upon FDA approval of the product and post expiration of the compound patent (US pat. No. 5,859,006).

There are no additional material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such additional actions against us are contemplated or threatened.

PLAN OF DISTRIBUTION

We have engaged the Agents pursuant to an agency agreement (the “Agency Agreement”) dated as of June 27, 2017 to offer for sale, on a best efforts basis, a minimum of CA$5,000,000 and a maximum of CA$10,000,000 principal amount of Debentures. The obligations of the Agents under the Agency Agreement are conditional and may be terminated in their discretion on the basis of their assessment of the state of the financial markets and in certain other stated circumstances. The Offering Price was determined by arm’s length negotiation between us and the Lead Agent. Any sales in the United States will only be made by U.S. registered broker-dealers.

The minimum amount of funds to be raised under the Offering (previously defined as the Minimum Offering) is CA$5,000,000.

The Agency Agreement provides that the Corporation will not sell or issue, or announce its intention to authorize, sell or issue, or negotiate or enter into an agreement to sell or issue any securities of the Corporation, excluding securities issued under the Corporation's stock option plan, currently outstanding share purchase warrants of the Corporation or other convertible securities of the Corporation, other than pursuant to the Offering until the date that is 90 days after the Closing, without the prior written consent of the Lead Agent, which consent will not be unreasonably withheld or delayed.

In addition, pursuant to the Agency Agreement, the Corporation will agree to use its best efforts to cause its directors and senior officers to enter into agreements in favour of the Agents, pursuant to which each of such individuals will agree, for a period of 90 days after the Closing, not sell, or announce its intention to authorize or sell, or negotiate or enter into an agreement to sell any securities of the Corporation, without the prior written consent of the Lead Agent, which consent will not be unreasonably withheld or delayed.

Subscriptions for Debentures will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Subject to the sale in Debentures of at least CA$5,000,000, it is expected that Closing will be held on or about July 12, 2017, or such other date as the Corporation and the Agents may agree upon. The Debentures will be issued in “book-entry only” form and must be purchased or transferred through a participant in the depository service of CDS. “See Description of the Securities We are Offering”.

Pursuant to applicable Canadian and U.S. regulatory restrictions, the Agents may not, throughout the period of distribution, bid for or purchase any Shares or Debentures. These restrictions allow certain exceptions. The Agents may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Shares or the Debentures. These exceptions include a bid or purchase for Shares permitted under the by-laws and rules of the TSXV relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with this Offering the Agents may undertake transactions which stabilize or maintain the market price of the Shares or the Debentures at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

Commissions and Expenses

The Agency Agreement provides for an Agency Fee, payable in cash, equal to 6% of the gross proceeds of the Offering (CA$60 per CA$1,000 principal amount of Debentures), for an aggregate cash commission of CA$600,000 (assuming completion of the Maximum Offering).

We estimate the total offering expenses of this offering that will be payable by us, excluding the Agency Fee, will be approximately CA$450,000 which includes legal and printing costs, various other fees and reimbursement of the Agents’ expenses.

Indemnification

We have agreed to indemnify the Agents and their respective affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders against certain liabilities. We have also agreed to contribute to payments the Agents may be required to make in respect of such liabilities.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the Agents, or by an affiliate. Other than this prospectus in electronic format, the information on the Agents’ websitse and any information contained in any other website maintained by the Agents is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Agents, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the Agency Agreement. A copy of the Agency Agreement is included as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information” on page 91.

Other

From time to time, the Agents and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the Agents and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the Agents and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the Agents have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the Agents to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

The offering of securities pursuant to this prospectus shall also comply with the rules and regulations of the TSXV.

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon by Dorsey & Whitney, LLP and the validity of the Debentures offered hereby will be passed upon by McCarthy Tetrault LLP.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership, disposition and conversion of the Debentures and the ownership and disposition of the Shares into which the Debentures may be converted. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning, disposing of or converting the Debentures or owning or disposing of the Shares into which the Debentures may be converted. This summary generally applies only to beneficial owners of the Debentures that purchase their Debentures in this offering for an amount equal to the issue price of the Debentures, which is the first price at which a substantial amount of the Debentures is sold for money to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the Debentures and Shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, this summary is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as partnerships and pass-through entities and investors in such entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, subchapter S corporations, persons holding the Debentures or Shares as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell the Debentures or Shares under the constructive sale provisions of the Code). Finally, this summary does not address the potential application of the Medicare contribution tax on net investment income, the effects of the U.S. federal estate and gift tax laws or any applicable state, local or non-U.S.laws.

INVESTORS CONSIDERING THE PURCHASE OF THE DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS, STATE, LOCAL AND NON-U.S. LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of the Debentures or the Shares into which the Debentures may be converted that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. holder” is a beneficial owner of the Debentures or the Shares into which the Debentures may be converted (other than a partnership, including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds Debenture or Shares acquired upon conversion of a Debenture, the U.S. federal income tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a Debenture or Shares acquired upon conversion of a Debenture that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning, disposing of, or converting such Debenture and owning and disposing of the Shares into which the Debentures may be converted.

Characterization of the Debentures

We believe that the Debentures should be treated as debt instruments for U.S. federal income tax purposes and intend to treat them as such. Whether the Debentures are properly treated as debt or equity for U.S. federal income tax purposes is a highly factual inquiry, and the IRS may take the position that the Debentures are properly treated as equity. If the Debentures were treated as equity rather than debt, the U.S. federal income tax consequences would be materially and adversely different than those described herein. Holders should consult their own tax advisors concerning the consequences of characterizing the Debentures as debt or equity. The following discussion assumes that the Debentures will be respected as debt.

U.S. Holders

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the Debentures, in accordance with their regular method of tax accounting.

It is expected, and this discussion assumes, that the Debentures will be issued without original issue discount for United States federal income tax purposes. There can be no assurance, however, that the IRS will agree with this conclusion.

U.S. holders should obtain a tax basis in any Shares received under the Share Interest Payment Election equal to the interest income that was satisfied by the receipt of such Shares.

See “— Foreign Currency Considerations” below for additional tax consequences related to the Debentures being denominated in Canadian dollars and to the receipt of Shares under the Share Interest Payment Election.

Early Redemption Rights

In certain circumstances, we may choose to or may be obligated to, redeem the Debentures prior to the Maturity Date. See “Description of the Securities We Are Offering — Redemption and Purchase,” and “Description of the Securities We Are Offering — Change of Control of the Corporation.” These possibilities may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” We believe there is only a remote possibility that we will redeem the Debentures prior to the Maturity Date, and we therefore intend to take the position that the Debentures are not contingent payment debt instruments. U.S. holders may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. Assuming the foregoing positions are respected by the IRS, any premium paid to the holder as part of a redemption prior to the Maturity Date, whether on a repurchase upon the occurrence of a change of control triggering event or otherwise, is expected to be taxed as capital gain under the rules described under “— Sale, Exchange or Redemption of Debentures.”

Our positions described in this section are not binding on the IRS. If the IRS successfully challenged our positions, and the Debentures were treated as contingent payment debt instruments, the holder would, among other things, be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Debentures. Adjustments to such accruals would generally be required to be made if any contingent payments are made that differ from the payments based on a “projected payment schedule” (as defined in the Treasury Regulations) and to treat any gain recognized on the sale, exchange, redemption or other disposition of a Debenture as ordinary income rather than as capital gain. The remainder of this discussion assumes that the positions described above are respected by the IRS. A U.S. holder should consult its own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Debentures.

Sale, Exchange, Redemption or Other Taxable Disposition of the Debentures

A U.S. holder generally will recognize capital gain or loss if the holder disposes of a Debenture in a sale, exchange, redemption or other taxable disposition (other than conversion of a Debenture into Shares or into a combination of cash and Shares, the U.S. federal income tax consequences of which are described under “Conversion of Debentures” below). The U.S. holder’s gain or loss will equal the difference between the amount realized by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the Debenture. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the Debenture. The U.S. holder’s tax basis in the Debenture generally will equal the amount the holder paid for the Debenture. The portion of any amount realized that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be taxed as ordinary interest income as described above to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the Debenture generally will be long-term capital gain or loss if the holder held the Debenture for more than one year, or short-term capital gain or loss if the holder held the Debenture for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers generally are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

See “— Foreign Currency Considerations” below for additional tax consequences related to the Debentures being denominated in Canadian dollars.

Foreign Currency Considerations

Payments of Interest in Canadian Dollars

If a U.S. holder uses the cash method of accounting for United States federal income tax purposes, the holder will be required to include in the holder’s gross income the U.S. dollar value of the Canadian dollars interest payment on the date the holder receives it (based on the U.S. dollar spot rate for Canadian dollars on that date), regardless of whether the holder in fact converts the payment to U.S. dollars at that time. Such a U.S. holder will not recognize foreign currency gain or loss with respect to receipt of such payments, but may have foreign currency gain or loss when the holder actually sells or otherwise disposes of the Canadian dollars, as described below.

If a U.S. holder uses the accrual method of accounting for United States federal income tax purposes, the holder will be required to include in the holder’s gross income the U.S. dollar value of the Canadian dollars amount of interest income that accrues during an accrual period. The U.S. dollar value of the Canadian dollars amount of accrued interest income is generally determined by translating that income at the average U.S. dollar exchange rate for Canadian dollars in effect during the accrual period or, if the accrual period spans two taxable years, the partial period within the taxable year. The U.S. holder may elect, however, to translate the holder’s accrued interest income using: (i) the dollar spot rate for Canadian dollars on the last day of the accrual period, (ii) in the case of a partial accrual period, the spot rate on the last day of the taxable year or (iii) if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. That election must be applied consistently to all debt instruments the holder holds from year to year and may not be changed without the consent of the IRS. Prior to making that election, the holder should consult the holder’s own tax advisors.

If a U.S. holder uses the accrual method of accounting for United States federal income tax purposes, the holder may recognize foreign currency gain or loss, which generally will be taxable as ordinary income or loss, with respect to accrued interest income on the date the holder receives the payment of that income. The amount of foreign currency gain or loss the holder recognizes will be the difference, if any, between the U.S. dollar value of the payment in Canadian dollars that the holder receives in respect of the accrued interest (based on the U.S. dollar spot rate for Canadian dollars on the date the holder receives the payment) and the U.S. dollar value of interest income that has accrued during the accrual period (determined as described in the preceding paragraph).

If a U.S. holder receives a payment of interest in Shares under the Share Interest Payment Election, then the U.S. dollar amount so received might not be the same as the U.S. dollar amount required to be recognized as interest income under the rules described above. U.S. holders receiving Shares under the Share Interest Payment Election should consult their own tax advisors regarding the foreign currency exchange gain or loss consequences of such payment.

Exchange or Purchase of Canadian dollars

Canadian dollars received as interest on a Debenture or on a sale, exchange, redemption or other disposition of a Debenture generally will have a tax basis equal to the U.S. dollar value of the Canadian dollars at the spot rate on the date of receipt. If a U.S. holder purchases Canadian dollars, the tax basis of the Canadian dollars will generally be the U.S. dollar value of the Canadian dollars on the date of purchase. Any foreign currency exchange gain or loss recognized on a sale, exchange or other disposition of Canadian dollars (including the use of Canadian dollars to purchase Debentures or upon the exchange of Canadian dollars for U.S. dollars) generally will be treated as ordinary income or loss. Holders should consult their own tax advisors regarding the application of the foreign currency exchange gain or loss rules to them in their particular circumstances.

Foreign Currency Gain or Loss on Sale or Other Disposition of Debentures

If a U.S. holder receives Canadian dollars on the sale, exchange, redemption or other disposition of a Debenture, the U.S. dollar amount realized generally will be based on the U.S. dollar spot rate for Canadian dollars on the date of the disposition. However, if the Debentures are traded on an established securities market and the holder is a cash method U.S. holder or an electing accrual method U.S. holder, the holder will determine the U.S. dollar amount realized by translating the Canadian dollars received at the U.S. dollar spot rate for Canadian dollars on the settlement date of the sale, exchange, redemption or other disposition. If a U.S. holder is an accrual method U.S.holder and the holder makes this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If a U.S. holder is an accrual method U.S. holder and the holder does not make this election, the holder will determine the U.S. dollar equivalent of the amount realized by translating that amount at the U.S. dollar spot rate for Canadian dollars on the date of the sale, exchange, redemption or other disposition and generally will recognize foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the U.S. dollar equivalent of the amount realized based on the spot rates in effect on the date of disposition and the settlement date.

A U.S. holder's initial tax basis in a Debenture generally will be the holder's cost of the Debenture, which, in the case of a U.S. holder that purchases a Debenture with Canadian dollars, will be the U.S. dollar value of the amount of Canadian dollars paid for such Debenture at the U.S. dollar spot rate for Canadian dollars on the date of purchase.

A U.S. holder will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time of purchase of the Debenture and the time of disposition, including the sale, exchange or redemption, of the Debenture. Gain or loss attributable to the movement of exchange rates will equal the difference between (1) the U.S. dollar value of the Canadian dollar principal amount of the Debenture, determined as of the date the Debenture is disposed of based on the U.S. dollar spot rate for Canadian dollars in effect on that date, and (2) the U.S. dollar value of the Canadian dollar principal amount of such Debenture, determined on the date the holder acquired the Debenture based on the U.S. dollar spot rate for Canadian dollars in effect on that date. For this purpose, the principal amount of the Debenture generally is the holder’s purchase price for the Debenture in Canadian dollars. Any such gain or loss generally will be treated as ordinary income or loss, and not as interest income or expense, and generally will be United States source gain or loss. A U.S. holder will recognize such foreign currency gain or loss to the extent the holder has gain or loss, respectively, on the overall sale or taxable disposition of the Debenture.

Reportable Transaction Reporting

Under applicable Treasury regulations, a U.S. holder who participates in “reportable transactions” (as defined in the Treasury regulations) must attach to the holder’s United States federal income tax return a disclosure statement on IRS Form 8886. Under the relevant rules, a U.S. holder may be required to treat a foreign currency exchange loss from the Debentures as a reportable transaction if this loss exceeds the relevant threshold in the Treasury regulations. A U.S. holder should consult the holder’s own tax advisor regarding the possible obligation to file IRS Form 8886 with respect to the ownership or disposition of the Debentures, or any related transaction, including, without limitation, the disposition of any Canadian dollars received.

Conversion of Debentures

A U.S. holder generally will not recognize any income, gain or loss on the conversion of a Debenture solely into Shares, except with respect to cash received in lieu of a fractional share of Shares and the fair market value of any Shares attributable to accrued and unpaid interest, subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that certain adjustments to the conversion rate of a Debenture may be treated as a taxable dividend. The U.S. holder’s aggregate tax basis in the Shares (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) will equal the U.S. holder’s tax basis in the Debenture. The U.S. holder’s holding period in the Shares (other than shares attributable to accrued and unpaid interest) will include the holding period in the Debenture.

With respect to cash received in lieu of a fractional Share, a U.S. holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the Shares attributable to the fractional share on a proportionate basis in accordance with its relative fair market value. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if at the time of the conversion, the Debentures have been held for more than one year.

Any amounts received, including cash and the value of any portion of Shares, attributable to accrued and unpaid interest on the Debentures not yet included in income by a U.S. holder will be taxed as ordinary income. The tax basis in any Shares attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any Shares attributable to accrued and unpaid interest will begin on the day after the date of conversion.

A U.S. holder that converts a Debenture between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of Debentures—Conversion Rights,” should consult its own tax advisors concerning the appropriate treatment of such payment.

U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the conversion of Debentures into Shares, having regard to such holder's particular circumstances.

Distributions

If, after a U.S. holder acquires Shares upon a conversion of a Debenture, we make a distribution in respect of such Shares from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend to the extent of such current or accumulated earnings and profits and will be includible in a U.S. holder's income at the time such holder is treated as receiving such distribution for U.S. federal income tax purposes. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder's investment, up to the U.S. holder's tax basis in its Shares (and such holder's tax basis in such Shares would be reduced by a corresponding amount), and any remaining excess will be treated as capital gain from the sale or exchange of the Shares (as described below under "-U.S. Holders-Sale, Exchange or Other Taxable Disposition of Shares"). If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividend received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period and other requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are taxed at the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the Debentures allow for changes in the conversion rate of the Debentures under certain circumstances. A change in conversion rate that allows holders of the Debentures to receive more Shares on conversion may increase such holders' proportionate interests in our earnings and profits or assets. In that case, the holders of the Debentures may be treated as though they received a taxable distribution. A taxable constructive distribution would result, for example, if the conversion rate is adjusted to compensate holders of Debentures for distributions of cash or property to our stockholders. If an event occurs that dilutes the interests of stockholders or increases the interests of holders of the Debentures and the conversion rate of the Debentures is not adjusted (or not adequately adjusted), this also could be treated as a taxable distribution to holders of the Debentures for U.S. federal income tax purposes. Conversely, if an event occurs that dilutes the interests of holders of the Debentures and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable distribution to the stockholders. Not all changes in the conversion rate that result in holders of Debentures receiving more Shares on conversion, however, increase such holders' proportionate interests in our earnings and profits or assets. For instance, a change in conversion rate could simply prevent the dilution of the holders' interests upon a stock split or other change in capital structure. Under applicable U.S. tax rules, changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Any taxable constructive distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution would be treated for U.S. federal income tax purposes in the same manner as an actual distribution on Shares paid in cash or other property, as described above under "-U.S. Holders-Distributions." Generally, a U.S. holder's adjusted tax basis in a Debenture will be increased to the extent that any such taxable constructive distribution is treated as a dividend. U.S. holders should consult their own tax advisors regarding whether any taxable constructive dividends would be eligible for the dividends received deduction (for corporate holders) or the reduced rates described in the previous paragraph (for non-corporate holders), as the requisite applicable holding periods might not be considered to be satisfied in certain circumstances.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and holders of Debentures not exempt from reporting. On April 12, 2016, the IRS proposed Treasury regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the Treasury regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the Debenture and the date of the actual distribution of cash or property that results in the deemed distribution, and (iii) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of the Debentures (including holders of the Debentures that would otherwise be exempt from information reporting). The final Treasury regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of the Debentures and withholding agents may rely on them prior to that date under certain circumstances.

U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of (a) any adjustments to the conversion rate of Debentures or other events that may give rise to deemed distributions for U.S. federal income tax purposes as described above, and (b) the finalization of the proposed Treasury regulations described above.

Sale, Exchange or Other Taxable Disposition of Shares

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of Shares. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the Shares. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the Shares. The gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of Shares will be long- term capital gain or loss if the holder’s holding period in the Shares is more than one year, or short-term capital gain or loss if the holder’s holding period in the Shares is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers generally are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

See “— Foreign Currency Considerations” above for additional tax consequences related to the receipt of Canadian dollars.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. holder (as defined above).

Taxation of Interest

Subject to the discussion below, payments of interest to Non-U.S. holders generally are subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. holder’s country of residence), collected by means of withholding by the payor.

Payments of interest on the Debentures to most Non-U.S. holders, however, will qualify as “portfolio interest,” and thus, subject to the discussion below regarding backup withholding and FATCA, will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. holders are eligible for the portfolio interest exemption and certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a Non-U.S. holder that:

•	owns, actually or constructively, applying certain attribution rules, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

Each of the portfolio interest exemption, the reduction of the withholding rate pursuant to the terms of an applicable income tax treaty and several of the special rules for Non-U.S. holders described below apply only if the holder certifies its nonresident status in the prescribed manner. A Non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8 to us or our paying agent prior to the payment. If the Non-U.S. holder holds the Debenture through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Non-U.S. holders should consult their own tax advisors regarding such holder's eligibility for the reduction or elimination of U.S. withholding tax under applicable U.S. Federal income tax rules, as well as the appropriate manner for certifying such eligibility, in each case having regard to such holder's particular circumstances.

Sale, Exchange, Redemption, Conversion or Other Disposition of Debentures or Shares

Subject to the discussion below regarding backup withholding and FATCA, Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of Debentures or Shares (other than with respect to payments attributable to accrued and unpaid interest, which will be taxed as described under “—Non-U.S. Holders—Taxation of Interest” above), unless:

•

 the gain is effectively connected with the conduct by the Non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business;”

•

the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax (or lower applicable income tax treaty rate), even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption, conversion or other disposition of Debentures or Shares by a Non-U.S. holder if, at any time during the five years before such sale, exchange, redemption, conversion or other disposition (or, if shorter, the Non-U.S. holder's holding period for the relevant Debentures or Shares), we are a "United States real property holding corporation" (or USRPHC). In general, we would be a USRPHC if U.S. real property interests comprised at least 50% of the sum of the fair market value of our worldwide real property interests and assets used or held for use in a trade or business. We believe that we have not been during the past five years, currently are not, and will not become in the future, a USRPHC. However, under the FIRPTA rules, interests (other than an interest solely as a creditor) in a U.S. corporation, such as the Corporation, generally are deemed to be subject to the FIRPTA rules unless this presumption is overturned in a prescribed manner. There is no assurance that we will be able to establish, in the prescribed manner, that the Debentures and Shares are not subject to the FIRPTA rules.

In the event we are determined to have constituted, or to constitute, a USRPHC (or are deemed to be a USRPHC) at any time during the five-year period ending on a sale, exchange, redemption, conversion or other disposition of Debentures or Shares (or, if shorter, such Non-U.S. holder's holding period in such Debentures or Shares), the Non-U.S. holder generally would be subject to FIRPTA taxation and, in such case, any gain recognized in connection with any such disposition would generally be treated as effectively connected income for such Non-U.S. holder and subject to U.S. taxation at normal graduated tax rates applicable to U.S. holders. Such Non-U.S. holder would also generally be subject to U.S. federal income tax return filing obligations. In addition, the purchaser of Debentures or Shares generally would be required to withhold 15% of the gross purchase price paid for such Debentures or Shares and remit such amounts to the IRS in accordance with the FIRPTA rules. However, if the Debentures or Shares are considered "regularly traded on an established securities market," the Debentures or Shares would not be treated as interests in a USRPHC (and therefore gain recognized on a disposition would not be subject to U.S. federal income tax) with respect to Non-U.S. holders who do not hold, actually or constructively, more than 5% of the outstanding Debentures or Shares, as applicable, at any time during the five-year period ending on the date of disposition, or such shorter period that such Debentures or Shares were held. In addition, the purchaser of Debentures or Shares, as applicable, would not be required to withhold tax if the Debentures or Shares, as applicable, are considered "regularly traded on an established securities market," regardless of whether the selling Non-U.S. holder held more than 5 percent of the outstanding Shares during the applicable testing period.

We believe that the TSXV is a non-U.S. national securities exchange which is officially recognized, sanctioned, or supervised by a governmental authority, and, accordingly, the TSXV should be treated as an established securities market. In such case, for so long as 100 or fewer persons do not own 50% or more of the Debentures or Shares, as applicable, the Debentures and Shares should be treated as "regularly traded" on the TSXV for a calendar quarter if: (a) such Debentures or Shares, as applicable, trade, other than in de minimis quantities, on at least 15 days during the calendar quarter; (b) the aggregate number of Debentures or Shares, as applicable, traded during the calendar quarter is at least 7.5% of the average number of such Debentures or Shares outstanding during such calendar quarter (reduced to 2.5% if there are 2,500 or more record holders of Debentures or Shares, as applicable); and (c) we attach a statement to our U.S. federal income tax return that provides information relating to us, the Debentures and Shares, and beneficial owners of more than 5% of the Debentures or Shares (the "TSXV Publicly Traded Exception"). Prospective holders are cautioned that there can be no assurance that the Debentures or the Shares will be considered "regularly traded" on the TSXV in any particular calendar quarter.

It is unclear as of the date of this prospectus whether the Debentures and Shares will be determined to be "regularly traded on an established securities market" for purposes of the FIRPTA rules.

The application of the FIRPTA rules to Non-U.S. holders is subject to uncertainty. Accordingly, Non-U.S. holders should consult with their own tax advisors regarding the potential application of the FIRPTA rules to the Debentures and the Shares, including the determination of whether such Debentures and Shares are "regularly traded on an established securities market" under such rules.

Dividends and Constructive Dividends

Dividends paid to a Non-U.S. holder on any Shares received on conversion of a Debenture, and any taxable constructive dividends resulting from certain adjustments (or failures to make adjustments) to the number of Shares to be issued on conversion (as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax on dividends (including any taxable constructive dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. holder’s country of residence. A Non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8. A Non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. In the case of constructive dividends, because there may be no cash from which to withhold the required amount, withholding may apply to interest payments or other payments or deliveries made with respect to the Debentures (or, in some circumstances, any payments on Shares) or sales proceeds received by, or other funds or assets of, such holder. Dividends on the Shares that are effectively connected with a Non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business.”

Subject to the discussion regarding FIRPTA withholding below, a Non-U.S. holder generally should not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution did not exceed the adjusted tax basis of the Non-U.S. holder's Debentures or Shares, as applicable. Instead, such excess portion of the distribution would reduce the Non-U.S. holder's adjusted tax basis in such interest. A Non-U.S. holder would be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted tax basis in its Debentures or Shares, as applicable, if the Non-U.S. holder otherwise would be subject to tax on gain from the disposition of such interest as described above under "-Non-U.S. Holders- Sale, Exchange, Redemption, Conversion or Other Disposition of Debentures or Shares". Assuming the Debentures and Shares will be considered to be regularly traded on an established securities market, as described above under "-Non-U.S. Holders- Sale, Exchange, Redemption, Conversion or Other Disposition of Debentures or Shares", we would not be required under the FIRPTA rules to withhold on distributions in excess of our current and accumulated earnings and profits that are distributed to Non-U.S. holders that own 5% or less of the outstanding Debentures or Shares, as applicable, during the applicable testing period. However there can be no assurance that withholding on such amounts will not be required. If withholding is or becomes required on distributions in excess of our current and accumulated earnings and profits, the rate of withholding is currently equal to 15% of such amounts.

Non-U.S. holders should consult their own tax advisors regarding such holder's eligibility for the reduction or elimination of U.S. withholding tax under applicable U.S. federal income tax rules, the appropriate manner for certifying such eligibility, as well as the applicability of the FIRPTA rules to distributions, or constructive distributions, made with respect Debentures or Shares, in each case having regard to such holder's particular circumstances.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership, disposition or conversion of the Debentures and the ownership and disposition of the Shares into which the Debentures may be converted by a Non-U.S. holder discusses the U.S. federal income tax considerations for a Non-U.S. holder that is not engaged in a U.S. trade or business for U.S. federal income tax purposes. If any interest on the Debentures, dividends on Shares, or gain from the sale, exchange, redemption, conversion or other disposition of the Debentures or Shares is effectively connected with a U.S. trade or business conducted by the Non-U.S. holder, then the income or gain generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the Non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if an applicable tax treaty requires, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely delivering a properly executed IRS Form W-8ECI. If the Non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) may impose withholding tax on certain types of payments made to “foreign financial institutions,” and “non-financial foreign entities” as defined in the Code and applicable Treasury regulations. The legislation, together with the Treasury regulations issued thereunder, generally imposes a 30% withholding tax on interest income and constructive dividends on the Debentures, and dividends on, or gross proceeds from the sale or other disposition of, Shares paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (iii) an exemption applies. If the payee is a foreign financial institution and an exemption does not apply, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the applicable foreign country has entered into an “intergovernmental agreement” with the United States regarding FATCA, such agreement may permit the payee to report to that country rather than to the U.S. Treasury. FATCA withholding generally applies to interest and constructive dividends on the Debentures and dividends on Shares. FATCA withholding with respect to the gross proceeds from the sale or other disposition of the Debentures or Shares will not begin until January 1, 2019. Prospective investors should consult their tax advisors regarding the FATCA rules.

Backup Withholding and Information Reporting

U.S. Holders

In general, information reporting requirements will apply to payments to certain non-corporate U.S. holders of principal and interest on a Debenture and of dividends on a Share and the proceeds of the sale of a Debenture or a Share. A U.S. holder may be subject to backup withholding, at a current rate of 28%, when the holder receives interest with respect to the Debentures or dividends on the Shares, or when the holder receives proceeds upon the sale, exchange, redemption or other disposition of the Debentures or the Shares. In general, a U.S. holder can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form that provides:

•      the holder’s correct taxpayer identification number; and

•      a certification that (a) the holder is exempt from backup withholding because the holder is a corporation or come within another enumerated exempt category, (b) the holder has not been notified by the IRS that the holder is subject to backup withholding or (c) the holder has been notified by the IRS that the holder is no longer subject to backup withholding.

If a U.S. holder does not provide the holder’s correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, the holder may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain U.S. holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Backup withholding is not an additional tax and amounts withheld may be refunded or credited against the holder’s United States federal income tax liability, provided the holder timely furnishes required information to the IRS.

United States exempt recipients who fail to provide a Form W-9 or other appropriate documentation may be subject to FATCA withholding. See the discussion in “— FATCA.”

Non-U.S. Holders

United States backup withholding will not apply to Non-U.S. holders with respect to payments of interest on a Debenture or dividends on a Share if the holder provides the statement described in “— Non-U.S. Holders — Taxation of Interest” and “Dividends and Constructive Dividends,” provided that the payor does not have actual knowledge or reason to know that the holder is a United States person for United States federal income tax purposes. Information reporting requirements may apply, however, to payments of interest on a Debenture or dividends with respect to shares.

Information reporting generally will not apply to any payment of the proceeds of the sale of a Debenture or Share effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

•       is a United States person;

•       is a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•       is a controlled foreign corporation for United States federal income tax purposes; or

•       is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

Notwithstanding the foregoing, payment of the proceeds of any such sale of a Debenture or a Share effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that the holder is a non-United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the United States office of a broker generally is subject to information reporting and backup withholding requirements, unless the Non-U.S. holder provides the statement described in “— Non-U.S. Holders — Taxation of Interest” or “Dividends and Constructive Dividends” or otherwise establish an exemption.

The preceding discussion of material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisors as to the particular tax consequences to it of purchasing, holding and disposing of the Debentures and the Shares, including the applicability and effect of any state, local or Non-U.S. tax laws, and of any pending or subsequent changes in applicable laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to a holder who acquires Debentures as a beneficial owner under this Offering and to a holder who acquires Shares pursuant to a conversion, redemption or repayment at maturity of Debentures acquired by the holder under this Offering. This summary is only applicable to such a holder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada, holds the Shares and/or Debentures as capital property and deals at arm’s length and is not affiliated with the Corporation or the Agents (a “Holder”). Generally, the Debentures and Shares will be considered to be capital property to a Holder provided that the Holder does not hold the Debentures or Shares, as applicable, in the course of carrying on a business of trading or dealing in securities and has not acquired the Debentures and will not acquire the Shares in one or more transactions considered to be an adventure or concern in the nature of trade. The Debentures and Shares will not be “Canadian securities” for the purposes of the irrevocable election under subsection 39(4) of the Tax Act to treat all “Canadian securities” owned by a person as capital property and therefore such an election will not apply to the Debentures and Shares.

This summary is not applicable to a Holder: (i) that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules); (ii) that is a “specified financial institution” (as defined in the Tax Act); (iii) an interest in which is or would be a “tax shelter investment” (as defined in the Tax Act); (iv) that enters into a “derivative forward agreement” or a “synthetic disposition arrangement” (as defined in the Tax Act) in respect of the Debentures or Shares; (v) who has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian dollars; or (vi) in respect of whom the Corporation is or will become a “foreign affiliate” for the purposes of the Tax Act. Any such Holders should consult their own tax advisors with respect to an investment in the Debentures or Shares. In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Debentures.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), taking into account all proposed amendments to the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Tax Proposals”), and the Corporation’s understanding of the current administrative practices and assessing policies published in writing by the Canada Revenue Agency prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed; however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. The summary is not exhaustive of all possible income tax considerations and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in the law, whether by way of legislative, governmental or judicial decision or action, or in the administrative practices or assessing policies of the Canada Revenue Agency, nor does it take into account tax laws of countries other than Canada or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the tax considerations described herein.

The income and other tax consequences of acquiring, holding or disposing of Debentures and/or Shares will vary depending on the particular circumstances of the Holder thereof, including any province or territory in which the Holder resides or carries on business. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular or prospective Holder, and no representations with respect to the income tax consequences to any Holder or prospective Holder are made. Consequently, prospective Holders should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring Debentures pursuant to this Offering, including acquiring Shares issuable upon conversion, redemption or maturity of the Debentures, having regard to their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Debentures or Shares (including interest, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. For purposes of the Tax Act, amounts denominated in U.S. dollars generally must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard.

Interest

A Holder of Debentures that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on the Debentures that accrues (or is deemed to accrue) to the Holder to the end of the particular taxation year or that becomes receivable by or is received by the Holder before the end of that taxation year, including on a redemption or repayment at maturity and including amounts, if any, deducted for non-resident withholding tax, except to the extent that such interest was otherwise included in the Holder’s income for a preceding taxation year.

Any other Holder, including an individual, will be required to include in income for a taxation year any interest on a Debenture received or receivable by such Holder in that taxation year (depending upon the method regularly followed by the Holder in computing income), including on a redemption or repayment at maturity and including amounts, if any, deducted for non-resident withholding tax, except to the extent that the interest was included in the Holder's income for a preceding taxation year. In addition, if at any time a Debenture should become an “investment contract”, as defined in the Tax Act, in relation to a Holder, such Holder will be required to include in computing the Holder’s income for a taxation year all interest (not otherwise required to be included in income) that accrues or is deemed to accrue on the Holder’s Debentures to the end of any “anniversary day”, as defined in the Tax Act, in that year to the extent such interest was not otherwise included in the Holder’s income for that year or a preceding year.

The fair market value of any premium paid by the Corporation to a Holder upon a repayment of Debentures before maturity (as a result of a Debenture Offer made in connection with a Change of Control or otherwise), whether such premium is paid in cash or in Shares, will generally be deemed to be interest received at that time by such Holder to the extent that such premium can reasonably be considered to relate to, and does not exceed the value at the time of payment of the interest that, but for the repayment, would have been paid or payable by the Corporation on the Debentures for taxation years of the Corporation ending after the date of such repayment.

A Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax, which is refundable, under certain circumstances, on certain investment income, including amounts in respect of interest.

To the extent that non-resident withholding tax is payable by a Holder in respect of interest received on the Debentures, the Holder may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction, having regard to their particular circumstances.

Exercise of Conversion Privilege

The conversion of a Debenture into only Shares plus any cash not in excess of $200 in lieu of a fraction of a Share pursuant to a right of conversion will generally be deemed not to constitute a disposition of the Debenture pursuant to the Tax Act and, accordingly, the Holder will not realize a capital gain or capital loss on such conversion. The Corporation does not currently have a rights plan and the previous statement assumes that there is no rights plan in existence at the time of conversion.

A Holder’s aggregate cost of the Shares acquired on conversion of the Debentures where the Holder receives only Shares (plus cash delivered in lieu of a fraction of a Share) will be equal to the adjusted cost base of the Debentures converted, subject to the discussion below regarding cash in lieu of a fraction of a Share. For the purposes of determining the adjusted cost base of such Shares, the cost of the Shares will be averaged with the adjusted cost base of all other Shares held by a Holder as capital property immediately before the time of conversion.

Under the current administrative practice of the Canada Revenue Agency, a Holder who, upon conversion of the Debentures where the Holder receives only Shares (plus cash in lieu of a fraction of a Share), receives cash not in excess of $200 in lieu of a fraction of a Share, may either treat this amount as proceeds of disposition of a portion of the Debentures thereby realizing a capital gain or capital loss, as discussed below under the heading “Dispositions of Debentures”, or alternatively may reduce the adjusted cost base of the Shares that the Holder acquires on the conversion by the amount of cash received.

If on a conversion of a Debenture, a Holder receives consideration wholly or partly in the form of cash (other than cash delivered in lieu of a fraction of a Share not in excess of $200, as described above) the Holder will be considered to have disposed of the Debenture for purposes of the Tax Act. See “Dispositions of Debentures”.

Redemption or Repayment of Debentures

If the Corporation redeems a Debenture prior to maturity or repays a Debenture upon maturity and the Holder does not exercise the conversion privilege prior to such redemption or repayment, the Holder will be considered to have disposed of the Debenture for proceeds of disposition equal to the amount received by the Holder (other than the amount received or deemed to be received on account of interest) on such redemption or repayment. If the Holder receives Shares on redemption or repayment, the Holder will be considered to have realized proceeds of disposition equal to the aggregate of the fair market value of the Shares so received and the amount of any cash received in lieu of fractional Shares. The Holder may realize a capital gain or capital loss computed as described below under “Dispositions of Debentures”. The cost to the Holder of the Shares so received will also be equal to their fair market value at the time of acquisition, and must be averaged with the adjusted cost base of all other Shares held as capital property immediately before the time of redemption or repayment, as applicable, by the Holder for the purpose of calculating the adjusted cost base of such Shares.

Dispositions of Debentures

A disposition or deemed disposition of a Debenture by a Holder (including upon a redemption or repayment of a Debenture) will generally result in the Holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition (adjusted as described below) net of any reasonable costs of disposition, exceed (or are less than) the Holder’s adjusted cost base thereof. Any such capital gain or capital loss will be treated, for tax purposes, in the same manner as capital gains and capital losses arising from a disposition of Shares which treatment is discussed below under Dispositions of Debentures”.

Upon such a disposition or deemed disposition of a Debenture, interest accrued thereon to the date of disposition and not yet due will be included in computing the Holder’s income, except to the extent such amount was otherwise included in the Holder’s income, and will be excluded in computing the Holder’s proceeds of disposition of the Debenture.

A capital gain realized by a Holder who is an individual or trust (other than certain specified trusts) may give rise to a liability for alternative minimum tax.

A “Canadian-controlled private corporation” (as defined in the Tax Act) that disposes of Debentures may be liable to pay an additional tax, which is refundable under certain circumstances, on certain investment income for the year, including amounts in respect of taxable capital gains.

Dividends

The full amount of dividends received (or deemed to be received) on the Shares by a Holder who is an individual (including a trust), including amounts withheld for foreign withholding tax, if any, will be included in computing the Holder’s income and will not be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received (or deemed to be received) from taxable Canadian corporations.

Dividends received on the Shares by a Holder that is a corporation, including amounts withheld for foreign withholding tax, if any, will be included in computing the Holder’s income, and such Holder will not be entitled to the inter-corporate dividend deduction in computing taxable income which generally applies to dividends received from taxable Canadian corporations.

A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax, which is refundable, under certain circumstances, on certain investment income for the year, including the amount of such dividends.

Subject to the detailed rules in the Tax Act, a Holder may be entitled to a foreign tax credit or deduction for any foreign withholding tax paid with respect to dividends received by the Holder on Shares. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deducting having regard to their own particular circumstances.

Dispositions of Shares

On the disposition or deemed disposition of a Share by a Holder, the Holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition in respect of such Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Share to the Holder.

For the purpose of determining the adjusted cost base to a Holder of Shares, when a Share is acquired, the cost of the newly-acquired Share will be averaged with the adjusted cost base of all of the Shares owned by the Holder as capital property immediately before that acquisition. The adjusted cost base of a Share to a Holder will be the cost to the Holder of the Share, with certain adjustments.

One-half of the amount of any capital gain (a “taxable capital gain”) realized by a Holder in a taxation year must be included in computing such Holder’s income for that year, and one-half of any capital loss (an “allowable capital loss”) realized by a Holder in a taxation year must be deducted from any taxable capital gains realized by the Holder in the year, subject to and in accordance with the provisions of the Tax Act. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following net taxation year against taxable capital gains realized in such years, subject to and in accordance with the provisions of the Tax Act.

A capital gain realized by a Holder who is an individual or trust (other than certain specified trusts) may give rise to a liability for alternative minimum tax.

A “Canadian-controlled private corporation” (as defined in the Tax Act) that disposes of Shares may be liable to pay an additional tax, which is refundable, under certain circumstances, on certain investment income for the year, including amounts taxable capital gains.

Foreign Property Information Reporting

Generally, a Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including the Debentures and Shares, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return with the Canada Revenue Agency for the year or period disclosing prescribed information in respect of such property. Subject to certain exceptions, a Holder generally will be a specified Canadian entity. The Debentures and Shares will be “specified foreign property” of a Holder for these purposes. Penalties may apply where a Holder fails to file the required information return in respect of such Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act. Holders should consult their own tax advisors regarding compliance with these reporting requirements.

Offshore Investment Fund Property

The Tax Act contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property”. These rules could apply to a Holder in respect of a Debenture or Share if both of two conditions are satisfied.

The first condition for such rules to apply is that the value of the Debenture or Share may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (“Investment Assets”).

The second condition for such rules to apply to a Holder is that it must be reasonable to conclude that one of the main reasons for the Holder acquiring or holding a Debenture or Share was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act had the income, profits and gains been earned directly by the Holder.

If applicable, these rules would generally require a Holder to include in income for each taxation year in which the Holder owns a Debenture or Share (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the Holder’s “designated cost” (as defined in the Tax Act) of the Debenture or Share at the end of the month, by 1/12th of the sum of the applicable prescribed rate for the period that includes such month plus 2%, less (ii) the Holder’s income for the year (other than a capital gain) from the Debenture or Share determined without reference to these rules. Any amount required to be included in computing a Holder’s income under these provisions will be added to the adjusted cost base to the Holder of the applicable Debenture or Share.

These rules are complex and their application depends, to a large extent, in part, on the reasons for a Holder acquiring or holding the Debentures or Shares. Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

EXPERTS

IntelGenx Technologies Corp. financial statements for the years ended December 31, 2016 and 2015 included in this registration statement have been audited by Richter, LLP, Montreal, Quebec, an independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of said firm and their authority as experts in accounting and auditing. This report expresses an unqualified opinion.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent registered public accountants with respect to accounting practices or procedures or financial disclosure.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement and other reports we file with the Securities and Exchange Commission without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of the initial registration statement of which this prospectus is a part and all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from our Investor Relations Department at 6420 Abrams, Ville Saint Laurent, Quebec H4S 1Y2, Canada (telephone: (514) 331-7440).

We also maintain a web site at http://www.intelgenx.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

IntelGenx Technologies Corp.

Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

Contents
Consolidated Balance Sheet	F-2
Consolidated Statement of Shareholders' Equity	3
Consolidated Statement of Comprehensive Loss	4
Consolidated Statement of Cash Flows	5
Notes to Consolidated Financial Statements	6 - 14

IntelGenx Technologies Corp.

Consolidated Balance Sheet
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current
Cash and cash equivalents	$300	$612
Short-term investments	3,632	3,884
Accounts receivable	428	1,044
Prepaid expenses	428	566
Investment tax credits receivable	178	246
Total Current Assets	4,966	6,352
Leasehold Improvements and Equipment, net (note 4)	5,833	5,730
Security Deposits	714	708
Total Assets	$11,513	$12,790
Liabilities
Current
Accounts payable and accrued liabilities	613	897
Current portion of long-term debt (note 7)	710	704
Deferred revenue (note 6)	2,750	3,634
Total Current Liabilities	4,073	5,235
Deferred lease obligations	46	45
Long-term debt (note 7)	2,410	2,565
Total Liabilities	6,529	7,845

Subsequent event (note 12)
Shareholders' Equity
Capital Stock, common shares, $0.00001 par value; 100,000,000 shares authorized; 65,422,020 shares issued and outstanding (2016: 64,812,020 common shares) (note 8)	1	1
Additional Paid-in-Capital (note 9)	24,207	23,700
Accumulated Deficit	(18,249)	(17,737)
Accumulated Other Comprehensive Loss	(975)	(1,019)
Total Shareholders’ Equity	4,984	4,945
	$11,513	$12,790

See accompanying notes

Approved on Behalf of the Board:

/s/ Bernd J. Melchers                                 Director
/s/Horst G. Zerbe                                         Director

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Period Ended March 31, 2017
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Number	Amount	Capital	Deficit	Loss	Equity
Balance - December 31, 2016	64,812,020	$1	$23,700	$(17,737)	$(1,019)	$4,945
Foreign currency translation adjustment	-	-	-	-	44	44
Warrants exercised (note 9)	560,000	-	316	-	-	316
Options exercised (note 9)	50,000	-	21	-	-	21
Stock-based compensation (note 9)	-	-	170	-	-	170
Net loss for the period	-	-	-	(512)	-	(512)
Balance – March 31, 2017	65,422,020	$1	$24,207	$(18,249)	$(975)	$4,984

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Comprehensive Loss
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period
	Ended March 31,
	2017	2016
Revenues
Royalties	$-	$379
License and other revenue	1,353	439
Total Revenues	1,353	818
Expenses
Cost of royalty and license revenue	92	65
Research and development expense	644	481
Selling, general and administrative expense	904	891
Depreciation of tangible assets	170	87
Total Expenses	1,810	1,524

Operating loss	(457)	(706)
Interest income	2	-
Financing and interest expense	(57)	(40)
Net Loss	(512)	(746)

Other Comprehensive Income
Foreign currency translation adjustment	44	39
Comprehensive Loss	$(468)	$(707)

Basic and Diluted Weighted Average Number of Shares Outstanding	65,305,520	63,615,255
Basic and Diluted Loss Per Common Share (note 11)	$(0.01)	$(0.01)

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period
	Ended March 31,
	2017	2016
Funds Provided (Used) -
Operating Activities
Net loss	$(512)	$(746)
Depreciation	170	87
Stock-based compensation	170	63
	(172)	(596)
Changes in assets and liabilities:
Accounts receivable	616	650
Prepaid expenses	138	(12)
Investment tax credits receivable	68	(29)
Security deposits	(6)	(226)
Accounts payable and accrued liabilities	(284)	(860)
Deferred revenue	(884)	-
Deferred lease obligations	1	17
Net change in assets and liabilities	(351)	(460)
Net cash used in operating activities	(523)	(1,056)

Financing Activities
Issuance of term loans	-	392
Repayment of term loans	(103)	(17)
Proceeds from exercise of warrants and stock options	337	-
Net cash provided by financing activities	234	375

Investing Activities
Additions to leasehold improvements and equipment	(222)	(290)
Redemption of short-term investments	300	-
Net cash provided by (used in) investing activities	78	(290)

Decrease in Cash and Cash Equivalents	(211)	(971)
Effect of Foreign Exchange on Cash and Cash Equivalents	(101)	173
Cash and Cash Equivalents
Beginning of Period	612	2,865
End of Period	$300	$2,067

See accompanying notes

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal and recurring nature.

These financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 2016. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies. On consolidation, all inter-entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

Management has performed an evaluation of the Company’s activities through the date and time these financial statements were issued and concluded that there are no additional significant events requiring recognition or disclosure.

2.	Adoption of New Accounting Standards

The FASB issued Update 2016-06, Derivatives and Hedging Contingent Put and Call Options in Debt Instruments, clarifying the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. The amendments in this Update require an entity performing the assessment to assess the embedded call (put) options solely in accordance with the four-step decision sequence. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The adoption of this statement did not have a material effect on the Company’s financial position or results.

The FASB issued Update 2016-09, Compensation – Stock Compensation Improvements to Employee Share-Based Payment Accounting, simplifying several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The adoption of this statement did not have a material effect on the Company’s financial position or results.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

2.	Adoption of New Accounting Standards (Cont'd)

The FASB issued Update 2015-11, Inventory: Simplifying the Measurement of Inventory, aligning the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). The amendments in this Update state that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The adoption of this statement did not have a material effect on the Company’s financial position or results.

The FASB issued 2015-017, Income Taxes: Balance Sheet Classification of Deferred Taxes, which requires that deferred tax liabilities be classified as noncurrent in a classified statement of financial position. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The adoption of this statement did not have a material effect on the Company’s financial position or results.

3.	Significant Accounting Policies

ASU 2016-18 – Statement of Cash Flows (Topic 230) Restricted Cash

In November 2016, the FASB issued ASU 2016-18 which requires that the statement of cash flows explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted or restricted cash equivalents. The statement is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period and should be applied on a retrospective basis. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2016-15 – Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments

In August 2016, the FASB issued ASU 2016-15 which clarifies how certain cash receipts and payments are to be presented in the Statement of cash flows. The statement is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies (Cont’d)

ASU 2016-01 – Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, which will significantly change practice for all entities. The targeted amendments to existing guidance are expected to include:

1.

Equity investments that do not result in consolidation and are not accounted for under the equity method would be measured at fair value through net income, unless they qualify for the proposed practicability exception for investments that do not have readily determinable fair values.

2.	Changes in instrument-specific credit risk for financial liabilities that are measured under the fair value option would be recognized in other comprehensive income.

3.

Entities would make the assessment of the realizability of a deferred tax asset (DTA) related to an available- for-sale (AFS) debt security in combination with the entity’s other DTAs. The guidance would eliminate one method that is currently acceptable for assessing the realizability of DTAs related to AFS debt securities. That is, an entity would no longer be able to consider its intent and ability to hold debt securities with unrealized losses until recovery.

4.	Disclosure of the fair value of financial instruments measured at amortized cost would no longer be required for entities that not public business entities.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2017-04 – Intangibles – Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment

The FASB issued ASU 2017-04 which eliminates Step 2 from the goodwill impairment test and eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment. These amendments are effective for a public business entity for fiscal years beginning after December 15, 2019. Early adoption is permitted in any interim or annual period and should be applied on a retrospective basis. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies (Cont’d)

ASU 2017-01 - Business Combinations (Topic 805) Clarifying the Definition of a Business

The FASB issued ASU 2017-01 clarifies the definition of a business and is intended to help companies evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.These amendments are effective for a public business entity for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted under certain circumstances and should be applied on a prospective. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2016-16 – Income Taxes (Topic 740) Intra-Entity Transfers of Assets Other Than Inventory

The FASB issued ASU 2016-16 and requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. These amendments are effective for a public business entity for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2016-02: Leases (Topic 842) Section A

The FASB issued ASU 2016-02 to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.

These amendments are effective for a public business entity for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies (Cont’d)

Revenue from Contracts with Customers (Topic 606)

The FASB and IASB (the Boards) have issued converged standards on revenue recognition. ASU No. 2014-09 which affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

•	Step 1: Identify the contract(s) with a customer.
•	Step 2: Identify the performance obligations in the contract.
•	Step 3: Determine the transaction price.
•	Step 4: Allocate the transaction price to the performance obligations in the contract.
•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In the year ended December 31, 2016, the FASB issued three new amendments related to Topic 606:

1.

ASU 2016-08: Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) which was issued to add clarification to the implementation guidance on principle versus agent considerations. This amendment does not provide any changes to the previously issued ASU No. 2014-09 and is effective for the same reporting period which was deferred by one year in ASU 2015-14: Revenue From Contracts With Customers (Topic 606), Deferral of the Effective Date.

2.

ASU 2016-10: Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing which was issued to clarifying the following two aspects of topic 606; identifying performance obligations and the licensing implementation guidance. This amendment does not provide any changes to the previously issued ASU No. 2014-09 and is effective for the same reporting period which was deferred by one year in ASU 2015-14: Revenue From Contracts With Customers (Topic 606), Deferral of the Effective Date.

3.

ASU 2016-11 Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting. With this amendment, the SEC Staff is rescinding the following SEC Staff Observer comments that are codified in Topic 605, Revenue Recognition, and Topic 932, Extractive Activities—Oil and Gas, effective upon adoption of Topic 606. This amendment is effective immediately.

 IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies (Cont’d)

Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

This ASU is to be applied retrospectively, with certain practical expedients allowed. The Company is currently evaluating the impact of this Statement on its consolidated financial statements

4.	Leasehold Improvements and Equipment

As at March 31, 2017 no depreciation has been recorded on manufacturing equipment in the amount of $339 as the equipment is not ready for use.

5.	Bank indebtedness

The Company's credit facility is subject to review annually and consists of an operating demand line of credit of up to CAD$250 thousand and corporate credits cards of up to CAD$75 thousand. Borrowings under the operating demand line of credit bear interest at the Bank’s prime lending rate plus 2%. The credit facility and term loan (see note 7) are secured by a first ranking movable hypothec on all present and future movable property of the Company and a 50% guarantee by Export Development Canada, a Canadian Crown corporation export credit agency. The terms of the banking agreement require the Company to comply with certain debt service coverage and debt to net worth financial covenants on an annual basis at the end of the Company’s fiscal year. As at March 31, 2017, the Company has not drawn on its credit facility.

6.	Deferred Revenue

On August 5, 2016, the Company sold its U.S. royalty on future sales of Forfivo XL® to SWK Holdings Corporation for $6 million. Under the terms of the agreement, SWK paid IntelGenx $6 million at closing. In return for, (i) 100% of any and all royalties or similar royalty amounts received on or after April 1, 2016, (ii) 100% of the $2 million milestone payment upon Edgemont reaching annual net sales of $15 million, and (iii) 35% of all potential future milestone payments.

The deferred revenue represents the remaining, unrecognized portin of the payment received for the royalty on future sales in the amount of $6 milliion less the Q2 royalties recognized in the second quarter of 2016 in the amount of $352 thousand. The deferred revenue will be recognized as other revenue on a straight-line basis until December 31, 2017.

 IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

6.	Deferred Revenue (cont’d)

10% of the proceeds were paid to our former development partner, Cary Pharmaceuticals Inc. This amount is included in prepaid expenses and will be recognized as cost of royalty, license and other revenue on a straight-line basis until December 31, 2017.

7.	Long-term debt

The components of the Company’s debt are as follows:

	March 31, 2017	December 31, 2016
	$	$
(in U.S. $ thousands)
Term loan facility	2,519	2,636
Secured loan	601	633
Total debt	3,120	3,269
Less: current portion	710	704
Total long-term debt	2,410	2,565

The Company’s term loan facility consists of a total of CAD$4 million bearing interest at the Bank’s prime lending rate plus 2.50% . The term loan is subject to the same security and financial covenants as the bank indebtedness (see note 5).

The secured loan has a principal balance authorized of CAD$1 million bearing interest at prime plus 7.3%, reimbursable in monthly principal payments of CAD$17 thousand from January 2017 to March 2021. The loan is secured by a second ranking on all present and future property of the Company. The terms of the banking agreement require the Company to comply with certain debt service coverage and debt to net worth financial covenants on an annual basis at the end of the Company’s fiscal year.

Principal repayments due in each of the next five years are as follows:

2017	$532 (CAD 709)
2018	710 (CAD 945)
2019	710 (CAD 945)
2020	710 (CAD 945)
2021	458 (CAD 610)

 IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

8.	Capital Stock

	March 31,	December 31,
	2017	2016
Authorized -
100,000,000 common shares of $0.00001 par value
20,000,000 preferred shares of $0.00001 par value
Issued -
65,422,020 (December 31, 2016 - 64,812,020) common shares	$1	$1

9.	Additional Paid-In Capital

Stock options

During the three-month period ended March 31, 2017, on January 18, 2017, 300,000 options to purchase common stock were granted to non-employee directors under the 2016 Stock Option Plan. The options have an exercise price of $0.89. The options vest immediately and expire 10 years after the grant date. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $114 thousand.

During the three-month period ended March 31, 2017 a total of 50,000 stock options were exercised for 50,000 common shares having a par value of $0 thousand in aggregate, for cash consideration of $21 thousand, resulting in an increase in additional paid-in capital of $21 thousand. No stock options were exercised during the three-month period ended March 31, 2016.

Compensation expenses for stock-based compensation of $170 thousand and $63 thousand were recorded during the three-month periods ended March 31, 2017 and March 31, 2016 respectively. An amount of $168 thousand expensed in the first quarter of 2017 relates to stock options granted to employees and directors and an amount of $2 thousand relates to stock options granted to a consultant. The entire amount expensed in the first quarter of 2016 relates to stock options granted to employees and directors. As at March 31, 2017 the Company has $238 thousand (2016 - $159 thousand) of unrecognized stock-based compensation.

Warrants

During the three-month period ended March 31, 2017 a total of 560,000 warrants were exercised for 560,000 common shares having a par value of $Nil in aggregate, for cash consideration of approximately $316 thousand, resulting in an increase in additional paid-in capital of approximately $316 thousand. No warrants were exercised during the three-month period ended March 31, 2016.

 IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2017
(Expressed in U.S. Funds)
(Unaudited)

10.	Related Party Transactions

Included in management salaries are $Nil (2016 - $1 thousand) for options granted to the Chief Executive Officer, $15 thousand (2016 - $15 thousand) for options granted to the Chief Financial Officer, $3 thousand (2016 - $3 thousand) for options granted to the Vice President, Operations, $1 thousand (2016 - $1 thousand) for options granted to the Vice-President, Research and Development, $8 thousand (2016 – $Nil) for options granted to Vice-President, Business and Corporate Development and $Nil (2016 - $2 thousand) for options granted to the Vice President, Corporate Development under the 2016 Stock Option Plan and $119 thousand (2016 - $35 thousand) for options granted to non-employee directors.

Also included in management salaries are director fees of $68 thousand (2016 - $44 thousand).

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

11.	Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is calculated based on the weighted average number of shares outstanding during the period. Common share equivalents from stock options and warrants are also included in the diluted per share calculations unless the effect of the inclusion would be antidilutive.

12.	Subsequent event

Subsequent to the quarter end, on April 5, 2017, the Company filed a preliminary short form prospectus with respect to an offering of a minimum of Cdn$7,000,000 and a maximum of Cdn$10,000,000 aggregate principal amount of 8% convertible unsecured subordinated debentures due June 30, 2020 at a price of Cdn$1,000 per Debenture. Concurrently with the filing of the Prospectus, the Corporation has filed a registration statement on Form S-1 with the United States Securities and Exchange Commission to register the Debentures and the shares of common stock underlying the Debentures.

The Debentures will bear interest at an annual rate of 8%, payable semi-annually on the last day of June and December of each year, commencing on June 30, 2017. The size of the Offering and the conversion price will be determined in the context of the market prior to filing of a (final) short form prospectus. Total issue costs related to this transaction will amount to approximately Cdn$350,000 and a commission of 6% of the gross proceeds will be paid.

IntelGenx Technologies Corp

Consolidated Financial Statements
December 31, 2016 and 2015

(Expressed in U.S. Funds)

IntelGenx Technologies Corp

Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

Contents

Report of Independent Registered Public Accounting Firm	F - 16

Consolidated Balance Sheets	F - 17

Consolidated Statements of Shareholders' Equity	F - 18 - 19

Consolidated Statements of Comprehensive Loss	F - 20

Consolidated Statements of Cash Flows	F - 21

Notes to Consolidated Financial Statements	F - 22 - 45

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
IntelGenx Technologies Corp.

We have audited the accompanying consolidated balance sheets of IntelGenx Technologies Corp. as at December 31, 2016 and 2015 and the related consolidated statements of comprehensive loss, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly in all material respects, the financial position of the Company as at December 31, 2016 and 2015 and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Richter LLP (Signed)1

Montréal, Québec
March 28, 2017

1CPA auditor, CA, public accountancy permit No. A112505

514.934.3400
mtlinfo@richter.ca

Richter LLP
1981 McGill College
Mtl (Qc) H3A 0G6
www.richter.ca	Montréal, Toronto

IntelGenx Technologies Corp.

Consolidated Balance Sheets
As at December 31, 2016 and 2015
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

	2016	2015

Assets

Current
Cash and cash equivalents	$612	$2,865
Short-term investments (note 5)	3,884	-
Accounts receivable	1,044	1,140
Prepaid expenses	566	70
Investment tax credits receivable	246	97

Total Current Assets	6,352	4,172

Leasehold Improvements and Equipment, net (note 6)	5,730	4,238

Security Deposits	708	506

Total Assets	$12,790	$8,916

Liabilities

Current
Accounts payable and accrued liabilities	897	1,595
Current portion of long-term debt (note 9)	704	184
Deferred revenue (note 8)	3,634	-

Total Current Liabilities	5,235	1,779

Deferred lease obligations	45	27

Long-term debt (note 9)	2,565	1,546

Total Liabilities	7,845	3,352

Commitments (note 10)

Subsequent event (note 17)

Shareholders' Equity

Capital Stock, common shares, $0.00001 par value; 100,000,000 shares authorized; 64,812,020 shares issued and outstanding (2015: 63,615,255 common shares) (note 11)	1	1

Additional Paid-in-Capital (note 12)	23,700	22,846

Accumulated Deficit	(17,737)	(16,557)

Accumulated Other Comprehensive Loss	(1,019)	(726)

Total Shareholders’ Equity	4,945	5,564

	$12,790	$8,916

See accompanying notes

Approved on Behalf of the Board:

/s/ Bernd J. Melchers	Director
/s/ Horst G. Zerbe	Director

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Year Ended December 31, 2015
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Number	Amount	Capital	Deficit	Loss	Equity

Balance - December 31, 2014	63,465,255	$1	$22,654	$(17,848)	$(234)	$4,573

Foreign currency translation adjustment	-	-	-	-	(492)	(492)

Options exercised (note 12)	150,000	-	62	-	-	62

Stock-based compensation (note 12)	-	-	130	-	-	130

Net income for the year	-	-	-	1,291	-	1,291

Balance – December 31, 2015	63,615,255	$1	$22,846	$(16,557)	$(726)	$5,564

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Year Ended December 31, 2016
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Number	Amount	Capital	Deficit	Loss	Equity

Balance - December 31, 2015	63,615,255	$1	$22,846	$(16,557)	$(726)	$5,564

Foreign currency translation adjustment	-	-	-	-	(293)	(293)

Warrants exercised (note 12)	1,056,765	-	596	-	-	596

Options exercised (note 12)	140,000	-	63	-	-	63

Stock-based compensation (note 12)	-	-	195	-	-	195

Net loss for the year	-	-	-	(1,180)	-	(1,180)

Balance – December 31, 2016	64,812,020	$1	$23,700	$(17,737)	$(1,019)	$4,945

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statements of Comprehensive Loss
For the Years Ended December 31, 2016 and 2015
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

	2016	2015
Revenues
Royalties	$1,041	$981
License and other revenue	4,179	4,114
Total Revenues	5,220	5,095

Expenses
Cost of royalty, license and other revenue	319	433
Research and development expense	1,766	1,033
Selling, general and administrative expense	3,605	2,072
Depreciation of tangible assets	511	125
Amortization of intangible assets	-	46
Total Expenses	6,201	3,709

Operating (Loss) Income	(981)	1,386

Interest Income	4	28

Financing and Interest expense	(203)	(123)
	(199)	(95)
(Loss) Income Before Income Taxes	(1,180)	1,291

Income taxes (note 13)	-	-

Net (Loss) Income	(1,180)	1,291

Other Comprehensive Income (Loss)

Foreign currency translation adjustment	(293)	(492)

Comprehensive (Loss) Income	$(1,473)	$799

Basic:
Weighted Average Number of Shares Outstanding	63,956,543	63,524,023

Basic (Loss) Earnings Per Common Share (note 16)	$(0.02)	$0.01

Diluted:
Weighted Average Number of Shares Outstanding	63,956,543	70,855,146

Diluted (Loss) Earnings Per Common Share (note 16)	$(0.02)	$0.01

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statements of Cash Flows
For the Year Ended December 31, 2016 and 2015
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

	2016	2015
Funds Provided (Used) - Operating Activities
Net (Loss) Income	$(1,180)	$1,291
Amortization and depreciation	511	171
Stock-based compensation	195	130
	(474)	1,592
Changes in assets and liabilities
Accounts receivable	96	(488)
Prepaid expenses	(496)	26
Investment tax credits receivable	(149)	11
Security deposits	(202)	(506)
Accounts payable and accrued liabilities	(698)	1,129
Deferred revenue	3,634	(1,245)
Deferred lease obligations	18	27
Net change in assets and liabilities	2,203	(1,046)
Net cash provided by operating activities	1,729	546

Financing Activities

Issuance of term loans	1,940	1,752
Repayment of term loans	(675)	(22)
Proceeds from exercise of warrants and stock options	659	62
Net cash provided by financing activities	1,924	1,792

Investing Activities

Additions to leasehold improvements and equipment	(2,326)	(3,380)
Acquisitions of short-term investments	(5,236)	-
Redemptions of short-term investments	1,652	-
Net cash used in investing activities	(5,910)	(3,380)
Decrease in Cash and Cash Equivalents	(2,257)	(1,042)
Effect of Foreign Exchange on Cash and Cash Equivalents	4	(492)
Cash and Cash Equivalents
Beginning of Year	2,865	4,399
End of Year	$612	$2,865

See accompanying notes

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

1.	Basis of Presentation

IntelGenx Technologies Corp. (“IntelGenx” or the “Company”) prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“USA”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies. On consolidation, all inter-entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

2.	Nature of Business

IntelGenx was incorporated in the State of Delaware as Big Flash Corp. on July 27, 1999. On April 28, 2006 Big Flash Corp. completed, through the Canadian holding corporation, the acquisition of IntelGenx Corp., a company incorporated in Canada on June 15, 2003.

IntelGenx is a pharmaceutical company focused on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. More recently, the Company has made the strategic decision to enter the oral film market and is in the process of implementing commercial oral film manufacturing capability. The Company’s product development efforts are based upon three proprietary delivery platforms, including an immediate release oral film “VersaFilm™”, a mucoadhesive tablet “AdVersa™”, and a multilayer controlled release tablet “VersaTab™”. The Company has an aggressive product development initiative that primarily focuses on addressing unmet market needs and focuses on utilization of the U.S. Food and Drug Administration’s (“FDA”) 505(b)(2) approval process to obtain more timely and efficient approval of new formulations of previously approved products.

The Company’s product pipeline currently consists of 14 products in various stages of development from inception through commercialization, including products for the treatment of major depressive disorder, opioid dependence, hypertension, erectile dysfunction, migraine, schizophrenia, idiopathic pulmonary fibrosis, and pain management. Of the products currently under development, 10 utilize the VersaFilm™ technology, 3 utilize the VersaTab™ technology, and one utilizes the AdVersa™ technology.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

3.	Adoption of New Accounting Standards

The FASB issued Update 2015-16, Business Combinations, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this Update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in this Update require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in this Update apply to all entities that have reported provisional amounts for items in a business combination for which the accounting is incomplete by the end of the reporting period in which the combination occurs and during the measurement period have an adjustment to provisional amounts recognized. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this Update with earlier application permitted for financial statements that have not yet been issued. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

The FASB issued amendments to ASU 2015-03, Interest – Imputation of Interest, which are intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The amendments are effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

The FASB issued amendments to ASU 2015-01, Income Statement – Extraordinary and Unusual Items, eliminating from U.S. GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement - Extraordinary and Unusual Items, required that an entity separately classify, present and disclose extraordinary events and transactions. This ASU will also align more closely U.S. GAAP income statement presentation guidance with IAS 1, Presentation of Financial Statements, which prohibits the presentation and disclosure of extraordinary items. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

3.	Adoption of New Accounting Standards (cont’d)

The FASB issued ASU No. 2014-12, Compensation – Stock Compensation, which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation – Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

The FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. For public business entities, the amendments in this ASU are effective for fiscal years ending December 31, 2016, including interim periods within fiscal years beginning after December 15, 2016. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

4.	Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue from research and development contracts as the contracted services are performed or when milestones are achieved, recorded as other revenue, in accordance with the terms of the specific agreements and when collection of the payment is reasonably assured. In addition, the performance criteria for the achievement of milestones are met if substantive effort was required to achieve the milestone and the amount of the milestone payment appears reasonably commensurate with the effort expended. Amounts received in advance of the recognition criteria being met, if any, are included in deferred income.

IntelGenx has license agreements that specify that certain royalties are earned by the Company on sales of licensed products in the licensed territories. Royalty revenue is recognized on an accrual basis in accordance with the relevant license agreement.

For the year ended December 31, 2016, the Company recognized royalty revenue earned under a licensing agreement totaling $1,041 thousand compared to $981 thousand in 2015.

For the year ended December 31, 2016, the Company recognized revenues as a result of sales milestones achieved under a licensing agreement totaling $358 thousand compared to $2,808 thousand in 2015.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (cont’d)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Significant estimates in these financial statements include the useful lives and impairment of long-lived assets, stock-based compensation costs, and the investment tax credits receivable. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Cash and Cash Equivalents

Cash and cash equivalents is comprised of cash on hand and term deposits with original maturity dates of less than three months that are stated at cost, which approximates fair value.

Accounts Receivable

The Company accounts for trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a quarterly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions. The Company writes off trade receivables when they are deemed uncollectible and records recoveries of trade receivables previously written-off when they receive them. Management has determined that no allowance for doubtful accounts is necessary in order to adequately cover exposure to loss in its December 31, 2016 accounts receivable (2015: $Nil).

Investment Tax Credits

Investment tax credits relating to qualifying expenditures are recognized in the accounts at the time at which the related expenditures are incurred and there is reasonable assurance of their realization. Management has made estimates and assumptions in determining the expenditures eligible for investment tax credits claimed. Investment tax credits received in the year ended December 31, 2016 totaled $Nil (2015: $108 thousand).

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

Leasehold Improvements and Equipment

Leasehold improvements and equipment are recorded at cost. Provisions for depreciation are based on their estimated useful lives using the methods as follows:

On the declining balance method -

Laboratory and office equipment	20%
Computer equipment	30%

On the straight-line method -

Leasehold improvements	over the lease term
Manufacturing equipment	5 – 10 years

Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. Expenditures for repair and maintenance are expensed as incurred.

Security Deposits

Security deposits represent a refundable deposit paid to the landlord in accordance with the lease agreement and deposits held as guarantees by the Company’s lenders in accordance with the lending facilities.

Impairment of Long-lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

Deferred Lease Obligations

Rent under operating leases is charged to expense on a straight-line basis over the lease term. Any difference between the rent expense and the rent payable is reflected as deferred lease obligations on the balance sheet.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

Deferred Lease Obligations (Cont’d)

Deferred lease obligations are amortized on a straight-line basis over the term of the related leases. Lease term includes free rent periods as well as the construction period prior to the commencement of the lease.

Foreign Currency Translation

The Company's reporting currency is the U.S. dollar. The Canadian dollar is the functional currency of the Company's Canadian operations, which is translated to the United States dollar using the current rate method. Under this method, accounts are translated as follows:

Assets and liabilities - at exchange rates in effect at the balance sheet date;

Revenue and expenses - at average exchange rates prevailing during the year;

Equity - at historical rates.

Gains and losses arising from foreign currency translation are included in other comprehensive income.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740 "Income Taxes". Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Unrecognized Tax Benefits

The Company accounts for unrecognized tax benefits in accordance with FASB ASC 740 “Income Taxes”. ASC 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon ultimate settlement with a taxing authority, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Additionally, ASC 740 requires the Company to accrue interest and related penalties, if applicable, on all tax positions for which reserves have been established consistent with jurisdictional tax laws. The Company elected to classify interest and penalties related to the unrecognized tax benefits in the income tax provision.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

Share-Based Payments

The Company accounts for share-based payments to employees in accordance with the provisions of FASB ASC 718 "Compensation—Stock Compensation" and accordingly recognizes in its financial statements share-based payments at their fair value. In addition, the Company will recognize in the financial statements an expense based on the grant date fair value of stock options granted to employees. The expense will be recognized on a straight-line basis over the vesting period and the offsetting credit will be recorded in additional paid-in capital. Upon exercise of options, the consideration paid together with the amount previously recorded as additional paid-in capital will be recognized as capital stock. The Company estimates its forfeiture rate in order to determine its compensation expense arising from stock-based awards. The Company uses the Black-Scholes option pricing model to determine the fair value of the options.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital. For common stock issuances to non-employees that are fully vested and are for future periods, the Company classifies these issuances as prepaid expenses and expenses the prepaid expenses over the service period. At no time has the Company issued common stock for a period that exceeds one year.

(Loss) Earnings Per Share

Basic (loss) earnings per share is calculated based on the weighted average number of shares outstanding during the year. Any antidilutive instruments are excluded from the calculation of diluted (loss) earnings per share.

Fair Value Measurements

ASC 820 applies to all assets and liabilities that are being measured and reported on a fair value basis. ASC 820 requires disclosure that establishes a framework for measuring fair value in US GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs that are not corroborated by market data.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to ASC 820. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3. Short-term investments are classified as Level 1.

Fair Value of Financial Instruments

The fair value represents management’s best estimates based on a range of methodologies and assumptions. The carrying value of receivables and payables arising in the ordinary course of business and the investment tax credits receivable approximate fair value because of the relatively short period of time between their origination and expected realization.

Recent Accounting Pronouncements

ASU 2016-18 – Statement of Cash Flows (Topic 230) Restricted Cash

In November 2016, the FASB issued ASU 2016-18 which requires that the statement of cash flows explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted or restricted cash equivalents. The statement is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period and should be applied on a retrospective basis. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2016-15 – Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments

In August 2016, the FASB issued ASU 2016-15 which clarifies how certain cash receipts and payments are to be presented in the Statement of cash flows. The statement is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2016-06 - Derivatives and Hedging (Topic 815) Contingent Put and Call Options in Debt Instruments

The amendments in this Update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments in this Update is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence.

For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years and should be applied on a retrospective basis.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

ASU 2016-09 - Compensation—Stock Compensation (Topic 718) Improvements to Employee Share-Based Payment Accounting

FASB issued this Update as part of its Simplification Initiative. The areas for simplification in this Update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.

For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2016-01 – Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, which will significantly change practice for all entities. The targeted amendments to existing guidance are expected to include:

1.

Equity investments that do not result in consolidation and are not accounted for under the equity method would be measured at fair value through net income, unless they qualify for the proposed practicability exception for investments that do not have readily determinable fair values.

2.	Changes in instrument-specific credit risk for financial liabilities that are measured under the fair value option would be recognized in other comprehensive income.

3.

Entities would make the assessment of the realizability of a deferred tax asset (DTA) related to an available- for-sale (AFS) debt security in combination with the entity’s other DTAs. The guidance would eliminate one method that is currently acceptable for assessing the realizability of DTAs related to AFS debt securities. That is, an entity would no longer be able to consider its intent and ability to hold debt securities with unrealized losses until recovery.

4.	Disclosure of the fair value of financial instruments measured at amortized cost would no longer be required for entities that not public business entities.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

ASU 2016-02: Leases (Topic 842) Section A

The FASB issued ASU 2016-02 to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.

These amendments are effective for a public business entity for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

Revenue from Contracts with Customers (Topic 606):

The FASB and IASB (the Boards) have issued converged standards on revenue recognition. ASU No. 2014-09 which affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

•	Step 1: Identify the contract(s) with a customer.
•	Step 2: Identify the performance obligations in the contract.
•	Step 3: Determine the transaction price.
•	Step 4: Allocate the transaction price to the performance obligations in the contract.
•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In the year ended December 31, 2016, the FASB issued three new amendments related to Topic 606:

1.

ASU 2016-08: Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) which was issued to add clarification to the implementation guidance on principle versus agent considerations. This amendment does not provide any changes to the previously issued ASU No. 2014-09 and is effective for the same reporting period which was deferred by one year in ASU 2015-14: Revenue From Contracts With Customers (Topic 606), Deferral of the Effective Date.

2.

ASU 2016-10: Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing which was issued to clarifying the following two aspects of topic 606; identifying performance obligations and the licensing implementation guidance. This amendment does not provide any changes to the previously issued ASU No. 2014-09 and is effective for the same reporting period which was deferred by one year in ASU 2015-14: Revenue From Contracts With Customers (Topic 606), Deferral of the Effective Date.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

3.

ASU 2016-11 Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting. With this amendment, the SEC Staff is rescinding the following SEC Staff Observer comments that are codified in Topic 605, Revenue Recognition, and Topic 932, Extractive Activities—Oil and Gas, effective upon adoption of Topic 606. This amendment is effective immediately.

Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

This ASU is to be applied retrospectively, with certain practical expedients allowed. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory

The amendments in this Update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). An entity should measure inventory within the scope of this Update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method.

The Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the Board does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this Update, there are no other substantive changes to the guidance on measurement of inventory.

The amendments in this Update do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this Statement is not expected to have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

ASU 2015-17 – Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”)

In November 2015, the FASB issued ASU 2015-17, which require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position.

The amendments apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments.

For public business entities, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

5.	Short-term investments

As at December 31, 2016, short-term investments consisting of mutual funds (CAD$3 million) and term deposits ($1,650 million) are with a Canadian financial institution having a high credit rating. The term deposits have a maturity date of August 17, 2017, bear interest at 0.40% and are cashable at any time.

6.	Leasehold improvements and Equipment

			2016	2015
		Accumulated	Net Carrying	Net Carrying
	Cost	Depreciation	Amount	Amount

Manufacturing equipment	$2,550	$121	$2,429	$1,050
Laboratory and office equipment	1,222	415	807	821
Computer equipment	66	43	23	17
Leasehold improvements	2,786	315	2,471	2,350

	$6,624	$894	$5,730	$4,238

From the balance of manufacturing equipment, an amount of $125 thousand represents assets which are not yet in service as at December 31, 2016.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

7.	Bank Indebtedness

The Company's credit facility is subject to review annually and consists of an operating demand line of credit of up to CAD$250 thousand and corporate credits cards of up to CAD$75 thousand. Borrowings under the operating demand line of credit bear interest at the Bank’s prime lending rate plus 2%. The credit facility and term loan (see note 9) are secured by a first ranking movable hypothec on all present and future movable property of the Company and a 50% guarantee by Export Development Canada, a Canadian Crown corporation export credit agency. The terms of the banking agreement require the Company to comply with certain debt service coverage and debt to net worth financial covenants on an annual basis at the end of the Company’s fiscal year. As at December 31, 2016, the Company was not in compliance with its financial covenants and has not drawn on its credit facility. The Company has obtained a waiver from the lender.

8.	Deferred Revenue

On August 5, 2016, the Company sold its U.S. royalty on future sales of Forfivo XL® to SWK Holdings Corporation for $6 million. Under the terms of the agreement, SWK paid IntelGenx $6 million at closing. In return for, (i) 100% of any and all royalties or similar royalty amounts received on or after April 1, 2016, (ii) 100% of the $2 million milestone payment upon Edgemont reaching annual net sales of $15 million, and (iii) 35% of all potential future milestone payments.

The deferred revenue represents the payment received for the royalty on future sales in the amount of $6 milliion less the Q2 royalties recognized in the second quarter in the amount of $352 thousand, less the amount recognized in other revenue during the six-month period ended December 31, 2016. The deferred revenue will be recognized as other revenue on a straight-line basis until December 31, 2017.

10% of the proceeds were paid to our former development partner, Cary Pharmaceuticals Inc. This amount is included in prepaid expenses less the portion expensed during the six-month period ended December 31, 2016. This expense will be recognized as cost of royalty, license and other revenue on a straight-line basis until December 31, 2017.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

9.	Long-term debt

The components of the Company’s debt are as follows:

	December 31, 2016	December 31, 2015
	$	$

Term loan facility	2,636	1,188
Secured loan	633	542
Total debt	3,269	1,730

Less: current portion	704	184

Total long-term debt	2,565	1,546

The Company’s term loan facility consists of a total of CAD$4 million bearing interest at the Bank’s prime lending rate plus 2.50% . The term loan is subject to the same security and financial covenants as the bank indebtedness (see note 7).

The secured loan has a principal balance authorized of CAD$1 million bearing interest at prime plus 7.3%, reimbursable in monthly principal payments of CAD$17 thousand from January 2017 to March 2021. The loan is secured by a second ranking on all present and future property of the Company. The terms of the banking agreement require the Company to comply with certain debt service coverage and debt to net worth financial covenants on an annual basis at the end of the Company’s fiscal year. As at December 31, 2016, the Company was not in compliance with its financial covenants. The Company has obtained a waiver from the lender.

Principal repayments due in each of the next five years are as follows:

2017	$704 (CAD 945)
2018	704 (CAD 945)
2019	704 (CAD 945)
2020	704 (CAD 945)
2021	453 (CAD 610)

10.	Commitments

On April 24, 2015 the Company entered into an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Québec. The Lease has a 10 year and 6-month term commencing September 1, 2015. IntelGenx has retained two options to extend the lease, with each option being for an additional five years. Under the terms of the lease IntelGenx is required to pay base rent of approximately CAD$110 thousand (approximately $82 thousand) per year, which will increase at a rate of CAD$0.25 ($0.19) per square foot every two years.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

10.	Commitments (Cont’d)

The aggregate minimum rentals, exclusive of other occupancy charges, for property leases expiring in 2026, are approximately $824 thousand, as follows:

2017	$ 83
2018	85
2019	87
2020	89
2021	90
Thereafter	390

11.	Capital Stock

	2016	2015

Authorized -

100,000,000 common shares of $0.00001 par value
20,000,000 preferred shares of $0.00001 par value

Issued -

64,812,020 (December 31, 2015: 63,615,255) common shares	$1	$1

Stock options

During the year ended December 31, 2016 a total of 140,000 stock options were exercised for 140,000 common shares having a par value of $0 thousand in aggregate, for cash consideration of $63 thousand, resulting in an increase in additional paid-in capital of $63 thousand.

During the year ended December 31, 2015 a total of 150,000 stock options were exercised for 150,000 common shares having a par value of $0 thousand in aggregate, for cash consideration of $62 thousand, resulting in an increase in additional paid-in capital of $62 thousand.

Stock-based compensation of $195 thousand and $130 thousand was recorded during the year ended December 31, 2016 and 2015 respectively. An amount of $193 thousand expensed in 2016 relates to stock options granted to employees and directors and an amount of $2 thousand relates to stock options granted to a consultant. The entire amounts expensed in 2015 relate to stock options granted to employees and directors. As at December 31, 2016 the Company has $320 thousand (2015 - $158 thousand) of unrecognized stock-based compensation, of which $11 thousand (2015 – $nil) relates to options granted to a consultant.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

11.	Capital Stock (Cont’d)

Warrants

In the year ended December 31, 2016 a total of 1,056,765 warrants were exercised for 1,056,765 common shares having a par value of $Nil in aggregate, for cash consideration of approximately $596 thousand, resulting in an increase in additional paid-in capital of approximately $596 thousand. No warrants were exercised during the year ended December 31, 2015.

12.	Additional Paid-In Capital

Stock Options

On May 9, 2016, the Board of Directors of the Company adopted the 2016 Stock Option Plan which amended and restated the 2006 Stock Option. As a result of the adoption of the 2016 Stock Option Plan, no additional options will be granted under the 2006 Stock Option Plan and all previously granted options will be governed by the 2016 Stock Option Plan. The 2016 Stock Option Plan permits the granting of options to officers, employees, directors and eligible consultants of the Company. A total of 6,361,525 shares of common stock were reserved for issuance under this plan, which includes stock options granted under the previous 2006 Stock Option Plan. Options may be granted under the 2016 Stock Option Plan on terms and at prices as determined by the Board except that the options cannot be granted at less than the market closing price of the common stock on the TSX- V. on the date prior to the grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option may be exercised after the expiration of 10 years from the date of grant. The 2016 Stock Option Plan provides the Board with more flexibility when setting the vesting schedule for options which was otherwise fixed in the 2006 Stock Option Plan.

On April 2, 2015 the Company granted 200,000 options to purchase common stock to four non-employee directors. The stock options are exercisable at $0.62, and vested immediately. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $45 thousand, using the following assumptions:

Expected volatility	66%
Expected life	2.5 years
Risk-free interest rate	0.87%
Dividend yield	Nil

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

12.	Additional Paid-In Capital (Cont’d)

On April 2, 2015 the Company granted 100,000 options to purchase common stock to an officer. The stock options are exercisable at $0.62 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $24 thousand, using the following assumptions:

Expected volatility	62%
Expected life	3.13 years
Risk-free interest rate	0.87%
Dividend yield	Nil

On July 20, 2015 the Company granted 600,000 options to purchase common stock to an employee. The stock options are exercisable at $0.58 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $120 thousand, using the following assumptions:

Expected volatility	63%
Expected life	3.13 years
Risk-free interest rate	1.09%
Dividend yield	Nil

On August 13, 2015 the Company granted 75,000 options to purchase common stock to a non-employee director. The stock options are exercisable at $0.58 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $15 thousand, using the following assumptions:

Expected volatility	62%
Expected life	3.13 years
Risk-free interest rate	1.06%
Dividend yield	Nil

On December 14, 2015 the Company granted 150,000 options to purchase common stock to an employee. The stock options are exercisable at $0.48 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $25 thousand, using the following assumptions:

Expected volatility	63%
Expected life	3.13 years
Risk-free interest rate	1.25%
Dividend yield	Nil

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

12.	Additional Paid-In Capital (Cont’d)

On January 19, 2016 the Company granted 225,000 options to purchase common stock to two officers. The stock options are exercisable at $0.41 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $32 thousand, using the following assumptions:

Expected volatility	63%
Expected life	3.13 years
Risk-free interest rate	1.11%
Dividend yield	Nil

On January 19, 2016 the Company granted 250,000 options to purchase common stock to five non-employee directors. The stock options are exercisable at $0.41 per share and vested immediately. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $33 thousand, using the following assumptions:

Expected volatility	66%
Expected life	2.5 years
Risk-free interest rate	1.11%
Dividend yield	Nil

On September 15, 2016 the Company granted 200,000 options to purchase common stock to an officer, 325,000 options to purchase common stock to 7 employees and 75,000 options to purchase common stock to a non-employee director. The stock options are exercisable at $0.73 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $202 thousand, using the following assumptions:

Expected volatility	65%
Expected life	5.63 years
Risk-free interest rate	1.30%
Dividend yield	Nil

On September 15, 2016 the Company granted 50,000 options to purchase common stock to a consultant. The stock options are exercisable at $0.73 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $16 thousand, using the following assumptions:

Expected volatility	64%
Expected life	3.13 years
Risk-free interest rate	0.87%
Dividend yield	Nil

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

12.	Additional Paid-In Capital (Cont’d)

On December 27, 2016 the Company granted 225,000 options to purchase common stock to 6 employees. The stock options are exercisable at $0.76 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $79 thousand, using the following assumptions:

Expected volatility	63%
Expected life	5.63 years
Risk-free interest rate	2.20%
Dividend yield	Nil

Information with respect to employees and directors stock option activity for 2015 and 2016 is as follows:

		Weighted average
	Number of options	exercise price
		$

Outstanding – January 1, 2015	1,130,000	0.54

Granted	1,125,000	0.58
Forfeited	(410,000)	(0.59)
Expired	(25,000)	(0.45)
Exercised	(150,000)	(0.41)

Outstanding – December 31, 2015	1,670,000	0.56

Granted	1,300,000	0.62
Forfeited	(50,000)	(0.53)
Expired	(120,000)	(0.53)
Exercised	(140,000)	(0.45)

Outstanding – December 31, 2016	2,660,000	0.60

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

12.	Additional Paid-In Capital (Cont’d)

Information with respect to consultant’s stock option activity for 2015 and 2016 is as follows:

		Weighted average
	Number of options	exercise price
		$
Outstanding – January 1, 2015	100,000	0.59
Expired	(100,000)	0.59
Outstanding – December 31, 2015	-	-
Granted	50,000	0.73
Outstanding – December 31, 2016	50,000	0.73

Details of stock options outstanding as at December 31, 2016 are as follows:

	Outstanding options				Exercisable options

			Weighted			Weighted
		Weighted average	average	Aggregate		average	Aggregate
Exercise	Number of	remaining	exercise	intrinsic	Number of	exercise	intrinsic
prices	options	contractual life	price	value	options	price	value
$		(years)	$	$		$	$

0.41	375,000	0.57	0.06		281,250	0.09
0.48	150,000	0.22	0.03		75,000	0.03
0.51	20,000	0.00	0.00		20,000	0.01
0.52	25,000	0.00	0.00		25,000	0.01
0.52	100,000	0.07	0.02		100,000	0.04
0.53	125,000	0.14	0.02		125,000	0.05
0.58	35,000	0.02	0.01		35,000	0.02
0.58	600,000	0.79	0.13		300,000	0.13
0.58	75,000	0.10	0.02		37,500	0.02
0.60	30,000	0.01	0.01		30,000	0.01
0.62	300,000	0.36	0.07		275,000	0.13
0.73	600,000	2.16	0.16		-	-
0.73	50,000	0.09	0.01		-	-
0.76	225,000	0.83	0.06		-	-
	2,710,000	5.36	0.60	485,000	1,303,750	0.53	320,000

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

12.	Additional Paid-In Capital (Cont’d)

Stock-based compensation expense recognized in 2016 with regards to the stock options was $195 thousand (2015: $130 thousand). As at December 31, 2016 the Company has $320 thousand (2015 - $158 thousand) of unrecognized stock-based compensation, of which $11 thousand (2015 – $nil) relates to options granted to a consultant. The amount of $195 thousand will be recognized as an expense over a period of two years. A change in control of the Company due to acquisition would cause the vesting of the stock options granted to employees and directors to accelerate and would result in $195 thousand being charged to stock based compensation expense.

Warrants

In the year ended December 31, 2016 a total of 1,056,765 warrants were exercised for 1,056,765 common shares having a par value of $Nil in aggregate, for cash consideration of approximately $596 thousand, resulting in an increase in additional paid-in capital of approximately $596 thousand. No warrants were exercised during the year ended December 31, 2015.

Information with respect to warrant activity for 2015 and 2016 is as follows:

	Number of	Weighted average
	warrants	exercise price
	(All Exercisable)	$
Outstanding – January 1, 2015 and 2016	7,231,123	0.5646

Exercised	(1,056,765)	(0.5646)

Outstanding - December 31, 2016	6,174,358	0.5646

13.	Income Taxes

Income taxes reported differ from the amount computed by applying the statutory rates to net income (losses). The reasons are as follows:

	2016	2015
Statutory income taxes	$(305)	$387
Net operating losses for which no tax benefits have been recorded	201	-
Net operating losses used for which no tax benefit had been recorded	-	(484)
Deficiency of depreciation over capital cost allowance	(206)	(98)
Non-deductible expenses	105	44
Undeducted research and development expenses	245	178
Investment tax credit	(40)	(27)

	$-	$-

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

13.	Income Taxes (Cont’d)

The major components of the deferred tax assets classified by the source of temporary differences are as follows:

	2016	2015
Leasehold improvements and equipment	$201	$117
Net operating losses carryforward	2,062	1,770
Undeducted research and development expenses	1,501	1,274
Non-refundable tax credits carryforward	1,190	1,022

	4,954	4,183

Valuation allowance	(4,954)	(4,183)
	$-	$-

As at December 31, 2016, management determined that enough uncertainty existed relative to the realization of deferred income tax asset balances to warrant the application of a full valuation allowance. Although management believes that certain of the net operating losses will be applied against earnings in 2017, management continues to believe that enough uncertainty exists relative to the realization of the remaining deferred income tax asset balances such that no recognition of deferred income tax assets is warranted.

There were Canadian and provincial net operating losses of approximately $7,585 thousand (2015: $6,462 thousand) and $7,763 thousand (2015: $6,725 thousand) respectively, that may be applied against earnings of future years. Utilization of the net operating losses is subject to significant limitations imposed by the change in control provisions. Canadian and provincial losses will be expiring between 2027 and 2036. A portion of the net operating losses may expire before they can be utilized.

As at December 31, 2016, the Company had non-refundable tax credits of $1,190 thousand (2015: $1,022 thousand) of which $8 thousand is expiring in 2026, $10 thousand is expiring in 2027, $168 thousand is expiring in 2028, $147 thousand is expiring in 2029, $126 thousand is expiring in 2030, $133 thousand is expiring in 2031, $167 thousand is expiring in 2032 and $111 thousand is expiring in 2033, $84 thousand expiring in 2034 and $99 thousand is expiring in 2035 and $137 thousand expiring in 2036 and undeducted research and development expenses of $5,438 thousand (2015: $4,563 thousand) with no expiration date.

The deferred tax benefit of these items was not recognized in the accounts as it has been fully provided for.

Unrecognized Tax Benefits

The Company does not have any unrecognized tax benefits.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

13.	Income Taxes (Cont’d)

Tax Years and Examination

The Company files tax returns in each jurisdiction in which it is registered to do business. For each jurisdiction a statute of limitations period exists. After a statute of limitations period expires, the respective tax authorities may no longer assess additional income tax for the expired period. Similarly, the Company is no longer eligible to file claims for refund for any tax that it may have overpaid. The following table summarizes the Company’s major tax jurisdictions and the tax years that remain subject to examination by these jurisdictions as of December 31, 2016:

Tax Jurisdictions	Tax Years
Federal - Canada	2013 and onward
Provincial - Quebec	2013 and onward
Federal - USA	2013 onward

14.	Statement of Cash Flows Information

In US$ thousands	2016	2015

Additional Cash Flow Information:

Interest paid	$176	$23

15.	Related party transactions

Included in management salaries are $2 thousand (2015 - $3 thousand) for options granted to the Chief Executive Officer, $60 thousand (2015 - $39 thousand) for options granted to the Chief Financial Officer, $12 thousand (2015-$9 thousand) for options granted to the Vice President, Operations, $5 thousand (2015 - $nil) for options granted to the Vice-President, Research and Development, $21 thousand (2015 - $nil) for options granted to the former Vice President, Corporate Development, and $8 thousand for options granted to Vice- President, Business and Corporate Development (2015 – $nil) under the 2006 or 2016 Stock Option Plans and $52 thousand (2015 - $70 thousand) for options granted to non-employee directors.

Included in general and administrative expenses are director fees of $184 thousand (2015: $179 thousand). During the year a non-employee director rendered consulting services amounting to $14 thousand (2015 - $nil).

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed upon by the related parties.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Expressed in U.S. Funds)

16.	Basic and Diluted Earnings (Loss) Per Common Share

Basic and diluted (loss) earnings per common share is calculated based on the weighted average number of shares outstanding during the year. Common equivalent shares from stock options and warrants are also included in the diluted per share calculations unless the effect of the inclusion would be antidilutive.

17.	Subsequent event

Subsequent to the end of the year, on March 6, 2017 IntelGenx executed an agreement to lease approximately an additional 11,000 square feet in a property located at 6410 Abrams, St-Laurent, Quebec (the “Lease”). The lease has an 8 year and 5-month term commencing on October 1, 2017 and IntelGenx has retained two options to extend the Lease, with each option being for an additional five years. Under the terms of the Lease IntelGenx will be required to pay base rent of approximately CAD$74 thousand (approximately $55 thousand) per year, which will increase at a rate of CAD$0.25 ($0.19) per square foot every two years. IntelGenx plans to use the newly leased space to expand its manufacture of oral film VersaFilm TM.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee. We have agreed to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities offered by the selling security holders.

SEC registration fee	$1,080
FINRA filing fee	$-
Legal fees and expenses	$350,000
Accountants' fees and expenses	$5,000
Printing expenses	$5,000
Blue sky fees and expenses	$-
Miscellaneous expenses	$5,000
Total:	$466,080

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. Such indemnification is intended to supplement our officers’ and directors’ liability insurance.

Our certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. A director shall be liable to the extent provided by applicable law, however, (a) for breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through provisions in our bylaws, agreements with such agents or other persons, voting of security holders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to us, our security holders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provisions in our certificate of incorporation or bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of our company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of our company, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

We have not issued any unregistered securities during the past three years.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement.

EXHIBIT INDEX

Exhibit	Description
No.
1.1*	Form of Agency Agreement
2.1	Share exchange agreement dated April 10, 2006 (incorporated by reference to the Form 8-K/A filed on May 5, 2006)
3.1

Certificate of Incorporation (incorporated by reference to the Form SB-2 (File No. 333-90149) filed on November 16, 1999) Amendment to the Certificate of Incorporation (incorporated by reference to amendment No. 2 to Form SB-2 (File No. 333-

3.2	135591) filed on August 28, 2006)
3.3	Amendment to the Certificate of Incorporation (incorporated by reference to the Form DEF 14C filed on April 20, 2007)
3.4	By-Laws (incorporated by reference to the Form SB-2 (File No. 333-91049) filed on November 16, 1999
3.5	Amended and Restated By-Laws (incorporated by reference to the Form 8-K filed on March 31, 2011)
3.6	Amended and Restated By-Laws (incorporated by reference to the Form 8-K filed on March 21, 2012)
3.7	Certificate of Amendment to the Corporation’s Certificate of Incorporation dated May 11, 2017 (incorporated by reference to the Form S-1/A Registration Statement filed May 12, 2017)
4.1*	Form of Indenture
5.1*	Opinion of Dorsey & Whitney LLP
5.2*	Opinion of McCarthy Tetrault LLP
9.1	Voting Trust agreement (incorporated by reference to the Form 8-K/A filed on May 5, 2006)
9.2	Amended and Restated Unanimous Shareholder’s Agreement, May 26, 2011 Horst Zerbe employment agreement dated October 1, 2014 (incorporated by reference to the Form 10-Q filed on November 12,
10.1 +	2014)
10.2	Registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.3	Principal's registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.4 +	2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 21, 2006)
10.5 +	Amended and Restated 2006 Stock Option Plan, May 29, 2008 (incorporated by reference to the Form 10-K filed on March 25, 2009)

10.6	Co-Development and Commercialization Agreement with RedHill Biopharma Ltd. (incorporated by reference to the Form 10-Q filed on November 9, 2010)
10.7 +	Amended and Restated 2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 15, 2010)
10.8	Project Transfer Agreement (incorporated by reference to the Form 10-Q filed on May 14, 2010)
10.9	Co-development and Licensing Agreement (incorporated by reference to the Form 10-Q filed on May 14, 2010)
10.10	License and Asset Transfer Agreement with Edgemont Pharmaceuticals (incorporated by reference to the Form 10Q filed on May 15, 2012)
10.11+	Amended and Restated 2006 Stock Option Plan, (incorporated by reference to the Form 8-K filed on May 9, 2013)
10.12	Engagement Letter Wainwright dated October 10, 2013, amended December 3, 2013 (incorporated by reference to the Form S-1/A Registration Statement filed December 16, 2013)
10.13	Amended Form of Securities Purchase Agreement (incorporated by reference to the Form S-1/A Registration Statement filed on December 16, 2013)
10.14	Form of Warrant (incorporated by reference to the Form S-1 Registration Statement filed on October 25, 2013)
10.15	Form of Placement Agent Warrant (incorporated by reference to the Form S-1/A Registration Statement filed on December 16, 2013)
10.16 ++	Development Services and Commercialization Agreement with PAR Pharmaceuticals, dated December 19, 2011 (incorporated by reference to the Form 10-K filed on March 11, 2014)
10.17 ++	Development Services and Commercialization Agreement with PAR Pharmaceuticals, dated January 8, 2014 (incorporated by reference to the Form 10-K filed on March 11, 2014)
10.18+	Employment Agreement John Durham, January 2015 (incorporated by reference to the Form 10-K filed on March 31, 2015)
10.19+	Employment Agreement Andre Godin, July 2015 (incorporated by reference to the Form 8-K filed on July 20, 2015)
10.20+	Employment Agreement Nadine Paiement, January 2016 (incorporated by reference to the Form 10-K filed on March 30, 2016)
10.21+	Employment Agreement Dana Matzen, March 2016(incorporated by reference to the Form 10-K filed on March 30, 2016)
10.22+	2016 Stock Option Plan May, 11 2016 (incorporated by reference to the Form S-8 Registration Statement filed on August 3, 2016
10.23	Amended Principal’s Registration Rights Agreement, November 8, 2016 (incorporated by reference to Form 10-Q filed on November 10, 2016
21.1	Subsidiaries of the small business issuer (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
23.1*	Consent of Richter LLP
23.2*	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)
23.3*	Consent of McCarthy Tetrault LLP (contained in Exhibit 5.2)

* Filed herewith
+ Indicates management contract or employee compensation plan
++ Portions of this exhibit have been omitted based on an application for confidential treatment from the SEC. The omitted portions of these exhibits have been submitted separately with the SEC

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)      If the Corporation is relying on Rule 430B:

(i)      Each prospectus filed by the Corporation pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)      If the Corporation is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)      Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ville St-Laurent, Province of Quebec, on June 29, 2017.

INTELGENX TECHNOLOGIES CORP.

By:	/s/ Horst G. Zerbe
Horst G. Zerbe
Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ Andre Godin
Andre Godin
Chief Financial Officer (Principal Financial and
Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Horst Zerbe his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Horst G. Zerbe	Chief Executive Officer, President and Director	June 29, 2017
Horst G. Zerbe

/s/ Andre Godin	Executive Vice President and Chief Financial Officer	June 29, 2017
Andre Godin

/s/ *	Director	June 29, 2017
J. Bernard Boudreau

/s/ *	Director	June 29, 2017
John Marinucci

/s/ *	Director	June 29, 2017
Bernd J. Melchers

/s/ *	Director	June 29, 2017
Clemens Mayr

/s/ *	Director	June 29, 2017
Mark Nawacki

/s/ *	Director	June 29, 2017
Ian Troup

* By: /s/ Horst G. Zerbe
Horst G. Zerbe, Attorney-in-fact